Form 10-K, Exhibit 13
period 1999-06-30
RICHMOND COUNTY FINANCIAL CORP
filed 1999-09-28
CIK 1046685

Richmond County Financial Corp. and Subsidiary
Selected Consolidated Financial and Other Data of the Company
(In thousands)

  Set forth below are selected consolidated financial and other data of the Company. This financial data is derived in part from, and should be read in conjunction with, the Company's Consolidated Financial Statements and Related Notes.

                                                                                                   At June 30,
----------------------------------------------------------------------------------------------------------------------------------
                                                                            1999          1998        1997       1996       1995
                                                                        ----------------------------------------------------------
Selected Consolidated Financial Condition Data:
Total assets.............................................                $2,760,095    $1,595,844   $993,370   $914,483   $851,751
Federal funds sold.......................................                    28,105        26,000      6,000     20,000     18,000
Debt and equity securities, net(1):
    Available for sale...................................                   297,611       238,890     19,706     21,659        607
    Held to maturity.....................................                        --            --    205,201    307,700    287,879
Mortgage-backed and mortgage-related
  securities, net(1):
    Available for sale...................................                   866,844       604,304     27,398      1,394      1,683
    Held to maturity.....................................                        --            --    185,122     80,284     92,404
Loans receivable, net(2).................................                 1,313,527       644,469    496,258    419,270    392,409
Goodwill.................................................                    43,382            --         --         --         --
Deposits.................................................                 1,619,470       950,808    885,818    819,216    766,231
Borrowings...............................................                   757,832       306,000         --         --         --
Stockholders' equity.....................................                   370,211       328,595    100,865     89,901     81,166

Selected Operating Data:
Interest income..........................................                $  132,574    $   86,754   $ 65,781   $ 59,063   $ 54,321
Interest expense.........................................                    62,231        37,512     27,707     26,254     22,456
                                                                        ----------------------------------------------------------
  Net interest income
    before provision for possible loan losses............                    70,343        49,242     38,074     32,809     31,865
Provision for possible loan losses.......................                     2,550         2,200      1,080      1,600        600
                                                                        ----------------------------------------------------------
  Net interest income after provision
    for possible loan losses.............................                    67,793        47,042     36,994     31,209     31,265
                                                                        ----------------------------------------------------------
Non-interest income......................................                    11,389         3,601      2,861      2,827      2,659
Non-interest expense(3)..................................                    36,360        44,046     19,667     18,503     18,139
                                                                        ----------------------------------------------------------
Income before income taxes and cumulative
  effect of changes in accounting principles.............                    42,822         6,597     20,188     15,533     15,785
Provision for income taxes...............................                    16,178         2,071      9,463      6,803      6,919
                                                                        ----------------------------------------------------------
Income before cumulative effect of changes
  in accounting principles...............................                    26,644         4,526     10,725      8,730      8,866
Cumulative effect of changes
  in accounting principles(4)............................                        --            --         --         --     (1,316)
                                                                        ----------------------------------------------------------
Net income...............................................                $   26,644    $    4,526   $ 10,725   $  8,730   $  7,550
                                                                        ==========================================================
Basic and diluted gain (loss) per share
  since Conversion(5)....................................                $     1.07    $    (0.16)       N/A        N/A        N/A
                                                                        ==========================================================

(footnotes on next page)

Richmond County Financial Corp. and Subsidiary
Selected Consolidated Financial and Other Data of the Company (continued)
(Dollars in thousands)
                                                                                             At or For the Year Ended
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      June 30,
                                                                        ----------------------------------------------------------

                                                                               1999          1998       1997       1996       1995
                                                                        ----------------------------------------------------------
Selected Consolidated Financial Ratios and Other Data(6):
Performance Ratios(7):
  Return on average assets...............................                      1.36%         1.26%      1.13%      0.99%      0.91%
  Return on average stockholders' equity.................                      8.30          8.36      11.25      10.25       9.80
  Average stockholders' equity to average assets.........                     16.35         15.05      10.07       9.70       9.29
  Stockholders' equity to total assets at end of period..                     13.41         20.59      10.15       9.83       9.53
  Net interest rate spread(8)............................                      2.88          3.29       3.64       3.48       3.66
  Net interest margin(9).................................                      3.73          4.10       4.22       3.96       4.06
  Average interest-earning assets
    to average interest-bearing liabilities..............                    125.73        126.04     118.94     114.99     113.96
  Total non-interest expense to average assets(10).......                      1.79          1.93       1.99       2.07       2.15
  Net interest income to operating expenses..............                    193.46        201.09     193.59     177.32     175.67
  Efficiency ratio(11)...................................                     43.09         45.75      46.08      51.04      51.63
Asset Quality Ratios:
  Non-performing loans as a percent of loans, net........                      0.45%         0.85%      0.78%      0.91%      0.76%
  Non-performing assets as a percent of total assets.....                      0.25          0.37       0.46       0.48       0.39
  Allowance for loan losses
    as a percent of loans receivable, net................                      1.05          1.12       1.10       1.14       0.83
  Allowance for loan losses as a percent of
    total non-performing loans...........................                    237.07        131.50     141.09     125.55     109.35
Regulatory Capital Ratios and Other Data:
  Leverage capital.......................................                     10.96%        12.81%      9.54%      9.65%      9.25%
  Total risk-based capital...............................                     19.84         24.81      18.91      19.20      18.33
  Tier I capital.........................................                     18.90         23.87      17.98      18.33      17.92
    Number of full service customer facilities...........                        24            13         13         13         13

(1) The Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities," as of July 1, 1994, and reclassified securities having a market value of $26 million from its held to maturity portfolio to its available for sale portfolio in November 1995, pursuant to a Financial Accounting Standards Board ("FASB") interpretation of SFAS No. 115. In February 1998, the Company transferred its entire securities held to maturity portfolio to its securities available for sale portfolio as part of a balance sheet restructuring initiative implemented at that time, primarily in connection with a reassessment by the Company of its asset/liability management strategy.

(2) Loans receivable, net, consist of gross loans receivable, plus unamortized premiums, less unamortized discounts, plus deferred loan costs, less deferred loan fees and the allowance for loan losses. The allowance for loan losses at June 30, 1999, 1998, 1997, 1996, and 1995 was $13.9 million, $7.3 million, $5.5 million, $4.8 million and $3.3 million, respectively.

(3) Includes the one-time non-recurring charge of $19.6 million ($11.2 million, net of tax) for funding of the Foundation at time of Conversion.

(4) Cumulative effect of changes in accounting principles reflects a charge, net of tax, of $1.3 million for fiscal 1995, resulting from the adoption of SFAS No. 106 ("SFAS No. 106"), "Employer's Accounting For Post-Retirement Benefits Other than Pensions."

(5) Proforma earnings per share for fiscal 1998, calculated as if the Bank had converted to stock form as of July 1, 1997, was $0.19.

(6) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios and fiscal 1999 and 1998, which is based on daily average balances, all ratios are based upon average balances during the indicated period. Averages for the periods ended fiscal 1997, 1996, and 1995, utilize average month-end balances.

(7) All performance ratios for the year ended June 30, 1998, exclude the one-time non-recurring charge of $19.6 million ($11.2 million net of tax) for the funding of RCS Foundation at time of conversion.

(8) The net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(9) The net interest margin represents net interest income as a percent of average interest-earning assets.

(10) Total non-interest expense excludes the effect of amortization of goodwill. The 1997 ratio excludes the one-time special assessment of $493,000 to recapitalize the Savings Association Insurance Fund (the "SAIF"). Including the effects of the amortization of goodwill and funding of the RCS Foundation, total non-interest expense to average assets for the year ended June 30, 1998 would be 3.52%.

(11) The efficiency ratio represents the ratio of non-interest expense, excluding the effect of amortization of goodwill and the SAIF special assessment, divided by the sum of net interest income and non-interest income. Including the effects of the amortization of goodwill and the contribution to the RCS Foundation, the efficiency ratio for the year ended June 30, 1998 would be 83.35%.

Richmond County Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations


General

          Richmond County Financial Corp. (the "Company") was incorporated in September 1997, and is the holding company for Richmond County Savings Bank and its subsidiaries (the "Bank"). On July 31, 1997, the Board of Trustees of the Bank unanimously adopted a Plan of Conversion, whereby the Bank would convert from a New York State chartered mutual bank to a New York State chartered stock institution with the concurrent formation of the Company (the "Conversion").

          The Conversion was completed on February 18, 1998, with the issuance by the Company of 24,466,250 shares of common stock, at a price of $10.00 per share, in an initial public offering. The Company received gross proceeds from the Conversion of $244.7 million, before the reduction from gross proceeds of $9.8 million for estimated conversion related expenses. The Company used $117.4 million, or 50% of the net proceeds, to purchase all of the outstanding stock of the Bank.

          Concurrent with the completion of the Conversion, an additional 1,957,300 shares of authorized but unissued shares of common stock were contributed by the Company to the Richmond County Savings Foundation (the "Foundation"), a private foundation dedicated to charitable purposes within the communities the Bank serves. The Company recorded a one-time charge of $19.6 million, the full amount of the contribution made to the Foundation, and a corresponding deferred tax benefit of $8.4 million, in the third quarter ended March 31,1998. The contribution to the Foundation is expected to be fully tax deductible, subject to an annual limitation based upon the Company's annual taxable income.

          Additionally, in connection with the Conversion, the Bank implemented the Employee Stock Ownership Plan ("ESOP"), a tax-qualified plan designed to invest primarily in the Company's common stock. Subsequent to the Conversion, the ESOP purchased, through a $34.6 million loan from the Company, 8%, or 2,113,884 shares of common stock in the open market.

          The Company's results of operations depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, which principally consist of loans, mortgage-backed and mortgage-related securities and investment securities, and interest expense on interest-bearing liabilities, which principally consist of deposits and borrowings. Net interest income is determined by an institution's interest rate spread (i.e., the difference between yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amount of interest-earning assets to interest-bearing liabilities. Results of operations are also affected by the Company's provision for possible loan losses, the level of its non-interest income, including service fees and related income. The Company's non-interest expense principally consists of compensation and benefits, occupancy and equipment expense, advertising expense, federal deposit insurance premiums and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, governmental policies and actions by regulatory authorities.

          The Company had no operations prior to February 18, 1998, and, accordingly, the results of operations prior to that date reflect only those of the Bank.

--------------------------------------------------------------------------------
Acquisitions

     Bayonne Bancshares, Inc.

          At the close of business on March 22, 1999, the Company completed its acquisition of Bayonne Bancshares, Inc. ("Bayonne"), the holding company of First Savings Bank of New Jersey, SLA, a New Jersey State chartered savings and loan association with four full service banking offices located in Bayonne, New Jersey in a transaction which was accounted for as a purchase. The cost of the acquisition was approximately $118.5 million for which the Company issued 1.05 shares of its common stock for each outstanding share of Bayonne common stock for a total of 8,668,615 common shares 3,938,731 shares were issued from its treasury shares. Options to purchase 683,577 shares of Bayonne common stock were also converted into options to purchase 717,755 shares of the Company's common stock. The excess of cost over the fair value of net assets acquired ("goodwill") in the transaction was $28.8 million, which is being amortized on a straight line basis over 15 years.

     Ironbound Bankcorp, NJ

          At the close of business on March 5, 1999, the Company completed its acquisition of Ironbound Bankcorp, NJ ("Ironbound"), the holding company of Ironbound Bank, a New Jersey chartered commercial bank with three full service commercial banking offices located in the New Jersey counties of Union and Essex, in a transaction which was accounted for as a purchase. The cost of the acquisition was approximately $27.7 million. The Company issued 1.463 shares of its common stock for each outstanding share of Ironbound common stock for a total of 1,458,842 common shares. The goodwill attributable to the transaction was $15.3 million, which is being amortized on a straight line basis over 15 years.

Richmond County Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

--------------------------------------------------------------------------------
Management Strategy

          The Bank's operating strategy emphasizes customer service and convenience, and the Bank attributes the loyalty of its customer base to its commitment to maintaining customer satisfaction, as well as its proactive involvement in the communities that it serves. The Bank attempts to set itself apart from its larger competitors by providing the type of personalized service not generally available from larger banks, while offering a greater variety of products and services than is typically available from smaller, local depository institutions.

          The Bank's historical operating strategy has concentrated on maintaining profitability and asset quality by primarily investing in one- to four-family mortgage loans and in U.S. Government and agency debt securities, as well as debt and equity securities of corporate issuers. In the past few years, the Bank has pursued a strategy, in conjunction with its traditional thrift lending and securities investment strategy, of focusing on small and medium-sized retail businesses as both lending and deposit customers by emphasizing the origination of commercial real estate, construction and commercial loans, as well as increasing the marketing of its business checking accounts and other business-related services. In this regard, the Bank hired additional lending personnel who have commercial real estate and commercial lending experience in the Bank's primary market area. The Bank has placed increased emphasis on the origination of multifamily loans and in April 1998, the Bank established a multifamily lending department, staffed by personnel experienced in the multifamily lending business. In addition, the Bank is increasing the merchant services it provides, such as merchant credit card processing, letters of credit, sweep accounts and increased night depository services. The Bank intends to continue this strategy, maintaining its traditional focus of investing in residential mortgage loans and soliciting deposits from individuals in its primary market area, while strengthening the Bank's position as a provider of loans and financial services to the local business community.

          The Bank's current operating strategy consists primarily of: (1) investing primarily in one- to four-family, multifamily and to a lesser extent, commercial real estate, construction and development, commercial and other loans and in investment-grade securities; (2) attempting to increase its position as a lender to businesses operating in its primary market area, as well as other areas within the New York metropolitan area, by offering its commercial loan and deposit products to small and medium-sized businesses; (3) increasing the yield and estimated average life of its securities investments by emphasizing the purchase of government agency and privately issued mortgage-backed and mortgage-related securities with estimated average lives of three to seven years and de- emphasizing its investment in U.S. Treasury obligations and corporate and other debt securities; (4) maintaining a low cost of funds by attracting and retaining core deposits by providing enhanced customer service; (5) attempting to attract new deposit customers by competitively pricing certificate of deposit products and offering a greater variety of durations of such certificates; (6) developing wholesale borrowing sources, such as Federal Home Loan Bank ("FHLB") advances, repurchase agreements and brokered certificates of deposit, as additional means of funding asset growth; and
     (7) managing its interest rate risk by originating or purchasing adjustable-rate loans and from time to time, selling fixed-rate loans with maturities of more than 15 years. The Bank has recently begun to place a greater level of emphasis on the utilization of borrowed funds to fund asset growth. In this regard, at June 30, 1999, the Bank had total borrowings of $757.8 million, of which $663.8 million were in the form of FHLB advances and $94.0 million were in the form of repurchase agreements. The Bank had borrowings of $306.0 million at June 30, 1998. The Bank may continue to increase such emphasis, which may result in an increase in the Bank's average cost of funds.

--------------------------------------------------------------------------------
Analysis of Net Interest Income

          Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

     Average Balance Sheet. The following table sets forth certain information relating to the Company for the years ended June 30, 1999, 1998 and 1997. The average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest- bearing liabilities, respectively, for the periods shown and reflect annualized yields and costs. Average balances are derived from daily average balances, with the exception of fiscal 1997, which is based on average monthly balances. The yields and costs include fees, which are considered adjustments to yields.

                                                                  For the Year Ended June 30,
------------------------------------------------------------------------------------------------------------------------------------

                                               1999                            1998                          1997
                                 ---------------------------------------------------------------------------------------------------

                                                       Average                         Average                       Average
                                  Average               Yield/    Average               Yield/   Average              Yield/
                                  Balance    Interest    Cost     Balance    Interest    Cost    Balance   Interest    Cost
                                 ---------------------------------------------------------------------------------------------------

                                                                    (Dollars in thousands)
Assets:
  Interest-earning assets(1):
    Debt and equity securities.  $  276,097  $ 19,040     6.90%  $  230,067   $14,645     6.37%  $271,721   $16,754     6.17%
    Mortgage-backed and
     mortgage-
      related securities, net..     629,703    39,914     6.34      350,398    23,622     6.74    142,330     9,588     6.74
    Real estate loans,
     net(2)(3).................     923,750    69,336     7.51      522,136    41,562     7.96    441,221    35,165     7.97
    Commercial loans, net(2)...      16,919     1,968    11.63        7,030       717    10.20      6,490       617     9.51
    Consumer and student loans.       9,152       927    10.13       22,770     2,096     9.21     23,388     2,286     9.77
    Other interest-earning
     assets....................      29,000     1,389     4.79       69,577     4,112     5.91     17,505     1,371     7.83
                                 --------------------            --------------------             -----------------
        Total interest-
          earning assets.......   1,884,621   132,574     7.03    1,201,978    86,754     7.22    902,655    65,781     7.29
                                             -----------------                ----------------              ----------------
  Non-interest-earning assets..      78,088                          48,284                        43,845
                                 ----------                      ----------                      --------
        Total assets...........  $1,962,709                      $1,250,262                      $946,500
                                 ----------                      ----------                      --------
Liabilities and Stockholders'
 Equity:
  Interest-bearing liabilities:
    Money market savings
     accounts..................  $   42,973  $  1,384     3.22%  $   39,075   $ 1,353     3.46%  $ 37,552   $ 1,308     3.48%
    Savings accounts...........     510,476    12,636     2.48      445,057    12,146     2.73    432,162    11,823     2.74
    NOW accounts...............      35,004       596     1.70       19,089       446     2.34     15,652       370     2.36
    Certificates of deposit....     412,166    21,315     5.17      314,106    16,894     5.38    273,546    14,206     5.19
                                 --------------------            --------------------            ------------------
        Total deposits.........   1,000,619    35,931     3.59      817,327    30,839     3.77    758,912    27,707     3.65
                                             --------                        --------                      --------
    Borrowed funds.............     498,311    26,300     5.59      103,424     5,778     5.59         --        --       --
    Non-depository stock
      subscriptions............          --        --       --       32,914       895     2.72         --        --       --
                                 --------------------            --------------------            ------------------
        Total interest-bearing
          liabilities..........   1,498,930    62,231     4.15      953,665    37,512     3.93    758,912    27,707     3.65
                                             -----------------                ----------------              ----------------
    Non-interest-bearing
      liabilities..............     142,801                         108,412                        92,254
                                  ---------                      ----------                      --------
        Total liabilities......   1,641,731                       1,062,077                       851,166
      Stockholders' equity.....     320,978                         188,185                        95,334
                                  ---------                      ----------                      --------
        Total liabilities and
          stockholders' equity.  $1,962,709                      $1,250,262                      $946,500
                                  =========                      ==========                      ========
      Net interest
       income/interest
         rate spread(4)........              $ 70,343     2.88%               $49,242     3.29%             $38,074     3.64%
                                             =================                ================              ================
      Net interest margin(5)...                           3.73%                           4.10%                         4.22%
                                                        ======                          ======                        ======
      Ratio of interest-earning
        assets to interest-
        bearing liabilities....                         125.73%                         126.04%                       118.94%
                                                        ======                          ======                        ======

     (1) Includes related assets available for sale and unamortized discounts and premiums.
     (2) Amount is net of deferred loan costs and fees, deferred mortgage interest, unamortized discounts net and includes loans held for sale and non-performing loans.
     (3) Real estate loans, net includes one- to four-family, multifamily, commercial real estate, construction and development and home equity loans.
     (4) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
     (5) Net interest margin represents net interest income divided by average interest-earning assets.

Richmond County Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

      Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (1) changes attributable to changes in volume (changes in volume multiplied by prior rate); (2) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (3) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                     Year Ended                          Year Ended
                                                    June 30, 1999                       June 30, 1998
                                                     Compared to                         Compared to
                                                     Year Ended                          Year Ended
                                                    June 30, 1998                       June 30, 1997
----------------------------------------------------------------------------------------------------------------
                                              Increase (Decrease)                        Increase (Decrease)
                                                        Due to                              Due to
                                           Volume        Rate         Net      Volume        Rate         Net
                                          ----------------------------------------------------------------------
                                                                      (In thousands)
Interest-earning assets:
  Debt and equity securities............  $ 2,930         $ 1,465   $ 4,395   $(2,568)        $   459   $(2,109)
  Mortgage-backed securities and
    mortgage-related securities, net....   18,829          (2,537)   16,292    14,016              18    14,034
  Real estate loans, net................   31,968          (4,194)   27,774     6,449             (52)    6,397
  Commercial loans, net.................    1,009             242     1,251        51              49       100
  Consumer and student loans............   (1,254)             85    (1,169)      (60)           (130)     (190)
  Other interest-earning assets.........   (2,398)           (325)   (2,723)    4,078          (1,337)    2,741
                                          ----------------------------------------------------------------------
    Total interest-earning assets.......   51,084          (5,264)   45,820    21,966            (993)   20,973
                                          ----------------------------------------------------------------------
Interest-bearing liabilities:
  Money market savings accounts.........      135            (104)       31        53              (8)       45
  Savings accounts......................    1,785          (1,295)      490       353             (30)      323
  NOW accounts..........................      372            (222)      150        81              (5)       76
  Certificates of deposit...............    5,274            (853)    4,421     2,106             582     2,688
  Borrowings............................   27,839          (7,317)   20,522     5,778              --     5,778
  Non-depository stock subscriptions....     (895)             --      (895)      895              --       895
                                          ----------------------------------------------------------------------
    Total interest-bearing liabilities..   34,510          (9,791)   24,719     9,266             539     9,805
                                          ----------------------------------------------------------------------
Net change in net interest income.......  $16,574         $ 4,527   $21,101   $12,700         $(1,532)  $11,168
                                          ======================================================================

--------------------------------------------------------------------------------

Changes in Financial Condition

          Total assets increased by $1.2 billion, or 73.0%, from $1.6 billion at June 30, 1998 to $2.8 billion at June 30, 1999. The increase in overall assets was primarily due to the completion of the Bayonne and Ironbound acquisitions. As of the acquisition dates, Bayonne and Ironbound had total assets of approximately $650.2 million and $115.2 million, total deposits of $426.6 million and $102.3 million and total equity of $83.1 million and $12.4 million, respectively. In addition to the asset growth via acquisitions, the Bank experienced an overall increase in net loans of $336.5 million, or 52.2%. The increase in loan growth, exclusive of funding sources received from the two acquisitions, were primarily funded by an increase of $320.0 million in borrowings and a net increase in overall deposits of $139.7 million.

          Mortgage-backed and mortgage-related securities increased by $262.5 million, or 43.4%, from $604.3 million at June 30, 1998 to $866.8 million at June 30, 1999. The increase in mortgage-backed and mortgage-related securities was primarily the result of $152.8 million of mortgage-backed and mortgage-related securities acquired through the Bayonne and Ironbound acquisitions and the completion of a $77.2 million loan securitization. During fiscal 1999, the Bank securitized approximately $77.2 million of originated 30-year fixed rate one- to four-family mortgage loans in exchange for a like amount of FHLMC pass-through securities, retaining the securities and the related servicing rights.

          Investment securities at June 30, 1999 totaled $297.6 million, an increase of $58.7 million, or 24.6%, compared to $238.9 million at June 30, 1998. The increase in investment securities was primarily the result of $84.2 million of investment securities acquired through the Bayonne and Ironbound acquisitions.

          The Bank continues to experience loan growth, and for the fiscal year ended June 30, 1999 gross loans receivable increased by $675.7 million to $1.3 billion, compared to $651.7 million at June 30, 1998. The substantial increase in gross loans was due primarily to originations of $550.4 million generated during the fiscal year ended June 30, 1999 and $333.2 million of loans acquired through the recently completed acquisitions, offset by the securitization of $77.2 million of one- to four-family fixed rate mortgage loans, amortization and prepayments of $113.2 million and the sale of $13.8 million of student loans. During the third quarter of fiscal 1999, the Bank securitized $77.2 million of originated 30-year fixed rate one- to four-family mortgage loans in exchange for a like amount of FHLMC pass-through securities, classified these securities into the Bank's securities portfolio and retained the related servicing rights. Loan originations for the fiscal year ended June 30, 1999 were primarily comprised of multifamily and one- to four-family mortgage loans. Multifamily mortgage loan originations for the fiscal year ended June 30, 1999 totaled $235.2 million, bringing the total multifamily loan portfolio to $290.1 million, or 21.8% of gross loans at June 30, 1999. Total one- to four-family loan production for the fiscal year ended June 30, 1999 was $250.2 million.

          Total liabilities at June 30, 1999 were $2.4 billion, an increase of $1.1 billion, or 88.6%, from $1.3 billion at June 30, 1998. Total deposits increased by $668.7 million, or 70.3%, from $950.8 million at June 30, 1998 to $1.6 billion at June 30, 1999. The Bank's "core" deposits increased by $395.5 million, or 63.2%, at June 30, 1999 to $1.0 billion, from $625.5 million at June 30, 1998. The increase in the Bank's "core" deposits was primarily attributable to a $340.6 million increase in savings, N.O.W. & Money market accounts and a $56.0 million increase in demand deposits. The Bank also experienced an increase of $273.1 million, or 83.9%, in certificates of deposit from $325.3 million at June 30, 1998 to $598.5 million at June 30, 1999. The increase in overall deposits were primarily the result of $528.9 million of deposits acquired through the Bayonne and Ironbound acquisitions, the opening of two full-service banking facilities on Staten Island and an increase in certificates of deposit which was primarily attributable to increased marketing of such deposit products.

          Additionally, the Bank continues to place a greater level of emphasis on the utilization of borrowed funds to fund asset growth. Moreover, borrowed funds increased $131.8 million as a result of the Bayonne acquisition. In this regard, at June 30, 1999, the Bank had total borrowings of $757.8 million, of which $663.8 million were in the form of advances from the FHLB and $94.0 million in the form of repurchase agreements. The Bank had borrowings of $306.0 million at June 30, 1998. The Bank may increase its levels of borrowed funds, which may result in an increase in the Bank's overall cost of funds. The Bank's current strategy is to invest such borrowed funds primarily in mortgage-backed and mortgage-related securities. This strategy is intended to incrementally increase net interest income, although it may have the effect of incrementally decreasing net interest rate spread.

          Total stockholders' equity increased by $41.6 million to $370.2 million at June 30, 1999 from $328.6 million at June 30, 1998. The overall increase was primarily due to the stock purchase acquisitions of Bayonne and Ironbound, where the Company issued 8,668,615 shares and 1,458,842 shares, respectively, of which 3,938,731 shares were reissued from the Company's treasury. In addition, stockholders' equity was further increased by the earnings reported for the fiscal year ended June 30, 1999 of $26.6 million and the amortization of unallocated and unearned shares of common stock held by the Company's stock-related benefit plans. These increases were partially offset by $18.9 million as a result of the issuance of stock awards under the recently adopted Stock-Based Incentive Plan ("MRP"), the repurchase of 1,074,295 shares of the Company's common stock, year to date cash dividends paid of $7.6 million and a $20.2 million decrease in the fair value on securities available for sale, net of tax.

--------------------------------------------------------------------------------
Non-Performing Assets

          Non-performing loans totaled $5.9 million, or 0.5% of total loans, net at June 30, 1999, as compared to $5.5 million, or 0.8% of total loans, at June 30, 1998. At June 30, 1999, the Bank's real estate owned net, consisted of foreclosed assets totaling $997,000, which at such date was comprised of five one- to four-family properties and four commercial real estate properties.

          At June 30, 1999, the Bank had $2.0 million of assets designated as "Substandard", consisting of 12 loans, no assets classified as "Doubtful" and $18,000 of assets classified as "Loss", consisting of 11 consumer loans. At June 30, 1999, the Bank had $3.8 million of assets designated "Special Mention", consisting of 65 loans, which were designated "Special Mention" due to past loan delinquencies.

          Non-accrual loans totaled $5.9 million as of June 30, 1999, which primarily included 64 one- to four-family loans, with an aggregate balance of $4.0 million, five non-residential loans totaling $1.5 million of which one loan is a $1.1 million commercial mortgage on a mixed-use property in Staten Island, New York and 19 other loans totaling $347,000. The commercial mortgage loan is secured by the property and was last appraised in December 1996 for $1.4 million.

Richmond County Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

          For the fiscal year ended June 30, 1999, the Company's loan loss provision was $2.6 million as compared to $2.2 million for the prior year's period. The Company's allowance for loan losses totaled $13.9 million at June 30, 1999 and $7.3 million at June 30, 1998. The allowance for loan losses to non-performing loans and to total loans at June 30, 1999 and 1998 were 237.1% and 1.1%, respectively, and 131.5% and 1.1%, respectively. The Company continues to increase its overall loan loss reserves after analyzing non-performing loans as well as the need to increase its general valuation allowances due to the increase in lending of all loan products. Management believes the allowance for loan losses at June 30, 1999 is adequate and sufficient reserves are presently maintained to cover potential losses. For the fiscal years ended June 30, 1999 and 1998, the Company experienced net charge-offs of $298,900 and $394,000, respectively.

--------------------------------------------------------------------------------
Comparison of Operating Results For the Years Ended June 30, 1999 and June 30, 1998

      General. The Company reported net income for the fiscal year ended June 30, 1999 of $26.6 million, or diluted earnings per share of $1.07, an increase of $22.1 million as compared to the $4.5 million reported in fiscal 1998. Core earnings for the fiscal year ended June 30, 1999 increased 58.7% to a record $23.3 million, or core diluted earnings per share of $0.94, as compared to $14.7 million reported for the comparable prior fiscal year period. Core earnings for fiscal 1999 excludes net gains on sales of securities and loans of $3.6 million and a $2.0 million curtailment gain on the freezing of the Bank's defined benefit pension plan. Core earnings for fiscal 1998 excludes the impact of a non-recurring contribution relating to the funding of the Foundation of $19.6 million ($11.2 million after tax) and net gains on sales of securities and loans of $163,000 for the fiscal year ended June 30, 1998. Net loss per share since the conversion to a public company on February 18, 1998 to June 30, 1998 was $0.16.

          The Foundation was established and funded as part of the Conversion to a New York State chartered stock savings bank. At the close of the Conversion, the Company funded the Foundation with a contribution of 1,957,300 shares of common stock resulting in a one-time, non-recurring charge of $19.6 million ($11.2 million after tax). The Foundation is dedicated to charitable purposes in the communities served by Richmond County Savings Bank.

     Interest Income. The Company reported total interest income of $132.6 million for the fiscal year ended June 30, 1999, representing an increase of $45.8 million, or 52.8%, as compared to the same period in 1998. The increase in interest income was attributable primarily to the growth in average interest-earning assets of $682.6 million, offset in part by a 19 basis point decrease in the average yield on interest-earning assets. The overall increase in the level of interest-earning assets was primarily the result of an increase in borrowed funds to fund growth in the mortgage loan and securities portfolios, utilizing the net conversion proceeds, assets acquired from Bayonne and Ironbound and significant deposit inflows experienced throughout fiscal 1999.

          Interest income on loans increased $27.9 million, or 62.8%, to $72.2 million for the fiscal year ended June 30, 1999, as compared to the $44.4 million reported for the comparable period in 1998. This increase was the result of growth in the average balance of real estate loans outstanding, due primarily to increased originations of multifamily and one- to four-family real estate loans and loans acquired through the recently completed acquisitions, offset in part by a decrease in the average yield on the overall loan portfolio to 7.60% for the fiscal year ended June 30, 1999, as compared to 8.04% for the same period in fiscal 1998.

        Interest income on debt and equity securities increased $4.4 million, or 30.0%, from $14.6 million for the fiscal year ended June 30, 1998, to $19.0 million for the same period in fiscal 1999. This increase is mainly attributable to the growth in the average balance of debt and equity securities, primarily investments in financial bonds and FHLB stock, as well as a 53 basis point increase in the average yield on the debt and equity portfolio.

          Interest income on mortgage-backed and mortgage-related securities increased $16.3 million, or 69.0%, from $23.6 million for the fiscal year ended June 30, 1998, to $39.9 million for the fiscal year ended June 30, 1999. This increase was due primarily to an increase in the average balance of mortgage-backed and mortgage-related securities of $279.3 million, resulting from the investment of net conversion proceeds, the investment of borrowed funds and mortgage-backed and mortgage related securities acquired through the recently completed acquisitions. The increase was offset in part by a decrease in the average yield on the mortgage-backed and mortgage-related securities portfolio to 6.34% for the fiscal year ended June 30, 1999, as compared to 6.74% for the same period in fiscal 1998.

     Interest Expense. Interest expense increased $24.7 million, or 65.9%, from $37.5 million for the fiscal year ended June 30, 1998, to $62.2 million for the fiscal year ended June 30, 1999. Interest expense on deposits increased $4.2 million, or 13.2%, from $31.7 million for the fiscal year ended June 30, 1998, to $35.9 million for the fiscal year ended June 30, 1999. The increase reflects a $150.4 million increase in the average balance of interest-bearing deposits, primarily attributable to a $98.1 million increase in the average balance of certificates of deposit and a $32.5 million increase in the average balance of savings deposit accounts. This increase can mainly be attributable to the opening of two full-service banking facilities and one public accommodation office on Staten Island and deposits acquired through the recently completed acquisitions. In addition, the Bank's strategy over the past several years has been to attract more certificates of deposit through additional certificate of deposit products and related marketing of commercial deposit accounts. Furthermore, in fiscal 1998, the Bank realized a one time $895,000 expense relating to interest paid on non-depository stock subscription funds received in connection with the Conversion.

          Interest expense on borrowed funds for the fiscal year ended June 30, 1999 was $26.3 million, an increase of $20.5 million as compared to the $5.8 million reported in fiscal 1998. The Bank continues to place a greater level of emphasis on the utilization of borrowed funds to fund asset growth and to leverage the Bank's capital position to improve returns on equity. For the fiscal year ended June 30, 1999, the Bank had $757.8 million of borrowings outstanding, an increase of $451.8 million, or 147.7%, as compared to the $306.0 million of borrowings outstanding as of June 30, 1998. The Bank may continue to increase such emphasis on borrowed funds, which may result in an increase in the Bank's overall cost of funds. The Bank's current strategy is to invest such borrowed funds primarily in mortgage-backed and mortgage-related securities. This strategy is intended to incrementally increase net interest income, although it may have the effect of incrementally decreasing net interest rate spread. Consequently, the average cost of the Bank's interest-bearing liabilities increased from 3.93% for the fiscal year ended June 30, 1998, to 4.15% for the fiscal year ended June 30, 1999.

     Provision for Loan Losses. The Bank's provision for loan losses was $2.6 million for the fiscal year ended June 30, 1999, as compared to $2.2 million reported in fiscal 1998. The provision for fiscal 1999 was based on management's evaluation of its loan portfolio and real estate market conditions. In particular, management considered the continued growth in the portfolio, the introduction of new lending products by the Bank and the seasoning of such new products, as well as the level of its non-performing loans. Management believes, based upon information currently available, that its allowance for loan losses is adequate to cover future loan losses. To the extent the Bank increases its investment in multifamily loans, commercial real estate, commercial and other loans, which entail higher risk than one- to four-family loans, the Bank may decide to increase its allowance for loan losses through additional loan loss provisions, which may adversely affect net income. In addition, if general economic conditions and real estate values within the Bank's primary lending area decline, the level of non-performing loans may increase, resulting in larger provisions for loan losses which, in turn, would also adversely affect net income.

     Non-Interest Income. Exclusive of net gains and losses from the sales of securities and loans and a $2.0 million curtailment gain on the freezing of the Bank's pension plan, total non-interest income for the fiscal year ended June 30, 1999 was $5.8 million, as compared to the $3.4 million reported for the same period in fiscal 1998. The increased level of non-interest income is primarily due to fee income generated from the Bayonne and Ironbound acquisitions and an overall increase in deposit fee income, ATM fee income and fee income generated from the sale of annuities and mutual funds. Additionally, in the fourth quarter of fiscal 1999 the Bank purchased a Bank Owned Life Insurance Policy ("BOLI"), which accounted for approximately $253,000 of other income. Net gains on the sale of securities and loans for fiscal 1999 was $3.6 million, which were primarily due to net gains of $3.1 million from the sale of equity and investment securities, and $444,000 of net gains realized from the sale of the Bank's student loan portfolio.

     Non-Interest Expense. Non-interest expense totaled $36.4 million for the fiscal year ended June 30, 1999, an increase of $11.9 million, as compared to the $24.5 million, excluding the charitable contribution, reported for the fiscal year ended June 30, 1998. The increased level of non-interest expense was mainly attributable to increased compensation expense, goodwill amortization and other expenses associated with the Bayonne and Ironbound acquisitions, as well as increases in compensation and employee benefits, including senior management additions, compensation costs associated with the establishment of the Bank's new Multifamily Lending Department, the addition of the ESOP and the MRP. In addition, the Bank expects non-interest expense to increase in future periods as a result of the Bank's opening of a public accommodation office and the opening of two new full-service branches in Staten Island and the expected opening of a full-service branch in Union, New Jersey in fiscal 2000.

Richmond County Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

     Income taxes. The Company's effective consolidated tax rate for the fiscal year ended June 30, 1999, was 37.8% as compared to 31.4% reported for the comparable period in 1998. The fiscal year ended June 30, 1998 rate includes the effect of funding the Foundation. Excluding the effect of the Foundation, the Company's effective tax rate was 40.5%. The reduction of the Company's effective tax rate is primarily due to the Bank's utilization of various tax- planning strategies.

--------------------------------------------------------------------------------
Comparison of Operating Results For the Years Ended June 30, 1998 and June 30, 1997

     General. The Company reported net income of $4.5 million for the fiscal year ended June 30, 1998, as compared to the $10.7 million reported in fiscal 1997. Pro forma earnings per share for the fiscal year ended June 30, 1998, calculated as if the Bank had converted to stock form as of July 1, 1997, was $0.19. Historical loss per share for the fiscal year ended June 30, 1998 since the Conversion, was $0.16. Per share amounts are not applicable to the 1997 results, due to the fact that the Bank was a mutual institution prior to the Conversion.

          The results of operations for the fiscal year ended June 30, 1998, reflect a non-recurring contribution relating to the funding of the Foundation. Excluding the effect of this contribution, net income was $15.7 million for the fiscal year ended June 30, 1998, an increase of $5.0 million, or 46.7% from the $10.7 million reported for the fiscal year ended June 30, 1997. At the close of the Conversion, the Company funded the Foundation with a contribution of 1,957,300 shares of common stock, resulting in a one-time, non-recurring charge of $19.6 million ($11.2 million after tax). The Foundation is dedicated to charitable purposes in the communities served by the Bank.

     Interest Income. The Company reported total interest income of $86.8 million for the fiscal year ended June 30, 1998, representing an increase of $21.0 million, or 31.9%, as compared to the same period in 1997. The increase in interest income was attributable primarily to the growth in average interest-earning assets of $299.3 million, offset in part by a seven basis point decrease in the average yield on interest-earning assets. The overall increase in the level of interest-earning assets was primarily the result of utilizing the net conversion proceeds and an increase in borrowed funds to fund growth in the mortgage loan and securities portfolios. Interest income was also positively affected by non-depository stock subscriptions received as a result of the Conversion, which were invested primarily in overnight funds prior to its completion. The substantial liquidity position was maintained due to the offering of Company's common stock and the return of approximately $236.9 million in non-depository stock subscription funds.

          Interest income on loans increased $6.3 million, or 16.6%, to $44.4 million for the fiscal year ended June 30, 1998, as compared to the $38.1 million reported for the comparable period in 1997. This increase was the result of growth in the average balance of real estate loans outstanding, due primarily to increased originations of one- to four-family, commercial real estate loans and the purchase of $38.6 million of multifamily loans. The average yield on the overall loan portfolio remained relatively constant at 8.04% for the fiscal year ended June 30, 1998, as compared to 8.08% for the same period in fiscal 1997.

          Interest income on debt and equity securities decreased $2.1 million, or 12.6%, from $16.8 million for the fiscal year ended June 30, 1997, to $14.6 million for the same period in fiscal 1998. This decrease is attributable primarily to management's recent restructuring of its securities portfolio, resulting in a $41.7 million decrease in the average balance of such securities, offset in part by a 20 basis point increase in the average yield.

          Interest income on mortgage-backed and mortgage-related securities increased $14.0 million, or 146.4%, from $9.6 million for the fiscal year ended June 30, 1997, to $23.6 million for the fiscal year ended June 30, 1998. This increase was due primarily to an increase in the average balance of mortgage-backed and mortgage-related securities of $208.1 million, resulting from the restructuring of the securities portfolio, the investment of net conversion proceeds and the investment of borrowed funds. The increase in such securities reflects management's recent revision of its securities investment strategy, whereby it has decreased its emphasis on debt securities by investing funds from the maturity and sale of debt securities, as well as proceeds from the Conversion and borrowed funds into mortgage-backed and mortgage-related securities. The yield on the mortgage-backed and mortgage-related securities remained constant at 6.74% for the fiscal years ended June 30, 1998 and 1997.

     Interest Expense. Interest expense increased $9.8 million, or 35.4%, from $27.7 million for the fiscal year ended June 30, 1997, to $37.5 million for the fiscal year ended June 30, 1998. Interest expense on deposits increased $4.0 million, or 14.5%, from $27.7 million for the fiscal year ended June 30, 1997, to $31.7 million for the fiscal year ended June 30, 1998. The increase reflects a $91.3 million increase in the average balance of interest-bearing deposits, primarily attributable to a $40.6 million increase in the average balance of certificates of deposit and a $45.8 million increase in the average balance of savings deposit accounts. This increase is attributable to the Bank's strategy of attracting more certificates of deposit through additional certificate of deposit products and related marketing of commercial deposit accounts. Additionally, the Bank realized a one time $895,000 expense relating to interest paid on non-depository stock subscription funds received in connection with the Conversion.

          Interest expense on borrowed funds was $5.8 million for the fiscal year ended June 30, 1998. The Bank continues to place a greater level of emphasis on the utilization of borrowed funds to fund asset growth and to leverage the Bank's capital position to improve returns on equity. For the fiscal year ended June 30, 1997, the Bank had no borrowings outstanding. The Bank may continue to increase such emphasis on borrowed funds, which may result in an increase in the Bank's overall cost of funds. The Bank's current strategy is to invest such borrowed funds primarily in mortgage-backed and mortgage-related securities. This strategy is intended to incrementally increase net interest income, although it may have the effect of incrementally decreasing net interest rate spread. Consequently, the average cost of the Bank's interest-bearing liabilities increased from 3.65% for the fiscal year ended June 30, 1997, to 3.93% for the fiscal year ended June 30, 1998.

     Provision for Loan Losses. The Bank's provision for loan losses was $2.2 million for the fiscal year ended June 30, 1998, as compared to $1.1 million reported in fiscal 1997. The provision for fiscal 1998 was based on management's evaluation of its loan portfolio and real estate market conditions. In particular, management considered the continued growth in the portfolio, as well as the increase in its non-performing loans. Management believes, based upon information currently available, that its allowance for loan losses is adequate to cover future loan losses. To the extent the Bank increases its investment in multifamily loans, commercial real estate, commercial and other loans, which entail higher risk than one- to four-family loans, the Bank may decide to increase its allowance for loan losses through additional loan loss provisions, which may adversely affect net income. In addition, if general economic conditions and real estate values within the Bank's primary lending area decline, the level of non-performing loans may increase, resulting in larger provisions for loan losses which, in turn, would also adversely affect net income.

     Non-Interest Income. Non-interest income is comprised primarily of fee income and gains and losses from the sale of securities and loans. Exclusive of net securities gains and losses, non-interest income for the fiscal year ended June 30, 1998, increased $470,000, or 15.8%, to $3.4 million. The increased level of non-interest income is due primarily to an overall increase in deposit fee income. Net gain on sales of securities and loans for the fiscal year ended June 30, 1998, was $163,000, as compared to net losses on the sale of securities and loans of $107,000 in fiscal 1997.

     Non-Interest Expense. Non-interest expense, excluding the contribution to the Foundation, totaled $24.5 million for the fiscal year ended June 30, 1998, an increase of $4.8 million, or 24.5%, as compared to $19.7 million reported for the same period in fiscal 1997. The increased level of non-interest expense was attributable primarily to increases in compensation and employee benefits, including senior management additions, compensation costs associated with the establishment of the Bank's new Multifamily Lending Division, the addition of the ESOP and increased professional fees. The Bank incurred additional professional fees associated with the formation of Richmond County Capital Corporation, a subsidiary of the Bank formed for the purpose of establishing a real estate investment trust. The Bank expects that compensation and employee benefits expense may continue to increase, primarily as a result of the adoption of various employee benefit plans, compensation adjustments adopted in connection with the Conversion and the establishment of the Bank's new Multifamily Lending Division. In addition, the Bank expects non-interest expense to increase in future periods as a result of the Bank's intention to open a public accommodation office and the opening of two new full-service branches in fiscal 1999.

     Income taxes. The Company's effective consolidated tax rate for the fiscal year ended June 30, 1998, was 31.4% as compared to 46.9% reported for the comparable period in 1997. The fiscal year ended June 30, 1998 rate includes the effect of funding the Foundation. Excluding the effect of the Foundation, the Company's effective tax rate was 40.5%.

Richmond County Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

--------------------------------------------------------------------------------
Liquidity and Capital Resources

          The Bank's primary sources of funds are deposits, proceeds from the principal and interest payments on loans, mortgage-backed and mortgage-related and investment securities, and to a significantly lesser extent, proceeds from the sale of fixed-rate mortgage loans to the secondary market. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows, mortgage prepayments and mortgage loan sales are greatly influenced by general interest rates, economic conditions and competition.

          The primary investing activities of the Bank are the origination of primarily residential one- to four-family, multifamily and, to a lesser extent, commercial real estate, construction and development and other loans and the purchase of mortgage-backed and mortgage-related and investment securities. For the fiscal year periods ended June 30, 1999 and 1998, the Bank's loan originations totaled $550.4 million and $193.3 million, respectively. Purchases of mortgage-backed, mortgage-related and investment securities totaled $480.7 million and $781.3 million for the fiscal year periods ended June 30, 1999 and 1998, respectively. These activities were funded primarily by deposit growth and principal repayments and prepayments on loans, mortgage-backed and mortgage-related securities and investment securities, borrowed funds from the FHLB and repurchase agreements, and the net proceeds received from the Conversion. As of June 30, 1999, the Bank experienced a net increase in total deposits of $668.7 million, or 70.3%, from $950.8 million at June 30, 1998. Deposit flows are affected by the level of interest rates, the interest rates and products offered by local competitors and the Bank and other factors.

          The Bank closely monitors its liquidity position on a daily basis. Excess short-term liquidity is invested in overnight federal funds sold. In the event the Bank should require funds beyond its ability to generate them internally, additional sources of funds are available through repurchase agreements and advances from the FHLB. The Bank has recently begun to place a greater level of emphasis on the utilization of borrowed funds to fund asset growth. In this regard, at June 30, 1999, the Bank had total borrowings of $757.8 million, of which $663.8 million were in the form of advances from the FHLB and approximately $94.0 million were in the form of repurchase agreements. The Bank may continue to increase such emphasis, which may result in an increase in the Bank's average cost of funds.

          Loan commitments totaled $134.4 million at June 30, 1999, were comprised of $44.3 million in one- to four-family loan commitments, $21.8 million in multifamily loan commitments, $8.3 million in commercial real estate loan commitments, $22.9 million in construction loan commitments, $15.1 million in commercial loan commitments, $18.4 million in home equity loan commitments and $3.6 million in other loan commitments. In addition, management estimates increases in the level of loan commitments due to the Bank's Multifamily Lending Division established in the fourth quarter of fiscal 1998. Management of the Bank anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit which are scheduled to mature in less than one year from June 30, 1999, totaled $453.0 million. Based upon past experience and the Bank's current pricing strategy, management believes that a significant portion of such deposits will remain with the Bank.

        At June 30, 1999, the Bank exceeded all of its regulatory capital requirements with a leverage capital level of $285.4 million, or 11.0% of adjusted assets, which is above the required level of $122.6 million, or 4.0% of adjusted assets and risk-based capital of $299.7 million, or 19.8% of adjusted assets, which is above the required level of $126.3 million, or 8.0%.

        The Company's most liquid assets are cash, due from banks and federal funds sold. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. At June 30, 1999, cash and due from banks and federal funds sold totaled $73.5 million, or 2.7% of total assets.

--------------------------------------------------------------------------------
Asset and Liability Management and the Management of Interest Rate Risk

     General

          The principal objective of the Company's interest rate risk management is to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Directors' approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company's Board of Directors reviews the Company's interest rate risk position at least quarterly. The Company's Asset/Liability Committee is comprised of the Company's senior management, under the direction of the Board of Directors, with senior management responsible for reviewing, with the Board of Directors, its activities and strategies, the effect of those strategies on the Company's net interest margin, the market value of the portfolio and the effect that changes in the interest rates will have on the Company's portfolio and the Company's exposure limits.

      Discussion of Market Risk

          As a financial institution, the Company's primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Company's assets and liabilities, and the market value of all interest-earning assets, other than those which possess a short term to maturity. All significant interest rate risk management procedures are performed at the Company level. Based upon the Company's nature of operations, the Company is not subject to foreign currency exchange or commodity price risk. The Company's real estate loan portfolio, concentrated primarily within the New York metropolitan area, is subject to risks associated with the local economy. The Company does not own any trading assets.

          In recent years, the Company has utilized the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of fixed-rate mortgage loans having terms to maturity of not more than 15 years, adjustable-rate loans and consumer loans consisting primarily of home equity loans and lines of credit; (2) selling from time to time, fixed-rate mortgage loans with terms of more than 15 years without recourse and on a servicing retained basis; and (3) investing in fixed rate mortgage-backed and mortgage-related securities with estimated average lives of three to seven years. In pursuing the above, the Company considered the relative stability of its core deposits. The actual duration of mortgage loans and mortgage-backed securities can be significantly impacted by changes in mortgage prepayment and market interest rates. Mortgage prepayment rates will vary due to a number of factors, including the regional economy in the area where the underlying mortgages were originated, seasonal factors, demographic variables and the assumability of the underlying mortgages. However, the largest determinants of prepayment rates are prevailing interest rates and related mortgage refinancing opportunities, as was the case over the last fiscal year. Management monitors interest rate sensitivity so that adjustments in the asset and liability mix, when deemed appropriate, can be made on a timely basis. The Company currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.

     Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a bank's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At June 30, 1999, the Company's one-year gap position was negative 1.9%. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, the Company, having a positive gap position, would be in a better position to invest in higher yielding assets which, consequently, may result in the yield on its assets increasing at a pace more closely matching the increase in the cost of its interest-bearing liabilities than if it had a negative gap. During a period of falling interest rates, an institution with a positive gap would tend to have its assets repricing at a faster rate than one with a negative gap which, consequently, may tend to restrain the growth of its net interest income or result in a decrease in interest income.

Richmond County Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

          The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1999, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP Table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at June 30, 1999, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three month period and subsequent selected time intervals. For loans on residential properties, adjustable-rate loans, and fixed-rate loans, prepayment rates were assumed to range from 8% to 22% annually. Mortgage-backed and mortgage-related securities were assumed to prepay at rates based on their respective previous three month prepayment experience. Savings and NOW accounts were assumed to decay at 10%, 5%, 5%, 40%, 20%, 20% and 0%, and money market savings accounts were assumed to decay at 25%, 15%, 10%, 50%, 0%, 0% and 0%, for the periods of three months or less, three to six months, six to twelve months, one to three years, three to five years, five to ten years and more than ten years, respectively. These assumptions are generally based on the FDIC's deposit decay guidelines and the Bank's historical experience. Prepayment and deposit decay rates can have a significant impact on the Company's estimated gap. While the Company believes such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity.

                                                                          At June 30, 1999
------------------------------------------------------------------------------------------------------------------------------------
                                    3        More than     More than    More than   More than    More than
                                 Months     3 Months to   6 Months to   1 Year to   3 Years to   5 Years to   More than
                                 or Less     6 Months       1 Year       3 Years     5 Years      10 Years    10 Years      Total
                                 ---------------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
Interest-earning assets(1):
 Debt and equity
  securities(2)...............   $ 94,352     $   8,702      $ 13,001   $  26,056    $  21,294     $134,206    $     --   $  297,611

 Mortgage-backed and
  mortgage-related
   securities(2)..............     40,361        38,170        80,767     221,106      147,106      195,083     144,251      866,844

 Real estate loans, net(3)(4).    117,595       111,864       180,690     359,589      203,539      213,816     114,483    1,301,576

 Other loans(4)...............      1,939         1,495         3,029      16,905        1,240        1,647         119       26,374

 Other interest-earning
  assets......................     54,415            --            --          --           --           --          --       54,415

 FHLB stock...................         --            --            --          --           --           --      38,388       38,388
                                 ---------------------------------------------------------------------------------------------------
  Total interest-earning
   assets.....................   $308,662     $ 160,231      $277,487   $ 623,656    $ 373,179     $544,752    $297,241   $2,585,208
                                 ===================================================================================================

Interest-bearing liabilities:
 Money market savings
  accounts....................   $ 12,478     $   7,487      $  4,990   $  24,956    $      --     $     --    $     --   $   49,911

 NOW accounts.................      7,592         3,795         3,796      30,369       15,184       15,184          --       75,920

 Savings accounts.............     71,663        35,832        35,832     286,653      143,327      143,327          --      716,634

 Certificates of deposit......    160,369       142,277       144,354     120,446       23,993        7,031          --      598,470

 Borrowings...................    114,000        25,000        30,000     262,000      326,832           --          --      757,832
                                 ---------------------------------------------------------------------------------------------------
  Total interest-bearing
   liabilities................   $366,102     $ 214,391      $218,972   $ 724,424    $ 509,336     $165,542    $     --   $2,198,767
                                 --------------------------------------------------------------------------------------   ==========
Interest sensitivity gap(5)...   $(57,440)    $ (54,160)     $ 58,515   $(100,768)   $(136,157)    $379,210    $297,241
                                 ======================================================================================
Cumulative interest
 sensitivity gap..............   $(57,440)    $(111,600)     $(53,085)  $(153,853)   $(290,010)    $ 89,200    $386,441
                                 ======================================================================================
Cumulative interest
 sensitivity gap
 as a percentage of total
  assets......................      (2.08)%       (4.04)%       (1.92)%     (5.57)%     (10.51)%       3.23%      14.00%
Cumulative interest
 sensitivity gap
 as a percentage of total
 interest-earning assets......      (2.22)%       (4.32)%       (2.05)%     (5.95)%     (11.22)%       3.45%      14.94%
Cumulative net
 interest-earning
 assets as a percentage of
 cumulative interest-
 bearing liabilities..........      84.31%        80.77%        93.36%      89.90%       85.74%      104.06%     117.58%

(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments, and contractual maturities.

(2) Debt and equity and mortgage-backed and mortgage-related securities are shown at carrying value. Equity securities include callable preferred stock, the maturities of which have been assumed to be the date on which they are initially callable.

(3) For purposes of the gap analysis, real estate loans, commercial loans, and consumer/installment loans are shown excluding adjustments for allowance for loan losses and unearned fees of $13.9 million and $1.2 million, respectively.

(4) For purposes of the gap analysis, non-performing loans are not included.

(5) Interest sensitivity gap represents the difference between net interest-earning assets and interest-bearing liabilities.

          Certain shortcomings are inherent in the method of analysis presented in the GAP Table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable- rate loans, have features, which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

     Net Portfolio Value. The Company's interest rate sensitivity is also monitored by management through the use of a model, which generates estimates of the change in the Company's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The model assumes estimated loan prepayment rates, reinvestment rates and deposit decay rates similar to the assumptions utilized for the GAP Table. The following NPV Table sets forth the Company's NPV as of June 30, 1999.

      Change in
      Interest Rates
      In Basis Points                                                                                NPV as % of Portfolio
      (Rate Shock)                                                    Net Portfolio Value                Value of Assets
      --------------------------------------------------------------------------------------------------------------------
                                                                                            %         NPV            %
                                                               Amount        $ Change     Change     Ratio       Change(1)
                                                            ---------------------------------------------------------------
                                                                (Dollars in thousands)
      200.................................................     $331,749       $(94,466)    (22.2)%     12.92%      (16.21)%
      100.................................................      393,870        (32,345)     (7.6)      14.74        (4.41)
      Static..............................................      426,215             --        --       15.42           --
      (100)...............................................      466,997         40,782       9.6       16.42         6.48
      (200)...............................................      451,528         25,313       5.9       15.57         0.97

      (1) Based on the portfolio value of the Company's assets assuming no change in interest rates.

          As is the case with the GAP Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV Table presented assumes that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Also, the model does not take into account the Company's business or strategic plans. Accordingly, although the NPV Table provides an indication of the Company's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and may differ from actual results.

--------------------------------------------------------------------------------
Impact of Inflation and Changing Prices

          The consolidated financial statements and notes presented herein, have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Richmond County Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)


--------------------------------------------------------------------------------
The Year 2000 Issue

          The "Year 2000" Problem, as it is generally referred to, concerns the inability of certain computer hardware and software systems and associated applications to correctly recognize and process dates beyond December 31, 1999. Many computer programs were developed using only six digits to define the date field in their programs. Computer programs used by the Company, its suppliers or outside service providers that have date-sensitive software may recognize "00" as the year 1900, rather than the year 2000. Due to the nature of financial information, calculations that rely on the integrity of the date field for the correct processing of information could be significantly misstated, if corrective action is not timely taken.

      State of Readiness

          The Company has implemented a detailed Year 2000 Plan, according to the guidelines of the Federal Financial Institutions Examination Council ("FFIEC"), to evaluate the Year 2000 compliance of its computer systems and the equipment which supports the operation of the Company. The Company initiated formal communications with all of its service providers, vendors, major fund providers, major borrowers and companies with which it has material investments, to determine the extent to which it may be vulnerable to the inability of those parties to remediate their own Year 2000 issues. The Company has received formal communication, indicating assurance of Year 2000 compliance, from 100% of the service providers, vendors, major fund providers, major borrowers and companies contracted to provide Year 2000 compliance assurances.

          The Company's vendor relationships cover a wide range of services which may or may not be subject to a contractual agreement. Where a contractual relationship exists between the Company and a provider of services, and the Company is exposed to potential liability due to a failure on the part of the vendor to provide the service, whether due to Year 2000 or some other issue, the vendor would necessarily be subject to a breach of contract suit. In order to minimize the risk of material loss or disruption of the Company's business due to an issue involving date sensitive processing, the Company has required all of these vendors to provide written assurances that they are proactively addressing Year 2000 issues within their operations. The Company has received written assurances from all of the 19 vendors that it has contacted for Year 2000 compliance. A violation of such written assurances may constitute a breach of contract by such vendor, thereby allowing the Company to institute legal proceedings against such vendor. The Company can give no assurance as to either the circumstances under which it would institute such legal proceedings or the probable degree of success of such action. The Company has participated in testing all products and services from these vendors. The initial two phases of testing have been completed as well as, a third testing cycle was completed in May 1999. A fourth cycle has been made available to test additional products and services that may be implemented before the end of calendar 1999.

        Like many financial institutions, the Company relies upon computers for the daily conduct of its business and for data processing generally. The Company utilizes a combination of in-house and service bureau applications, with the bulk of customers account processing being handled by a leading national vendor of data processing services for financial institutions. The Company has received assurances that this service provider has completed its internal remediation of programs, and has substantially completed its remediation of issues related to interdependencies with other parties. However, these assurances are not guarantees and may not be enforceable. The vendor has provided the Company with a Year 2000 compliant version of its system. The Company has participated with the service provider, in the testing of both direct and indirect services which commenced in November 1998, which was successfully completed in the second quarter of 1999.

          The Company does not anticipate that there will be any significant or material condition which will impact this service provider's ability to deliver accurate data processing services before, during and after the transition to the new millennium. Further, results of system tests conducted by the Company and by other users of this service provider will be carefully monitored to ensure that all issues have been identified and successfully remediated.

          The balance of the Company's internal processing is supported by PC based systems, using industry standard software to run non-mission critical applications. Any software program or application which was not supported by the vendor, or which required an update to achieve Year 2000 capability, has been identified for replacement or upgrade. Equipment which contains embedded chips or microprocessors has also been tested and scheduled for upgrade or replacement where necessary. All such system enhancements are expected to be completed by September 30, 1999. The cost to remediate these systems is immaterial, and is being expensed in the period in which it occurs. It is anticipated that the majority of the related expenses have been incurred in the Company's fiscal year ended June 30, 1999 operating results.


page [28]

     The Company believes it has developed an effective plan to address the Year 2000 problem and based on available information and the steps taken to date, its Year 2000 transition will not have a material effect on its business, operations or financial results. However, the Company has no control over the progress of third parties in addressing their own Year 2000 issues. If the necessary changes are not effected or are not completed in a timely manner, or if unanticipated problems arise, there may be a material impact on the Company's financial condition and results of operations.

Cost to Address the Company's Year 2000 Issues

     The Company's cost to achieve Year 2000 compliance are not expected to have a material financial impact on the Company. The Company intends to fund such costs from its current operations. However, as stated above, there can be no assurance that all such costs have been identified, or that there may not be some unforeseen cost which may have a material adverse effect on the Company's financial condition and results of operations. The Company's 1999 expense relative to the Year 2000 issue was approximately $120,000 and the Company anticipates that its future expense will be approximately $120,000.

Risk of Year 2000 Issues

     To date, the Company has not identified any system which presents a material risk of failing to be Year 2000 compliant in a timely manner, or for which a suitable alternative cannot be implemented. However, as the Company progresses with its Year 2000 transition, systems or equipment may be identified which present a material risk of business interruption. Such disruption may include the inability to process customer accounting transactions, including deposits, withdrawals, loan payments and disbursements; the inability to reconcile and record daily activity; the inability to process loan applications or to track delinquencies; the inability to generate checks or to clear funds. In addition, if any of the Company's major borrowers should fail to achieve Year 2000 compliance, and should they experience a disruption of their own businesses, their ability to meet their obligations to the Company may be seriously impaired.

     To mitigate credit risk, the Company has contacted all of its unsecured commercial borrowers to survey their Year 2000 readiness in order to anticipate any potential exposure. The Company also surveys all new commercial borrowers for Year 2000 readiness. The Company has not contacted its largest dollar deposit customers to determine their readiness for Year 2000 because such customers comprise a small percentage of the Company's deposit base.

     To the extent that the risks posed by the Year 2000 problem are pervasive in data processing and telecommunication services worldwide, or the extent that disruption of a power utility prevents the Company from gaining access to its systems, the Company cannot predict with certainty that it will remain materially unaffected by issues related to the Year 2000 problem, which are beyond the Company's control.

Contingency Plans

     The Company has a contingency plan in operation as of November 1998 which it will update as necessary. The plan identifies components of mission critical applications which are judged, at some point prior to December 31, 1999, to be at risk of failure to achieve complete renovation, validation and implementation. The Contingency Plan will ensure that the Company has sufficiently planned for unanticipated system failures at critical production dates before, on and after January 1, 2000. The contingency plan was completed in November 1998.

     As part of the Bank's Contingency Plan, it has entered into a contract with its data service provider to provide Year 2000 Business Continuity Services. These services include furnishing the Bank with paper and CD ROM copies of all of the Bank's account and loan balance information in the event the Bank's computer system is adversely effected by Year 2000 problems.

     If the Bank is unable to communicate with its data center, this information will be able to be accessed through Microsoft Access which will be installed at every branch and at various other locations. These paper and CDROM copies will be produced beginning on December 27, 1999 and continue through at least January 10, 2000.

     The Company's internal contingency committee meets monthly to monitor the plan and service providers. The Company expects to complete its Year 2000 testing of all mission critical systems prior to any date of potential disruption.

     The plan would be invoked if unanticipated Year 2000 problems occur in production, similar to Disaster Recovery Plans. Essentially, it requires that resources be planned for deployment to ensure that such an interruption does not threaten the viability of the Company. The Company will modify its current Disaster Recovery Plan to specifically address the special circumstances of a disruption due to a Year 2000 related component failure.

     The discussion above contains certain forward-looking statements. Actual results may differ materially from the Company's expectations due to the nature and uncertainty of circumstances surrounding the Year 2000 problem. The Company may fail to identify systems that are not Year 2000 compliant, or the Company or other parties may fail to meet the dates and goals set above. If so, the extent and nature of efforts to then address those contingencies, to repair or replace the affected systems, the Company's ability to obtain qualified personnel, consultants or other resources and the success of those efforts cannot be stated with any degree to certainty.

                                                                       page [29]

Richmond County Financial Corp. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)


--------------------------------------------------------------------------------
Current Legislation

          Currently, legislation is pending that would broaden the activities in which bank holding companies and banks may engage, and restructure the regulation of financial service companies. The legislation would, however, restrict the activities of unitary savings and loan holding companies, subject to a grandfather for existing unitary savings and loan holding companies, such as the Company. The Company is unable to predict whether legislation will be enacted or the extent to which the legislation would impact competition or restrict or disrupt its operations.

--------------------------------------------------------------------------------
Private Securities Litigation Reform Act Safe Harbor Statement

          In addition to historical information,this Annual Report includes certain forward-looking statementsnbased on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

--------------------------------------------------------------------------------
Impact of New Accounting Standards

          For discussion regarding the impact of new accounting standards, refer to Note 1 of Notes to Consolidated Financial Statements.

page [30]

Richmond County Financial Corp. and Subsidiary
Consolidated Statements of Financial Condition
(In thousands, except per share amounts)

                                                                                                                 June 30,
      ------------------------------------------------------------------------------------------------------------------------------

                                                                                                          1999              1998
                                                                                                      ------------------------------

      ASSETS
      Cash and due from banks ................................................................        $    55,773       $    31,884
      Federal funds sold .....................................................................             17,775            26,000
      Securities available for sale:
        Investment securities ................................................................            297,611           238,890
        Mortgage-backed and mortgage-related securities ......................................            866,844           604,304
      Loans receivable:
        Real estate loans ....................................................................          1,301,118           623,293
        Other loans ..........................................................................             26,294            28,452
        Less allowance for loan losses .......................................................            (13,885)           (7,276)
                                                                                                      ------------------------------

      Total loans receivable, net ............................................................          1,313,527           644,469
      Federal Home Loan Bank stock ...........................................................             38,388            15,550
      Banking premises and equipment, net ....................................................             27,353            13,094
      Accrued interest receivable ............................................................             15,568             9,827
      Other real estate owned ................................................................                997               322
      Goodwill ...............................................................................             43,382                --
      Other assets ...........................................................................             82,877            11,504
                                                                                                      ------------------------------

        Total assets .........................................................................        $ 2,760,095       $ 1,595,844
                                                                                                      ==============================

      LIABILITIES AND STOCKHOLDERS' EQUITY
      Liabilities:
      Demand deposits ........................................................................        $   169,007       $   121,646
      Savings, N.O.W. & Money market accounts ................................................            842,465           501,906
      Certificates of deposit ................................................................            598,470           325,348
      Escrow accounts ........................................................................              9,528             1,908
                                                                                                      ------------------------------
        Total deposits .......................................................................          1,619,470           950,808
      Securities sold under agreements to repurchase .........................................             94,000                --
      Borrowings .............................................................................            663,832           306,000
      Accrued expenses & other liabilities ...................................................             12,582            10,441
                                                                                                      ------------------------------
        Total liabilities ....................................................................          2,389,884         1,267,249

      Stockholders' Equity:
      Preferred stock, $.01 par value, 5,000,000 shares authorized; none issued ..............                 --                --
      Common stock, $.01 par value, 75,000,000 shares authorized; 32,737,134 and 26,423,550 shares issued and outstanding, as of June 30, 1999
        and June 30, 1998, respectively ......................................................                327               264
      Additional paid-in-capital .............................................................            330,122           254,307
      Retained earnings-substantially restricted .............................................            122,784           103,760
      Unallocated common stock held by ESOP ..................................................            (31,978)          (33,706)
      Unearned compensation MRP stock ........................................................            (16,885)               --
      Treasury stock, at cost, 1,074,295 shares ..............................................            (17,967)               --
      Accumulated other comprehensive income:
         Net unrealized (loss) gain on securities, net of tax ................................            (16,192)            3,970
                                                                                                      ------------------------------
           Total stockholders' equity ........................................................            370,211           328,595
                                                                                                      ------------------------------
           Total liabilities and stockholders' equity ........................................        $ 2,760,095       $ 1,595,844
                                                                                                      ------------------------------


See accompanying notes to consolidated financial statements.

                                                                       page [31]

Richmond County Financial Corp. and Subsidiary
Consolidated Statements of Operations
(In thousands, except per share amounts)

                                                                                              Years Ended June 30,
     ----------------------------------------------------------------------------------------------------------------------
                                                                                     1999            1998            1997
                                                                                  -----------------------------------------
     Interest income
       Loans ................................................................     $ 72,231        $ 44,375        $ 38,068
       Debt and equity securities ...........................................       19,040          14,645          16,754
       Mortgage-backed and mortgage-related securities ......................       39,914          23,622           9,588
       Federal funds sold ...................................................        1,277           3,822             961
       Other ................................................................          112             290             410
                                                                                  -----------------------------------------
          Total interest income .............................................      132,574          86,754          65,781
                                                                                  -----------------------------------------
     Interest expense
       Deposits .............................................................       35,931          31,734          27,707
       Securities sold under repurchase agreements ..........................          686           1,059              --
       Borrowed funds .......................................................       25,614           4,719              --
                                                                                  -----------------------------------------
          Total interest expense ............................................       62,231          37,512          27,707
                                                                                  -----------------------------------------
          Net interest income ...............................................       70,343          49,242          38,074
     Provision for loan losses ..............................................        2,550           2,200           1,080
                                                                                  -----------------------------------------
          Net interest income after provision for loan losses ...............       67,793          47,042          36,994
                                                                                  -----------------------------------------
     Non-interest income
       Fee income ...........................................................        5,511           3,397           2,962
       Net gain (loss) on sales of securities and loans .....................        3,576             163            (107)
       Curtailment gain on pension plan .....................................        2,021              --              --
       Other ................................................................          281              41               6
                                                                                  -----------------------------------------
          Total non-interest income .........................................       11,389           3,601           2,861
                                                                                  -----------------------------------------
     Non-interest expenses
       Salaries and employee benefits .......................................       20,988          12,929           9,850
       Occupancy costs ......................................................        3,867           3,181           3,063
       Computer service fees ................................................        3,598           2,743           2,511
       Advertising ..........................................................        1,803           1,135             817
       FDIC insurance premiums ..............................................          175             154             624
       Contribution to RCS Foundation .......................................           --          19,558              --
       Other ................................................................        4,785           4,033           2,489
                                                                                  -----------------------------------------
          Total general and administrative ..................................       35,216          43,733          19,354
       Amortization of goodwill and other intangibles .......................        1,144             313             313
                                                                                   ----------------------------------------
          Total non-interest expense ........................................       36,360          44,046          19,667
                                                                                  -----------------------------------------
     Income before income taxes .............................................       42,822           6,597          20,188
     Provision for income taxes .............................................       16,178           2,071           9,463
                                                                                  -----------------------------------------
          Net income ........................................................     $ 26,644        $  4,526        $ 10,725
                                                                                  =========================================

     Earnings (loss) per share:
       (since Conversion for fiscal 1998)
          Basic .............................................................     $   1.07        $  (0.16)            N/A
          Diluted ...........................................................     $   1.07        $  (0.16)            N/A

See accompanying notes to consolidated financial statements.

page [32]

Richmond County Financial Corp. and Subsidiary
Consolidated Statements of Changes in Stockholders' Equity
(In thousands, except per share amounts)

                                                                                           Retained       Accumulated
                                                                        Additional         Earnings          Other
                                                           Common         Paid-in       Substantially     Comprehensive
                                                           Stock          Capital        Restricted         Income
     ------------------------------------------------------------------------------------------------------------------
     Balance at June 30, 1996 .....................     $      --       $      --        $  89,830          $      71
     Comprehensive income:
        Net income ................................            --              --           10,725                 --
        Other comprehensive income, net of tax:
           Net unrealized gain on certain
              securities, net of tax ..............            --              --               --                239
     Comprehensive income .........................
                                                        ---------------------------------------------------------------
     Balance at June 30, 1997 .....................     $      --       $      --        $ 100,555          $     310
                                                        ---------------------------------------------------------------
     Comprehensive income:
        Net income ................................            --              --            4,526                 --
        Other comprehensive income, net of tax:
          Net unrealized gain on certain
           securities, net of tax .................            --              --               --              3,660
     Comprehensive income .........................
     Cash dividends paid on common stock ..........            --              --           (1,321)                --
     Issuance of 24,466,250 shares of common
        stock in the  initial public offering .....           245         234,644               --                 --
     Issuance of 1,957,300 shares of common
        stock to the RCS Foundation ...............            19          19,553               --                 --
     Open market purchase of
        common stock by the ESOP ..................            --              --               --                 --
     Allocation of ESOP stock .....................            --             110               --                 --
                                                        ---------------------------------------------------------------
     Balance at June 30, 1998 .....................     $     264       $ 254,307        $ 103,760          $   3,970
                                                        ---------------------------------------------------------------
     Comprehensive income:
        Net income ................................            --              --           26,644                 --
        Other comprehensive income, net of tax:
          Net unrealized loss on certain
           securities, net of tax .................            --              --               --            (20,162)
     Comprehensive income .........................
     Cash dividends paid on common stock ..........            --              --           (7,620)                --
     Issuance of stock for Ironbound Bankcorp, NJ
        acquisition (1,458,842 shares) ............            14          25,851               --                 --
     Issuance of stock for Bayonne Bancshares, Inc.
        acquisition (8,668,615 shares) ............            49          62,059               --                 --
     Common stock repurchased
        (4,604,213 shares) ........................            --              --               --                 --
     Treasury stock issued for options
        exercised (55,817 shares) .................            --              --               --                 --
     Open market purchases of Bayonne
        Bancshares, Inc. common stock
        (464,625 shares) ..........................            --              --               --                 --
     Open market purchases of
        unearned MRP stock ........................            --              --               --                 --
     Reissuance of treasury stock .................            --         (12,045)              --                 --
     Allocation of ESOP and MRP stock .............            --             (50)              --                 --
                                                        ---------------------------------------------------------------
     Balance at June 30, 1999 .....................     $     327       $ 330,122        $ 122,784          $ (16,192)
                                                        ===============================================================


                                                        Unallocated      Unearned
                                                          Common          Common
                                                        Stock Held      Stock Held        Treasury
                                                         by ESOP          by MRP           Stock              Total
     ------------------------------------------------------------------------------------------------------------------
     Balance at June 30, 1996 .....................     $      --       $      --        $      --          $  89,901
     Comprehensive income:
        Net income ................................            --              --               --             10,725
        Other comprehensive income, net of tax:
           Net unrealized gain on certain
              securities, net of tax ..............            --              --               --                239
                                                                                                            -----------
     Comprehensive income .........................                                                            10,964
                                                        ---------------------------------------------------------------
     Balance at June 30, 1997 .....................     $      --       $      --        $      --          $ 100,865
                                                        ---------------------------------------------------------------
     Comprehensive income:
        Net income ................................            --              --               --              4,526
       Other comprehensive income, net of tax:
          Net unrealized gain on certain
           securities, net of tax .................            --              --               --              3,660
                                                                                                            -----------
     Comprehensive income .........................                                                             8,186
                                                                                                            -----------
     Cash dividends paid on common stock ..........            --              --               --             (1,321)
     Issuance of 24,466,250 shares of common
        stock in the  initial public offering .....            --              --               --            234,889
     Issuance of 1,957,300 shares of common
        stock to the RCS Foundation ...............            --              --               --             19,572
     Open market purchase of
        common stock by the ESOP ..................       (34,571)             --               --            (34,571)
     Allocation of ESOP stock .....................           865              --               --                975
                                                        ---------------------------------------------------------------
     Balance at June 30, 1998 .....................     $ (33,706)      $      --        $      --          $ 328,595
                                                        ---------------------------------------------------------------
     Comprehensive income:
        Net income ................................            --              --               --             26,644
        Other comprehensive income, net of tax:
        Net unrealized loss on certain
           securities, net of tax .................            --              --               --            (20,162)
                                                                                                            -----------
     Comprehensive income .........................                                                             6,482
                                                                                                            -----------
     Cash dividends paid on common stock ..........            --              --               --             (7,620)
     Issuance of stock for Ironbound Bankcorp, NJ
        acquisition (1,458,842 shares) ............            --              --               --             25,865
     Issuance of stock for Bayonne Bancshares, Inc.
        acquisition (8,668,615 shares) ............            --          (2,820)          63,103            122,391
     Common stock repurchased
        (4,604,213 shares) ........................            --              --          (75,529)           (75,529)
     Treasury stock issued for options
        exercised (55,817 shares) .................            --              --              915                915
     Open market purchases of Bayonne
        Bancshares, Inc. common stock
        (464,625 shares) ..........................            --              --           (6,456)            (6,456)
     Open market purchases of
        unearned MRP stock ........................            --         (16,118)              --            (16,118)
     Reissuance of treasury stock .................            --              --               --            (12,045)
     Allocation of ESOP and MRP stock .............         1,728           2,053               --              3,731
                                                        ---------------------------------------------------------------
     Balance at June 30, 1999 .....................     $ (31,978)      $ (16,885)       $ (17,967)         $ 370,211
                                                        ===============================================================


(1) Disclosure of reclassification amount, net of tax for the fiscal years ended June 30,:        1999         1998          1997
                                                                                                ------------------------------------

     Net unrealized (depreciation) appreciation arising during the year ....................    $(16,331)     $  6,179     $    449
     Less: Reclassification adjustment for net gain (losses) included in net income.........       3,831         2,519          210
                                                                                                ------------------------------------

     Net unrealized (loss) gain on certain securities ......................................    $(20,162)     $  3,660     $    239
                                                                                                ====================================


See accompanying notes to consolidated financial statements.

                                                                       page [33]

Richmond County Financial Corp. and Subsidiary
Consolidated Statements of Cash Flows
(In thousands)

                                                                                            Years Ended June 30,
    -----------------------------------------------------------------------------------------------------------------------
                                                                                     1999            1998          1997
                                                                                  -----------------------------------------
    Cash Flows from Operating Activities:
    Net income ..............................................................     $  26,644      $   4,526      $  10,725
    Adjustments to reconcile net income to net cash provided
      by operating activities:
        Contribution of the Company's common stock
          to the RCS Foundation .............................................            --         19,553             --
        ESOP and MRP expense ................................................         3,731            975             --
        Depreciation ........................................................         1,314            848            928
        Amortization of goodwill ............................................           831             --             --
        Amortization of deposit premium .....................................           313            313            313
        Amortization of deferred fees, net ..................................          (311)          (446)          (479)
        Amortization of investment premiums, net accretion of discount ......         2,576            482          1,039
        Provision for loan losses ...........................................         2,550          2,200          1,080
        Amortization of loan premiums, net accretion of discount ............          (344)          (158)          (158)
        Net realized (gains) losses on sales of securities and loans ........        (3,514)           (30)           103
        Net realized (gains) losses on sales of other real estate owned......           (55)          (133)             4
        Decrease (increase) in receivable from broker .......................            --             --          7,531
        (Increase) decrease in accrued interest receivable ..................        (1,182)        (1,559)           944
        (Decrease) increase in accrued expenses and other liabilities .......       (12,150)         3,754          1,321
        Increase in other assets ............................................       (48,532)        (5,350)          (746)
                                                                                  -----------------------------------------
          Net cash (used in)/provided by operating activities ...............       (28,129)        24,975         22,605

    Cash Flows from Investing Activities:
      Increase in loans receivable, net .....................................      (435,520)      (114,373)       (79,002)
      Loan purchases ........................................................        (1,500)       (38,616)          (910)
      Proceeds from sales of loans ..........................................        16,705             --          2,004
    Investment securities held to maturity:
      Maturities and redemptions ............................................            --         55,972        127,005
      Purchases .............................................................            --             --        (17,611)
    Investment securities available for sale:
      Sales and redemptions .................................................       107,141        108,936         11,938
      Purchases .............................................................       (96,028)      (173,260)       (17,678)
    Mortgage-backed and mortgage-related securities held to maturity:
      Maturities and redemptions ............................................            --         29,237          3,609
      Principal collected ...................................................            --         31,987         25,315
      Purchases .............................................................            --             --       (133,668)
    Mortgage-backed and mortgage-related securities available for sale:
      Sales and redemptions .................................................        63,931         69,074             --
      Principal collected ...................................................       264,460         86,073            479
      Purchases .............................................................      (384,631)      (608,059)       (26,478)
    Purchases of Federal Home Loan Bank of New York stock ...................       (11,990)       (15,550)            --
    Net additions to banking premises and equipment .........................        (5,088)        (1,884)        (1,418)
    Proceeds from sales of other real estate owned ..........................           350            823            479
    Cash and cash equivalents acquired from
      Ironbound Bankcorp, NJ acquisition ....................................        40,226             --             --
    Cash and cash equivalents acquired from
      Bayonne Bancshares, Inc. acquisition ..................................       124,055             --             --
                                                                                  -----------------------------------------
          Net cash used in investing activities .............................      (317,889)      (569,640)      (105,936)

page [34]

Richmond County Financial Corp. and Subsidiary
Consolidated Statements of Cash Flows (continued)
(In thousands)

                                                                                              Years Ended June 30,
     -----------------------------------------------------------------------------------------------------------------------
                                                                                      1999            1998           1997
                                                                                   -----------------------------------------
     Cash Flows from Financing Activities:
       Net increase in deposits ..............................................     $ 133,076      $  64,369      $  66,603
       Increase (decrease) in escrow accounts ................................         7,620            621             (1)
       Increase in borrowings funds ..........................................       320,000        306,000             --
       Net proceeds of common stock issuance .................................            --        234,908             --
       Loan to ESOP for open market purchase of common stock .................            --        (34,571)            --
       Purchase of MRP stock .................................................       (16,118)            --             --
       Purchase of treasury shares ...........................................       (75,529)            --             --
       Net proceeds from issuance of common stock upon exercise
         of stock options ....................................................           253             --             --
       Cash dividends paid on common stock ...................................        (7,620)        (1,321)            --
                                                                                   -----------------------------------------
           Net cash provided by financing activities .........................       361,682        570,006         66,602

       Net increase (decrease) in cash and cash equivalents ..................        15,664         25,341        (16,729)
       Cash and cash equivalents at beginning of the year ....................        57,884         32,543         49,272
                                                                                   -----------------------------------------
       Cash and cash equivalents at end of the year ..........................     $  73,548      $  57,884      $  32,543
                                                                                   =========================================
     Supplemental Disclosure of Cash Flow Information:
       Cash paid during the year for:
         Interest on deposits and borrowed funds .............................     $  59,914      $  35,609      $  27,707
         Income taxes ........................................................        16,254          6,949          8,733

     Non-cash investing activities:
       Transfer of loans to other real estate owned, net .....................     $     482      $     350      $     673
       Securitization of mortgage loans to mortgage-backed securities ........        77,159             --             --
       Transfer of securities from held to maturity to available for sale ....            --        273,127             --
       Net unrealized (loss) gains on available for sale investments .........       (16,331)         6,179            449

     Supplemental Information to the Consolidated Statements of Cash Flows Relating to Acquisitions:

       Non-cash investing and financing transactions relating to the Ironbound Bankcorp, NJ and Bayonne Bancshares, Inc. for the year ended June 30, 1999 not reflected in the Consolidated Statements of Cash Flows are listed below:

                                                                                        Ironbound       Bayonne
                                                                                       Bankcorp, NJ   Bancshares, Inc.
     ------------------------------------------------------------------------------------------------------------------
     Fair value of assets acquired, excluding cash and cash equivalents acquired.....    $  74,096       $ 528,372
     Liabilities assumed ............................................................     (103,745)       (570,344)
     Excess of cost over fair value of net assets acquired ..........................       15,288          28,925
     Stock consideration ............................................................      (25,865)       (111,008)
                                                                                         ------------------------------
     Cash and cash equivalents acquired .............................................    $ (40,226)      $(124,055)
                                                                                         ==============================

See accompanying notes to consolidated financial statements.

                                                                       page [35]

Richmond County Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements


--------------------------------------------------------------------------------
1. Summary of Significant Accounting Policies and Related Matters

          Richmond County Financial Corp. (the "Company") was organized under Delaware law as the savings and loan holding company for Richmond County Savings Bank and its subsidiaries (the "Bank") in connection with the Bank's conversion from a New York State chartered mutual savings bank to a New York State chartered stock savings bank on February 18, 1998 (the "Conversion"). See note 2 for a further discussion of the Conversion.

          The Company's business consists primarily of the business activities of the Bank. The Bank, together with its two divisional banks, First Savings Bank of New Jersey and Ironbound Bank, operates 15 banking offices on Staten Island, one banking office in Brooklyn, eight banking offices in the counties of Essex, Hudson, and Union, New Jersey, and a multifamily loan processing center in Jericho, Long Island. The Bank's activities include attracting deposits from the general public and originating secured residential, multifamily and commercial real estate loans. The Bank also provides other financial services to customers primarily within this region. The Bank's primary revenues are derived from these banking activities and its portfolios of investment and mortgage-backed and mortgage-related securities. The Bank is subject to competition from other financial institutions. Deposits at the Bank are insured up to applicable limits by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"). The Bank is subject to regulation by the FDIC and the New York State Banking Department.

          The following is a description of the significant accounting policies followed by the Company and its wholly-owned subsidiary. The policies conform to generally accepted accounting principles and to general practice within the banking industry:

     (a) Principles of Consolidation and Basis of Financial Statement
     Presentation

          The consolidated financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") and include the accounts of the Company and its wholly-owned subsidiary. All significant inter-company balances and transactions have been eliminated in consolidation.

     (b) Use of Estimates

          The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from the estimates.

     (c) Cash and Cash Equivalents

          For purposes of reporting cash flows, the Company defines cash and cash equivalents as cash and due from banks (including restricted cash), federal funds sold and time deposits with original maturities of three months or less.

     (d) Securities Held to Maturity

          Investment securities and mortgage-backed and mortgage-related securities, for which the Company has the positive intent and ability to hold to maturity, are stated at cost, adjusted for amortization of premiums and discounts, which are recognized as adjustments to interest income over the life of the security, so as to provide a level yield.

     (e) Securities Available for Sale

          Investment securities and mortgage-backed and mortgage-related securities, not classified as trading nor as held to maturity, are classified as available for sale and are carried at fair value. Unrealized gains or losses on securities available for sale are included in accumulated other comprehensive income, as a separate component of stockholders' equity, net of applicable income taxes. Gains and losses on the disposition of securities available for sale are recognized using the specific identification method.

     (f) Loans Receivable

          Loans receivable are stated at unpaid principal balances, less unearned discounts and net deferred origination and commitment fees. Loan origination and commitment fees and certain direct costs incurred in connection with loan originations are deferred and amortized to income over the life of the related loans as an adjustment to yield. Loans held for sale are stated at the lower of cost or market value.

          The Company does not accrue interest on loans that are more than 90 days delinquent as to principal or interest unless, in the opinion of management, collection is probable, with the exception of single-family-home loans secured by real estate, where accrual is discontinued after six months. Any accrued but unpaid interest previously recorded on these loans is reversed against current period interest income. Effective July 1, 1997, the Bank revised this policy such that it does not accrue interest on any loans, including single-family loans secured by real estate, which are more than 90 days delinquent as to principal or interest unless, in the opinion of management, collection is probable. The effect of this change in policy was immaterial.

page [36]

     (g) Allowance for Loan Losses

          The allowance for loan losses is based on management's periodic review and evaluation of the loan portfolio and the potential for loss in light of the current composition of the loan portfolio, current economic conditions, and other relevant factors.

          Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, which may be susceptible to significant change. In the opinion of management, the allowance, when taken as a whole, is adequate to absorb estimated loan losses inherent in the Company's entire portfolio.

     (h) Banking Premises and Equipment

          Banking premises and equipment are recorded at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives (3 to 20 years) on a straight-line basis. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

          Expenditures for improvements and major renewals are capitalized, while the cost of ordinary maintenance, repairs and minor improvements is charged to operations.

     (i) Other Real Estate Owned

          Other real estate owned, consisting of properties acquired through foreclosure, is carried at the lower of carrying amount or fair value less cost to sell.

     (j) Excess of Cost Over Fair Value of Net Assets Acquired

          The excess of cost over the fair value of net assets acquired in the acquisitions of Bayonne Bancshares, Inc. and Ironbound Bankcorp, NJ., is amortized using the straight line method over fifteen years. The excess of cost over fair value of net assets acquired ("Goodwill") is evaluated periodically by the Company for impairment in response to changes in circumstances or events.

     (k) Income Taxes

          The Company uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured at currently enacted income tax rates applicable to the period in which they are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     (l) Treasury Stock

          Repurchases of common stock are recorded as treasury stock at cost.

     (m) Earnings Per Share

          Basic earnings per share ("EPS") is calculated by dividing net income by the weighted average number of common shares outstanding. Diluted EPS is calculated using the same method as basic EPS, but reflects potential dilution of common stock equivalents. Shares of common stock held by the Employee Stock Ownership Plan ("ESOP") that have not been allocated to participants' accounts or are not committed to be released for allocation and non-vested 1998 Stock-Based Incentive Plan (the "MRP") shares are not considered to be outstanding for the calculation of basic EPS, however, a portion of such shares are considered in the calculation of diluted EPS as common stock equivalents of basic EPS. Basic and diluted weighted average common shares outstanding were 24,807,859 shares, for the fiscal year ended June 30, 1999.

          For fiscal year ended June 30, 1998, basic EPS is calculated by dividing net loss since Conversion by the weighted average number of common shares outstanding. There were no dilutive stock equivalents for the fiscal year ended June 30, 1998. Since the Conversion on February 18, 1998, basic and diluted weighted average common shares outstanding was 24,328,143 shares. For fiscal year ended June 30, 1998, net loss since Conversion was $4.0 million.

     (n) Employee Benefits

          The Company follows the provisions of the American Institute of Certified Public Accountants ("AICPA") Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). In accordance with SOP 93-6, compensation expense is recorded at an amount equal to the shares committed by the ESOP multiplied by the average fair value of the Company's common stock during the reporting period. The difference between the fair value of shares for the period and the cost of the shares committed by the ESOP is recorded as an adjustment to additional paid in capital.

                                                                       page [37]

Richmond County Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (continued)


          Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" established a fair value-based method of accounting for stock-based compensation arrangements with employees, rather than the intrinsic value-based method that is contained in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). SFAS No. 123 does not require an entity to adopt the new fair value-based method for purposes of preparing its basic financial statements. The Company has chosen to continue to use the APB No. 25 method; however, SFAS No. 123 requires the presentation of pro forma net income and EPS information in the notes to the financial statements as if the fair value-based method had been adopted. See Note 10 for the presentation of this pro forma information.

          Effective for the fiscal year ended June 30, 1999, the Company adopted the provisions of SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS 132 supersedes the disclosure requirements of SFAS No. 87, "Employers' Accounting for Pensions," and SFAS No. 106. This standard requires additional information on the changes in the benefit obligations and plan assets and eliminates certain disclosures to facilitate the financial analysis of these plans. This standard is limited to issues of reporting and presentation and does not address recognition or measurement, therefore, its adoption did not affect the Company's financial condition or results of operations. All periods presented have been restated to conform to the new requirements. See Note 10 for the presentation of this information.

     (o) Comprehensive Income

          The Company adopted SFAS No. 130, "Reporting Comprehensive Income" in the second quarter of fiscal 1999. All comparative financial statements provided for earlier periods have been restated to reflect application of the provisions. Comprehensive income includes net income and all other changes in equity during a period except those resulting from investments by owners and distribution to owners. Other comprehensive income includes revenues, expenses, gains and losses that, under generally accepted accounting principles, are included in comprehensive income but excluded from net income. Comprehensive income and accumulated other comprehensive income are reported net of related income taxes. Accumulated other comprehensive income consists solely of unrealized gains and losses on available for sale securities.

     (p) Segment Reporting

          During fiscal 1999, the Company adopted SFAS No. 131, "Disclosures about segments of an Enterprise and Related Information." SFAS No. 131 requires public companies to report certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision maker. Specific information to be reported for individual operating segments includes a measure of profit and loss, certain revenue and expense items, and total assets. As a community-oriented financial institution, substantially all of the Company's operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Company's only operating segment for financial reporting purposes under SFAS No. 131.

     (q) Recently Issued Accounting Pronouncements

          In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under SFAS No. 133, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e. gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows or foreign currencies.

          SFAS No. 133 is effective for fiscal quarters of fiscal years beginning after June 15, 2000 and does not require restatement of prior periods. Currently the Company does not have any derivative instruments nor has it entered into any hedging transactions. Therefore, management of the Company believes the implementation of SFAS No. 133 will not have an impact on the Company's consolidated financial statements.

     (r) Reclassifications

          Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

page [38]

--------------------------------------------------------------------------------
2. Conversion to Stock Form of Ownership

          On July 31, 1997, the Board of Trustees of the Bank unanimously adopted a Plan of Conversion whereby the Bank would convert from a New York State chartered mutual bank to a New York State chartered stock institution with the concurrent formation of a holding company, Richmond County Financial Corp. (the "Conversion").

          The Conversion was completed on February 18, 1998, with the issuance by the Company of 24,466,250 shares of common stock, at a price of $10.00 per share, in an initial public offering. The Company received gross proceeds from the Conversion of $244.7 million, before the reduction from gross proceeds of $9.8 million for estimated conversion related expenses. The Company used $117.4 million, or 50% of the net proceeds, to purchase all of the outstanding stock of the Bank.

          Concurrent with the completion of the Conversion, an additional 1,957,300 shares of authorized but unissued shares of common stock were contributed by the Company to the Richmond County Savings Foundation (the "Foundation"), a private foundation dedicated to charitable purposes within the Bank's communities that it serves. The Company recorded a one- time charge of $19.6 million, the full amount of the contribution made to the Foundation and a corresponding deferred tax benefit of $8.4 million in fiscal 1998. The contribution to the Foundation will be fully tax deductible, subject to an annual limitation based upon the Company's annual taxable income.

          In connection with the Conversion, the Bank implemented the ESOP. Subsequent to the Conversion, the ESOP purchased, through a $34.6 million loan from the Company, 8%, or 2,113,884 shares of the Company's common stock in the open market.

          The Bank established, in accordance with the requirements of the Office of Thrift Supervision, a liquidation account for $102.8 million, equal to its retained earnings as of the date of the latest consolidated statement of financial condition appearing in the final prospectus. The liquidation account is maintained for the benefit of eligible pre-Conversion account holders who continue to maintain their account at the Bank after the date of Conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled, under New York State Law, to receive a distribution from the liquidation account in an amount equal to their current adjusted account balances for all such depositors then holding qualifying deposits in the Bank.

          In addition, the Company may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

--------------------------------------------------------------------------------
3. Acquisitions

     Bayonne Bancshares, Inc.

          At the close of business on March 22, 1999, the Company completed its acquisition of Bayonne Bancshares, Inc. ("Bayonne"), the holding company of First Savings Bank of New Jersey, SLA, a New Jersey State chartered savings and loan association with four full service banking offices located in Bayonne, New Jersey in a transaction which was accounted for as a purchase. The cost of the acquisition was approximately $118.5 million of which the Company issued 1.05 shares of its common stock for each outstanding share of Bayonne common stock for a total of 8,668,615 common shares of which 3,938,731 shares were issued from its treasury shares. Options to purchase 683,577 shares of Bayonne common stock were also converted into options to purchase 717,755 shares of the Company's common stock. The goodwill attributable to the transaction was $28.8 million which is being amortized on a straight line basis over 15 years.

     Ironbound Bankcorp, NJ.

          At the close of business on March 5, 1999, the Company completed its acquisition of Ironbound Bankcorp, NJ ("Ironbound"), the holding company of Ironbound Bank, a New Jersey chartered commercial bank with three full service commercial banking offices located in the New Jersey counties of Union and Essex in a transaction which was accounted for as a purchase. The cost of the acquisition was approximately $27.7 million. The Company issued
     1.463 shares of its common stock for each outstanding share of Ironbound common stock for a total of 1,458,842 common shares. The goodwill attributable to the transaction was $15.3 million which is being amortized on a straight line basis over 15 years.

                                                                       page [39]

Richmond County Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (continued)


--------------------------------------------------------------------------------
4. Securities Available for Sale

          As part of its efforts to manage the Company's asset/liability strategy in an environment experiencing above normal repayment risk and market sensitivity to potential changes in market interest rates, in February 1998, as part of a balance sheet restructuring initiative, the Bank transferred its entire held to maturity portfolio to its securities available for sale portfolio. As a result, at June 30, 1999 and 1998, the Company had no securities in held to maturity.

          The amortized cost of investment securities and mortgage-backed and mortgage-related securities and their related estimated fair values at June 30, 1999 and 1998, are summarized as follows:

                                                                                            June 30, 1999
    ------------------------------------------------------------------------------------------------------------------------------
                                                                                     Gross             Gross
                                                                   Amortized       Unrealized        Unrealized        Estimated
                                                                      Cost           Gains             Losses          Fair Value
                                                                   ---------------------------------------------------------------
                                                                                            (In thousands)
    Investment securities:
        U.S. Government and agencies .........................     $  41,864        $       2         $  (2,254)        $  39,612
        Corporate and other debt obligations .................       217,765              494            (6,715)          211,544
                                                                   ---------------------------------------------------------------
                                                                   $ 259,629        $     496         $  (8,969)        $ 251,156
                                                                   ===============================================================
    Marketable equity securities:
        Preferred ............................................     $  29,687        $     433         $     (23)        $  30,097
        Common ...............................................        16,218            1,236            (1,096)           16,358
                                                                   ---------------------------------------------------------------
                                                                   $  45,905        $   1,669         $  (1,119)        $  46,455
                                                                   ===============================================================
    Mortgage-backed and mortgage-related securities:
      Federal Home Loan Mortgage Corporation
          Pass-Through Certificates ..........................     $ 166,129        $      83         $  (4,740)        $ 161,472
      Government National Mortgage Association
          Pass-Through Certificates ..........................       162,446               80            (3,279)          159,247
        Private Issuer Pass-Through Certificates .............        92,664               --            (2,930)           89,734
      Federal National Mortgage Association
         Pass-Through Certificates ...........................        98,465                5            (1,415)           97,055
      Federal National Mortgage Association
          Real Estate Mortgage Investment Conduits ...........        55,849               --              (927)           54,922
      Private Issuer Real Estate Mortgage
          Investment Conduits ................................       311,274                3            (6,863)          304,414
                                                                   ---------------------------------------------------------------
                                                                   $ 886,827        $     171         $ (20,154)        $ 866,844
                                                                   ===============================================================

page [40]

                                                                          June 30, 1998
------------------------------------------------------------------------------------------------------------
                                                                       Gross          Gross
                                                       Amortized     Unrealized     Unrealized    Estimated
                                                         Cost          Gains          Losses      Fair Value
                                                       -----------------------------------------------------
                                                                         (In thousands)
Investment securities:
   U.S. Government and agencies .................      $  33,444     $     226      $      (6)     $  33,664
   Corporate and other debt obligations .........        146,870         2,069            (59)       148,880
                                                       -----------------------------------------------------
                                                       $ 180,314     $   2,295      $     (65)     $ 182,544
                                                       =====================================================
Marketable equity securities:
   Preferred ....................................      $  27,146     $   1,303      $      (1)     $  28,448
   Common .......................................         24,786         2,861           (591)        27,056
   Mutual Funds .................................            605           237             --            842
                                                       -----------------------------------------------------
                                                       $  52,537     $   4,401      $    (592)     $  56,346
                                                       =====================================================
Mortgage-backed and mortgage-related securities:
  Federal Home Loan Mortgage Corporation
     Pass-Through Certificates ..................      $  96,970     $     547      $    (155)     $  97,362
  Government National Mortgage Association
     Pass-Through Certificates ..................        185,098           307           (382)       185,023
   Private Issuer Pass-Through Certificates .....         18,143            65             --         18,208
  Federal National Mortgage Association
     Pass-Through Certificates ..................         76,616            82           (247)        76,451
  Federal National Mortgage Association
     Real Estate Mortgage Investment Conduits ...         39,165            14            (54)        39,125
  Private Issuer Real Estate Mortgage
     Investment Conduits ........................        187,587           584            (36)       188,135
                                                       -----------------------------------------------------
                                                       $ 603,579     $   1,599      $    (874)     $ 604,304
                                                       =====================================================

     The amortized cost and estimated fair values of investment and mortgage-backed and mortgage-related securities available for sale by contractual maturity at June 30, 1999 are as follows:

                                            June 30, 1999
-----------------------------------------------------------------------------
                                                       Mortgage-backed and
                           Investment Securities  mortgage-related Securities
                           --------------------------------------------------
                           Amortized  Estimated    Amortized       Estimated
                             Cost     Fair Value      Cost         Fair Value
                           --------------------------------------------------
                                                (In thousands)
Year ended June 30:
    2000................   $    800    $    800      $     --       $     --
    2001-2004...........     21,233      21,096        11,234         11,219
    2005-2010...........     26,976      26,552        29,872         29,711
    2011 and thereafter.    210,620     202,708       845,721        825,914
                           -------------------------------------------------
                           $259,629    $251,156      $886,827       $866,844
                           =================================================

     Sales and redemptions of investment securities from the available for sale portfolio during the years ended June 30, are summarized as follows:

                                                   Years Ended June 30,
------------------------------------------------------------------------------
                                              1999         1998         1997
                                            ----------------------------------
                                                      (In thousands)
 Proceeds from sales and redemptions......  $171,072     $  178,010   $ 11,938
 Gross gains..............................     3,424            317         40
 Gross losses.............................       352            287         24


                                                                       page [41]

Richmond County Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (continued)


--------------------------------------------------------------------------------
5. Loans Receivable

       Loans receivable consist of the following:

                                                                               June 30,
    --------------------------------------------------------------------------------------------
                                                                        1999             1998
                                                                    ----------------------------
                                                                           (In thousands)
    One- to four-family mortgage loans ........................     $   834,528      $   470,385
    Multifamily mortgage loans ................................         290,066           50,491
    Commercial real estate mortgage loans .....................         107,280           55,416
    Construction and development loans, principally residential          51,044           31,297
    Home equity loans .........................................          18,575           15,379
                                                                    ----------------------------
                                                                      1,301,493          622,968
    Less unearned discounts/plus premiums, net ................            (375)             325
                                                                    ----------------------------
    Total real estate mortgage loans ..........................       1,301,118          623,293

    Consumer and student loans ................................          11,817           21,770
    Commercial loans ..........................................          14,557            6,783
                                                                    ----------------------------
                                                                         26,374           28,553
    Less net deferred origination and commitment fees .........             (80)            (101)
                                                                    ----------------------------
    Total other loans .........................................          26,294           28,452
    Less allowance for loan losses ............................         (13,885)          (7,276)
                                                                    ----------------------------
    Total loans receivable, net ...............................     $ 1,313,527      $   644,469
                                                                    ============================

          Included in real estate mortgage loans are $19.8 million and $20.8 million of mortgages serviced by third parties as of June 30, 1999 and 1998, respectively.

          The Bank sells real estate mortgage loans to the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA") and the State of New York Mortgage Association ("SONYMA"). These loans are then serviced by the Bank under agreements which specify a servicing fee based on a percentage of the outstanding principal balances. At June 30, 1999, 1998 and 1997, the total loans serviced for the above totaled $115.8 million, $45.3 million, and $50.1 million, respectively, and are not included in the consolidated financial statements.

          Loans on non-accrual status totaled $5.9 million, $5.5 million and $2.7 million at June 30, 1999, 1998, and 1997, respectively. If interest on the non-accrual loans had been accrued, such income would have been $0.5 million, $0.5 million and $0.3 million, respectively.

          A summary of the changes in the allowance for loan losses for the years ended June 30, 1999, 1998 and 1997, is as follows:

                                                                  Years Ended June 30,
    -------------------------------------------------------------------------------------------
                                                             1999         1998           1997
                                                          -------------------------------------
                                                                     (In thousands)
    Balance at beginning of year ....................     $  7,276      $  5,470      $  4,796
      Allowance of acquired institutions ............        4,357            --            --
      Provision charged to operations ...............        2,550         2,200         1,080
      Charge offs, net of recoveries ................         (298)         (394)         (406)
                                                          -------------------------------------
    Balance at end of year ..........................     $ 13,885      $  7,276      $  5,470
                                                          =====================================

page [42]

--------------------------------------------------------------------------------
6. Banking Premises and Equipment

Banking premises and equipment at June 30, 1999 and 1998 consist of the following:

                                                                June 30,
--------------------------------------------------------------------------------
                                                           1999           1998
                                                        ------------------------
                                                               (In thousands)
Land .............................................      $  5,561       $  2,850
Banking houses and improvements ..................        13,199          7,059
Leasehold improvements ...........................         7,139          3,117
Furniture, fixtures and equipment ................         8,129          5,172
                                                        ------------------------
                                                          34,028         18,198
Less accumulated depreciation and amortization ...        (6,675)        (5,104)
                                                        ------------------------
                                                        $ 27,353       $ 13,094
                                                        ========================

--------------------------------------------------------------------------------
7. Deposits

At June 30, 1999 and 1998, deposits consist of the following:

                                            June 30, 1999      June 30, 1998
--------------------------------------------------------------------------------
                                                     Average            Average
                                            Amount    Rate      Amount   Rate
                                         ---------------------------------------
                                                     (In thousands)
Certificates of deposit ............     $  598,470   5.01%  $  325,348  5.38%
Savings ............................        716,634   2.38      443,433  2.74
Money market demand accounts .......         49,911   3.13       38,741  3.47
Non-interest-bearing demand
  deposits..........................        169,007     --      121,646    --
NOW accounts .......................         75,920   1.48       19,732  2.26
                                         ----------          ----------
                                         $1,609,942          $  948,900
                                         ==========          ==========

Contractual maturities of certificates of deposit accounts at June 30, 1999 and 1998 are as follows:

                                                      June 30, 1999
--------------------------------------------------------------------------------
                                      Certificates
                                      of $100,000      All Other       Total
                                         or More      Certificates  Certificates
                                      ------------------------------------------
                                                     (In thousands)
Year ending June 30:
  2000 .........................        $ 60,360        $392,655       $453,015
  2001 .........................          10,173          84,236         94,409
  2002 .........................           3,362          17,640         21,002
  2003 .........................           5,502          18,497         23,999
  2004 and thereafter ..........             905           5,140          6,045
                                        ----------------------------------------
                                        $ 80,302        $518,168       $598,470
                                        ========================================

                                                      June 30, 1998
--------------------------------------------------------------------------------
Year ending June 30:
  1999 .........................        $ 23,791        $210,856        $234,647
  2000 .........................           5,474          42,119          47,593
  2001 .........................           2,861          20,446          23,307
  2002 .........................           3,442           9,672          13,114
  2003 and thereafter ..........              --           6,687           6,687
                                        ----------------------------------------
                                        $ 35,568        $289,780        $325,348
                                        ========================================

                                                                       page [43]

Richmond County Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (continued)


--------------------------------------------------------------------------------
8. Borrowings

          Borrowings totaled $757.8 million and $306.0 million at June 30, 1999 and 1998, respectively, and consist of the following:

     Federal Home Loan Bank of New York Advances

                                          1999                  1998
     ---------------------------------------------------------------------------
                                              Weighted               Weighted
                                             Average                 Average
                                 Amount    Interest Rate  Amount   Interest Rate
                                ------------------------------------------------
     Contractual Maturity                        (In thousands)
       1998*.................   $     --           --%  $  6,000        6.13%
       2001..................     25,000         5.57         --          --
       2003..................     35,000         5.03     35,000        5.03
       2004..................     22,000         5.32         --          --
       2005..................     30,000         5.45         --          --
       2006..................     65,000         4.77         --          --
       2008..................    475,000         5.22    265,000        5.35
       2009..................     11,832         4.45         --          --
                                ------------------------------------------------
                                $663,832         5.18%  $306,000        5.33%
                                ========                ========

          The advances received were all fixed rate under the FHLB of New York ("FHLBNY") convertible advance program, which grants the FHLBNY the option to call the advance after an initial lock-out period of 1, 2, 3 or 5 years and quarterly thereafter, until maturity. The convertible advances are collateralized by mortgage-backed securities with a carrying value of approximately $677.5 million and $338.6 million, pledges of FHLBNY stock of $38.4 million and $15.6 million at June 30, 1999 and 1998, respectively, and a blanket assignment of the Company's unpledged, qualifying mortgage loans.

     *FHLBNY overnight line of credit advance. Rate is based on the Federal
      Funds rate at time of takedown plus 12.5 basis points. Principal and interest is due on the next succeeding business day. The Company has an available overnight line of credit with the FHLBNY for a maximum of $50.0 million at June 30, 1999.

     Repurchase Agreements

          The contractual maturities of the outstanding repurchase agreements at June 30, 1999 were as follows:

                                                                1999
--------------------------------------------------------------------------------
                                                                     Weighted
                                                                      Average
                                                      Amount       Interest Rate
                                                     ---------------------------
     Contractual Maturity                                  (In thousands)
     August     1999 ............................    $42,300           4.99%
     September  1999 ............................     36,700           5.12
     December   2000* ...........................     15,000           5.90
                                                     ---------------------------
                                                     $94,000           5.19%
                                                     =======

          The above are collateralized by mortgage-backed securities with a carrying value of approximately $97.8 million.

     *Callable commencing December 2000 and quarterly thereafter, until maturity.

page [44]

--------------------------------------------------------------------------------
9. Income Taxes

        Significant components of the Bank's deferred tax assets and liabilities as of June 30, 1999 and 1998, are as follows:

                                                                June 30,
      --------------------------------------------------------------------------
                                                           1999           1998
                                                        ------------------------
                                                            (In thousands)
      Deferred tax assets:
        Allowance for loan losses..................     $ 5,245        $ 3,152
        Deferred loan fees.........................         339             20
        Book over tax amortization.................         289            287
        Non-accrual interest income................         295            471
        Postretirement benefits....................       1,519          1,621
        Securities available for sale..............      12,754             --
        RCS Foundation.............................       4,810          7,420
        1998 Stock Based Incentive Plans...........         776             --
                                                        ------------------------
            Gross deferred tax assets..............      26,027         12,971

      Deferred tax liabilities:
        Tax bad debt reserves......................         646            754
        Tax over book depreciation.................         393            399
        Prepaid pension expense....................       1,010            315
        Securities available for sale..............          --          2,795
                                                        ------------------------
            Gross deferred tax liabilities.........       2,049          4,263
                                                        ------------------------
            Net deferred tax assets................     $23,978        $ 8,708
                                                        ========================

          In view of the Bank's current and projected future earnings trend, management believes that it is more likely than not that the entire net deferred tax assets will be utilized. Accordingly, no valuation allowance was deemed necessary for the net deferred tax assets for the years ended June 30, 1999 and 1998.

          Significant components of the provision (benefit) for income taxes attributable to continuing operations for the years ended June 30, 1999, 1998 and 1997, are as follows:

                                                      Year Ended June 30,
     ---------------------------------------------------------------------------
                                                1999         1998         1997
                                             -----------------------------------
                                                        (In thousands)
     Current:
        Federal ..........................   $ 13,329     $  7,583     $  6,278
        State and local ..................      2,570        2,773        3,361
                                             -----------------------------------
                                               15,899       10,356        9,639
     Deferred:
        Federal ..........................        220       (5,997)        (106)
        State and local ..................         59       (2,288)         (70)
                                             -----------------------------------
                                                  279       (8,285)        (176)
                                             -----------------------------------
                                             $ 16,178     $  2,071     $  9,463
                                             ===================================

          The table below presents a reconciliation between the reported tax provision and the tax provision computed by applying the statutory federal income tax rate (35% for the years ended June 30, 1999, 1998 and 1997) to income before provision for income taxes:

                                                                                                Year Ended June 30,
     ---------------------------------------------------------------------------------------------------------------------
                                                                                       1999          1998          1997
                                                                                      ------------------------------------
                                                                                                (In thousands)
     Federal income tax provision at statutory rates .............................    $ 14,988      $  2,309      $  7,066
     Increase (reduction) in tax resulting from:
       State and local income taxes, net of federal income tax effect ............       1,709           315         2,139
       Other .....................................................................        (519)         (553)          258
                                                                                      ------------------------------------
                                                                                      $ 16,178      $  2,071      $  9,463
                                                                                      ====================================


                                                                       page [45]

Richmond County Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (continued)

       For federal income tax purposes, prior to 1996, if certain definitional tests and other conditions were met, the Bank was allowed a special bad debt deduction in determining its taxable income. The deduction was based on either specified experience formulas or a percentage of taxable income. Federal tax legislation enacted during 1996, repealed the special bad debt deduction provisions. As a result, a large thrift institution, such as the Bank, is required to use the specific charge-off method in computing its federal bad debt deduction for tax years beginning after December 31, 1995. However, New York State enacted legislation which, among other things, would permit a large thrift institution, such as the Bank, to continue to use the bad debt reserve method for both New York State and New York City tax purposes.

       The 1996 federal tax legislation also provided that a large thrift institution, such as the Bank, is required to recapture the excess of its tax bad debt reserves at December 31, 1995, over the balance of such reserves as of December 31, 1987, (the "base year"), whether the additions were made under the percentage of the taxable income method or the experience method. The Bank will be required to recapture its excess bad debt reserves, for which deferred taxes have been recognized, over a six-year period on a straight-line basis beginning in calendar year 1998. The base year reserve will remain subject to recapture in the case of certain excess distributions to and redemptions of shareholders or if the Bank ceases to be a bank. The New York State legislation provides that the recapture of excess bad debt reserves is not required for either New York State or New York City tax purposes.

       At June 30, 1999, the base year bad debt reserve for federal income tax purposes was approximately $9.6 million, for which deferred taxes are not required to be recognized. Bad debt reserves maintained for New York State and New York City tax purposes as of June 30, 1999, for which deferred taxes are not required to be recognized, amounted to approximately $47 million. Accordingly, deferred tax liabilities of approximately $9.0 million have not been recognized as of June 30, 1999.

10. Employee Benefit Plans

     Defined Benefit Plan

       The following table sets forth the change in benefit obligations, the change in plan assets, the funded status of the plan, and amounts recognized in the accompanying consolidated financial statements at June 30,

                                                                1999      1998
     ---------------------------------------------------------------------------
                                                               (In thousands)
     Change in Benefit Obligation:
       Benefit Obligation at Beginning of Year.............   $10,232   $ 8,569
       Service Cost........................................       525       477
       Interest Cost.......................................       677       671
       Curtailment.........................................    (3,182)       --
       Benefits Paid.......................................      (417)     (439)
       Actuarial Loss......................................     3,156       954
                                                              ------------------
       Benefit Obligation at End of Year...................   $10,991   $10,232
                                                              ==================

     Change in Plan Assets:
       Fair Value of Plan Assets at Beginning
        of Year............................................   $12,955   $10,852
       Actual Return on Plan Assets........................       796     2,542
       Employer Contributions..............................        --        --
       Benefits Paid.......................................      (417)     (439)
                                                              ------------------
       Fair Value of Plan Assets at End of Year............   $13,334   $12,955
                                                              ==================

     Reconciliation of Funded Status:
       Funded Status.......................................   $ 2,342   $ 2,723
       Unrecognized Actuarial Loss (Gain)..................         4    (2,298)
       Unrecognized Prior Service Cost.....................        --       (23)
       Unrecognized Transition Asset.......................        (4)      (40)
                                                              ------------------
       Prepaid Benefit Cost................................   $ 2,342   $   362
                                                              ==================

page [46]

                                                       1999      1998      1997
--------------------------------------------------------------------------------
Weighted Average Assumptions as of June 30,
  Discount Rate..................................      5.25%     6.75%     7.75%
  Expected Return on Plan Assets.................      8.00%     8.00%     8.00%
  Rate of Compensation Increase..................      5.00%     4.50%     5.50%
Components of Net Periodic Benefit Cost:
  Service Cost...................................   $   525   $   477   $   427
  Interest Cost..................................       677       671       606
  Expected Return on Plan Assets.................    (1,021)     (854)     (770)
  Amortization of Prior Service Cost.............        (2)       (2)       (2)
  Amortization of Transition Asset...............       (36)      (36)      (36)
  Unrecognized Actuarial (Gain)..................      (102)      (55)      (10)
  Additional (Gain) Recognized Due to
    Curtailment..................................    (2,021)       --        --
                                                    ----------------------------
  Net Periodic Benefit (Credit) Cost.............   $(1,980)  $   201   $   215
                                                    ============================

  Based on an evaluation of the pension plan in fiscal 1999, the Bank concluded that future benefit accruals under the plan would cease, or "freeze" on March 31, 1999. In connection with the freezing of the plan and the plan's measurement date of April 1, 1999, the Bank recognized a curtailment gain of approximately $2.0 million as of June 30, 1999.

Defined Contribution Plan

  The Bank also provides a 401(k) Savings Plan open to salaried employees meeting certain eligibility requirements. Participants contribute 2% to 9% of pre-tax compensation. The Bank makes matching contributions in an amount equal to 50% of an employee's contributions, up to 6%. Cash contributions to the 401(k) Plan by the Bank was $215,996, $157,975 and $137,264 for the years ended June 30, 1999, 1998 and 1997, respectively.

Employee Stock Ownership Plan

  In connection with the Conversion, the Bank implemented an ESOP, a tax-qualified plan designed to invest primarily in the Company's common stock. The ESOP provides eligible employees with the opportunity to receive a Bank-funded retirement benefit based primarily on the value of the common stock. All eligible employees of the Bank and its affiliates, including the Company, as of the effective date of the Conversion, may participate in the ESOP. Subsequent to the Conversion, all eligible employees of the Bank and its affiliates, including the Company, may participate in the ESOP upon the age of 21 and the completion of one year of service. Subsequent to the Conversion, the ESOP purchased, through a $34.6 million loan from the Company, 8%, or 2,113,884 shares of common stock in the open market. The term of the ESOP loan is 20 years and will be primarily repaid with contributions from the Bank to the ESOP. As of June 30, 1999, the loan from the Company had an outstanding balance of $33.1 million and an interest rate of 8.50%.

  Under the terms of the ESOP, the Bank makes contributions to the ESOP sufficient to cover all payments of principal and interest as they become due. Shares purchased with the loan proceeds are held in a suspense account by the trustee of the Plan for future allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation as described in the Plan. The number of shares released to participants will be determined based upon the percentage of principal and interest payments made during the calendar year divided by the total remaining principal and interest payments including the current year's payment. Participants will vest in the shares allocated to their respective accounts over a period not to exceed 6 years. Any forfeited shares are allocated to the then remaining participants in the same proportions as contributions. There were 105,694 shares allocated in fiscal 1999 and no shares were allocated in fiscal 1998. For the year ended June 30, 1999, 52,847 shares were committed to be released and 1,955,343 shares remain unallocated. The Company recognizes compensation expense attributable to its ESOP over the year, based upon the estimated number of ESOP shares to be allocated each December 31st. The amount of compensation expense recorded is equal to the estimate of shares to be allocated by the ESOP multiplied by the average fair value of the underlying shares during the period. For the fiscal year ended June 30, 1999 and 1998, compensation expense attributable to the ESOP was $1.8 million and $975,000, respectively.

  The trustee for the ESOP must vote all allocated shares held in the ESOP trust in accordance with the instructions of the participants. Unallocated shares held by the ESOP trust are voted by the trustee in a manner calculated to most accurately reflect the results of the allocated ESOP shares voted, subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                                                                       page [47]

Richmond County Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (continued)

     Stock-Based Incentive Plans

          At the annual shareholders meeting on September 29, 1998 the shareholders approved the Richmond County Financial Corp. 1998 Stock-Based Incentive Plan and at the special meeting of shareholders on February 25, 1999 the shareholders approved the ratification of certain amendments to the Richmond County Financial Corp. 1998 Stock-Based Incentive Plan (collectively, "Incentive Plan"). The Incentive Plan authorizes the granting of options to purchase the Company's common stock, option-related awards and awards of the Company's common stock (collectively, "Awards"). Subject to certain adjustments to prevent dilution of Awards to participants, the maximum number of shares reserved for Awards denominated in common stock under the Incentive Plan is 3,699,297 shares. The maximum number of shares reserved for purchase pursuant to the exercise of options and option-related Awards which may be granted under the Incentive Plan is 2,642,355 shares, and will primarily vest over a five year period and which must be exercised no more than 10 years from the date of grant. The maximum number of the shares reserved for the award of shares of the Company's common stock is 1,056,942 shares, and will primarily vest over a five year period. All officers, other employees and outside directors of the Company and its affiliates, including the Bank and its subsidiaries, are eligible to receive Awards under the Incentive Plan. The Incentive Plan is administered by a committee of non-employee directors of the Company (the "Committee"). Authorized but unissued shares, or shares previously issued and reacquired by the Company, may be used to satisfy the Awards under the Incentive Plan. Each option may become fully exercisable and each award may become fully vested upon the occurrence of a change in control of the Company, or upon death, disability or retirement of the optionee.

          The Company contributed $16.1 million, during the second quarter of fiscal 1999, to the Incentive Plan to enable the Incentive Plan to purchase 1,056,942 shares of the Company's common stock to be awarded. This contribution represents deferred compensation which is initially recorded as a reduction to stockholders' equity and ratably charged to compensation expense over the vesting period of the awards. The Committee established October 20, 1998 as the Incentive Plan's effective grant date and 1,054,274 shares were awarded at a price of $14.25 per share to outside directors, officers and employees of the Bank. During the year ended June 30, 1999, the Company granted additional stock awards of 7,000 shares, with a price of $15.25 per share, and 8,000 shares were forfeited. For the year ended June 30, 1999, compensation expenses attributable to stock awards under the Incentive Plan was approximately $2.0 million. The Incentive Plan was not in effect for fiscal 1998.

          Options granted under this plan are either non-statutory stock options or incentive stock options. Each option entitles the holder to purchase one share of the Company's common stock at an exercise price equal to the fair market value on the date of grant. There was no compensation expense attributable to these options as the Company used the intrinsic value based method of accounting as the exercise price equaled the common stock price at the grant date. All options expire no later than ten years following the date of grant.

     Bayonne Bancshares, Inc.--Pre-Merger

          Bayonne maintained the 1995 and 1998 Stock-Based Compensation Plans, which consisted of options to purchase Bayonne common stock and stock awards of Bayonne's common stock ("Restricted Stock"), for its officers, directors and other key employees. Generally, these plans granted options to individuals at a price equivalent to the fair market value of the stock at the date of grant. Options awarded under the plans generally vested over a five-year period from the date of grant and expired 10 years from the grant date. The awards of Restricted Stock purchased by Bayonne are held in trusts by the plan for the benefit of participants pending the vesting of such shares. Awards of Restricted Stock granted under the plans generally vest over a five-year period. As a result of the merger, participants under the 1995 Stock-Based Compensation Plan became fully vested at the merger date. Under the 1998 Stock-Based Compensation Plan, participants continue to vest in stock options and stock awards over the vesting periods in accordance with the terms of the plan. As of June 30, 1999, $2.8 million of Restricted Stock awarded under the plan is reflected as deferred compensation in stockholders' equity. Compensation expense recognized under the plan was $63,000 for the year ended June 30, 1999.

          Option transactions for the year ended June 30, 1999 are shown below:

                                                                     Weighted
                                                        Number        Average
                                                      of Shares   Exercise Price
     ---------------------------------------------------------------------------
     Options outstanding at June 30, 1998                    --       $    --
     Granted........................................  3,016,305         13.94
     Exercised......................................    (55,817)         4.22
     Forfeited......................................     (7,000)        14.25
                                                      ----------
     Options outstanding at June 30, 1999...........  2,953,488         14.13
                                                      ==========
     Options exercisable as of June 30, 1999........    183,563
     Weighted average fair value of options granted.                   $ 3.51


page [48]

    In accordance with SFAS No. 123, the Company used the Black-Scholes option pricing model with the following weighted average assumptions to value the options granted for the year ended June 30, 1999 are as follows:

Dividend yield .......................................................     3.09%
Expected volatility ..................................................    27.50%
Risk-free interest rate ..............................................     4.75%
Expected option lives ................................................   6 years

    On a pro forma basis, had compensation expense for the Company's stock-based compensation plan been determined based on the fair value at the grant date for awards made under the plan, consistent with SFAS No. 123, the Company's net income and earnings per share for the year ended June 30, 1999 are as follows:

(In thousands, except per share data)
Net income:
  As reported .....................................................   $   26,644
  Pro forma .......................................................       25,487

Basic earnings per share:
  As reported .....................................................   $     1.07
  Pro forma .......................................................         1.03

Diluted earnings per share:
  As reported .....................................................   $     1.07
  Pro forma .......................................................         1.03

  The effects of applying SFAS No. 123, for either recognizing or disclosing compensation cost under such pronouncement, may not be representative of the effect on reported net income for future periods.

Postretirement Benefit Plan

  The Bank provides postretirement medical and life insurance benefits for eligible retired employees. Effective July 1, 1994, the Bank adopted SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions." The Bank uses actuarial-basis accrual accounting for all employer provided postretirement benefits other than pensions. This requires the recognition of a transition obligation for the difference between the accumulated postretirement benefit obligation and the liability currently recognized on the statement of financial condition. Upon adoption of SFAS No. 106, the Bank immediately recognized its entire net transition obligation by recording a charge of $2.5 million ($1.3 million on an after-tax basis) as the cumulative effect of this change in accounting principle.

  Based on an evaluation of the Postretirement Plan in fiscal 1999, the Bank amended the Plan to reflect the termination of postretirement medical and life insurance benefits for active employees with less than five years of service as of April 1, 1999.


                                                                       page [49]

Richmond County Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (continued)

          The following table sets forth the change in postretirement benefit obligation and amounts recognized in the Bank's consolidated statements of financial condition at June 30:

                                                                                                         1999                 1998
     -------------------------------------------------------------------------------------------------------------------------------

                                                                                                              (In thousands)

     Change in Accumulated Postretirement Benefit Obligation ("APBO"):
         Accumulated postretirement benefit obligation at beginning of year .....................      $ 3,293              $ 2,796
         Service cost ...........................................................................          194                  158
         Interest cost ..........................................................................          280                  240
         Acquisitions ...........................................................................          213                   --
         Premiums paid, net .....................................................................         (127)                (105)
         Amendments .............................................................................         (188)                 (94)
         Curtailment gain .......................................................................          (86)                  --
         Actuarial loss .........................................................................          844                  298
                                                                                                       -----------------------------
         Accumulated postretirement benefit obligation at end of year ...........................      $ 4,423              $ 3,293
                                                                                                       =============================

     Reconciliation of Funded Status:
        Accumulated postretirement benefit obligation
         Funded status ..........................................................................      $(4,423)             $(3,293)
         Unrecognized prior service cost ........................................................         (217)                 (85)
         Unrecognized net loss (gain) ...........................................................          555                 (200)
                                                                                                       -----------------------------
         (Accrued) postretirement benefit cost ..................................................      $(4,085)             $(3,578)
                                                                                                       =============================


         The Bank's postretirement benefits expense for the years ended June 30:

                                                                                               1999            1998            1997
     -------------------------------------------------------------------------------------------------------------------------------

                                                                                                          (In thousands)
     Interest cost .....................................................................      $ 280           $ 240           $ 201
     Service cost ......................................................................        194             158             120
     Amortization ......................................................................        (12)             (9)            (20)

                                                                                              --------------------------------------

                                                                                              $ 462           $ 389           $ 301
                                                                                              ======================================


          The weighted average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 10.5% for the initial year and is assumed to decrease 1% annually to 6% in 2003. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the APBO at June 30, 1999 by $614,000 (13.7%). The increase in the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for 1999 would be $70,000 (14.8%). Likewise, decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the APBO at June 30, 1999 by $491,000 (11.0%). The decrease in the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for 1999 would be $55,000 (11.7%). The weighted average discount rate used in computing the APBO was 7.0% at June 30, 1999 and 8.0% at June 30, 1998.


page [50]

--------------------------------------------------------------------------------
11. Commitments and Contingencies

     Lease Commitments

          The Bank conducts a portion of its banking operations in leased facilities under non-cancelable operating leases expiring at various periods through 2004 and thereafter. These leases contain renewal options and certain of the leases provide for increases based upon various escalation clauses. Rent expense was $570,700, $460,300 and $353,600 for the fiscal year ended June 30, 1999, 1998 and 1997, respectively.

          The future minimum lease payments under such operating leases are as follows:

                                                                      Amount
     ---------------------------------------------------------------------------
                                                                  (In thousands)
     Years Ended June 30:
        2000....................................................     $  972
        2001....................................................        927
        2002....................................................        794
        2003....................................................        765
        2004 and thereafter.....................................      6,360
                                                                     ------
                                                                     $9,818
                                                                     ======

     Litigation

          The Bank is a defendant in legal actions arising in the ordinary course of business. Management believes that these actions are without merit or that the ultimate liability, if any, resulting from such actions will not materially affect the Bank's consolidated financial position.

     Loan Commitments

          There were outstanding commitments to make loans at June 30, 1999 and 1998, of $134.4 million and $150.8 million, respectively. Loan commitments have credit risk essentially the same as that involved in extending loans to customers and are subject to the Bank's normal credit policy. These commitments are not reflected in the accompanying consolidated statements of financial condition. Management expects that all loan originations will be funded from existing liquidity and normal monthly cash flow.

--------------------------------------------------------------------------------
12. Regulatory Requirements

          The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier I capital to risk-weighted assets, and Tier I capital to average assets (all as defined in the regulations). Management believes, as of June 30, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

                                                                       page [51]

Richmond County Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (continued)

          Based on its regulatory capital ratios at June 30, 1999, the Bank is categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                           Minimum To Be Well
                                                                                           Capitalized Under
                                                                      Minimum for Capital   Prompt Corrective
                                                         Actual        Adequacy Purposes    Active Provisions
     ---------------------------------------------------------------------------------------------------------
                                                                                  Minimum             Minimum
                                                     Amount   Ratio    Amount      Ratio     Amount    Ratio
                                                    ----------------------------------------------------------
                                                                     (Dollars in thousands)
     As of June 30, 1999:
        Total Capital (to Risk Weighted Assets)...  $299,650  19.84%   $126,272      8.00%  $157,841    10.00%
        Tier I Capital (to Risk Weighted Assets)..   285,363  18.90      63,136      4.00     94,704     6.00
        Tier I Capital (to Average Assets)........   285,363  10.96     122,614      4.00    153,267     5.00

     As of June 30, 1998:
        Total Capital (to Risk Weighted Assets)...   192,271  24.81%     62,004      8.00%    77,505    10.00%
        Tier I Capital (to Risk Weighted Assets)..   184,995  23.87      31,002      4.00     46,503     6.00
        Tier I Capital (to Average Assets)........   184,995  12.81      57,788      4.00     72,235     5.00
     ---------------------------------------------------------------------------------------------------------


13. Fair Value of Financial Instruments

          SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. Quoted market prices, when available, are used as the measure of fair value. In cases where quoted market prices are not available, fair values are based on present value estimates or other valuation techniques. These derived fair values are significantly affected by assumptions used, the timing of future cash flows, and the discount rate.

          Because assumptions are inherently subjective in nature, the estimated fair values cannot be substantiated by comparison to independent market quotes, and, in many cases, the estimated fair values would not necessarily be realized in an immediate sale or settlement of the instrument. The disclosure requirements of SFAS No. 107 exclude certain financial instruments and all non-financial instruments. Accordingly, the aggregate fair value amounts presented do not represent management's estimation of the underlying value of the Company.

        The carrying values and estimated fair values of the Company's material financial instruments as of June 30, 1999 and 1998, are summarized as follows:

                                                                             June 30, 1999          June 30, 1998
     --------------------------------------------------------------------------------------------------------------
                                                                         Carrying       Fair     Carrying    Fair
                                                                           Value        Value     Value     Value
                                                                        -------------------------------------------
                                                                                       (In thousands)
     Financial assets:
        Cash and due from banks...................................      $   45,443   $   45,443  $ 31,884  $ 31,884
        Federal funds sold........................................          28,105       28,105    26,000    26,000
     Securities available for sale:
        Investment securities.....................................         297,611      297,611   238,890   238,890
        Mortgage-backed and mortgage-related securities                    866,844      866,844   604,304   604,304
     Real estate mortgage loans receivable........................       1,301,118    1,275,616   623,293   623,056
     Other loans receivable.......................................          26,294       26,236    28,452    28,526
     Financial liabilities:
        Deposits..................................................       1,619,470    1,622,941   950,808   939,162
        Borrowings................................................         757,832      737,986   306,000   305,558

page [52]

          The following methods and assumptions were used by the Company in estimating the fair values of financial instruments:

     Cash and Due from Banks and Federal Funds Sold: Carrying amounts approximate fair value, since these instruments are either payable on demand or have short-term maturities.

     Securities Available for Sale: The estimated fair values of securities available for sale are based on independent dealer quotations and quoted market prices.

     Real Estate Mortgage Loans and Other Loans Receivable: The estimated fair values of real estate mortgage loans and other loans receivable are based on discounted cash flow calculations that apply interest rates currently being offered by the Bank for loans with similar remaining maturities to a schedule of aggregated expected monthly maturities.

     Deposits: The estimated fair values of deposits are based on discounted cash flow calculations that apply interest rates currently being offered by the Bank for deposits with similar remaining maturities to a schedule of aggregated expected monthly maturities.

     Borrowings: The estimated fair value of borrowed funds is based on the discounted value of contractual cash flows using interest rates currently in effect for borrowings with similar maturities and collateral requirements.

--------------------------------------------------------------------------------
14. Parent-Only Financial Information

          The earnings of the Bank are recognized by Richmond County Financial Corp. (the "Holding Company") using the equity method of accounting. Accordingly, undistributed earnings of the Bank are recorded as increases in the Holding Company's investment in the Bank. The following are the condensed financial statements of the Holding Company as of, and for the years ended, June 30, 1999 and 1998 (although the Holding Company did not commence operations until the Conversion on February 18, 1998, the full year results have been presented).

          The Condensed Statement of Financial Condition as of June 30, 1999 and 1998 is as follows:

                                                                        June 30,
     ----------------------------------------------------------------------------------
                                                                   1999          1998
                                                                 ----------------------
                                                                     (In thousands)
     Assets:
          Cash and cash equivalents .........................    $  5,645      $ 30,124
     Securities available for sale:
          Investment securities .............................       7,887        15,233
          Mortgage-backed and mortgage-related securities ...          --        38,885
     Investment in subsidiary ...............................     284,180       202,188
     ESOP loan receivable ...................................      33,120        34,231
     Other assets ...........................................       9,689         8,072
                                                                 ----------------------
           Total assets .....................................    $340,521      $328,733
                                                                 ======================
     Liabilities and stockholders' equity:
          Liabilities .......................................    $  7,138      $    138
          Total Stockholders' equity ........................     333,383       328,595
                                                                 ----------------------
           Total liabilities and Stockholders' equity .......    $340,521      $328,733
                                                                 ======================

                                                                       page [53]

Richmond County Financial Corp. and Subsidiary
Notes to Consolidated Financial Statements (continued)

     The Condensed Statement of Operations for the year ended June 30, 1999 and 1998, is as follows:

                                                                                                                 June 30,
   ------------------------------------------------------------------------------------------------------------------------------
                                                                                                           1999           1998
                                                                                                         ------------------------
                                                                                                              (In thousands)
   Investment income ..............................................................................      $  2,053       $    886
   Other interest income ..........................................................................           596            745
   Interest income - ESOP loan receivable .........................................................         2,841          1,064
   Gain on sale of investments ....................................................................           620             14
                                                                                                         ------------------------
                                                                                                            6,110          2,709
   Contribution to the RCS Foundation .............................................................            --        (19,553)
   Other expenses .................................................................................        (2,580)          (221)
                                                                                                         ------------------------
   Income (loss) before income taxes and equity in undistributed earnings of subsidiary ...........         3,530        (17,065)
   Income tax (expense) benefit ...................................................................        (1,288)         7,763
                                                                                                         ------------------------
   Income (loss) before equity in undistributed earnings of subsidiary ............................         2,242         (9,302)
   Equity in undistributed earnings of subsidiary .................................................        24,402         13,828
                                                                                                         ------------------------
   Net income .....................................................................................      $ 26,644       $  4,526
                                                                                                         ========================

     The Condensed Statement of Cash Flows for the years ended June 30, 1999 and 1998, is as follows:

                                                                                                                  June 30,
   -------------------------------------------------------------------------------------------------------------------------------
                                                                                                            1999             1998
                                                                                                        --------------------------
                                                                                                              (In thousands)
   Operating activities:
    Net income ...................................................................................      $  26,644       $   4,526
    Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
      Equity in the undistributed earnings of subsidiary .........................................        (24,402)        (13,828)
      Charitable contribution of common stock ....................................................             --          19,553
      MRP expense ................................................................................          1,991              --
      Net realized (gain) on sale of securities available for sale ...............................           (620)            (14)
      Amortization of premium/(discount), on available for sale investments, net .................             46              18
      Increase in accrued interest receivable ....................................................            (32)             --
      Increase in receivable from subsidiary .....................................................           (321)             --
      Increase in other assets ...................................................................         (1,264)         (8,072)
      Increase in liabilities ....................................................................          6,228             138
                                                                                                        --------------------------
        Net cash provided by operating activities ................................................          8,270           2,321

   Cash flows from investing activities:
    Investment securities available for sale:
      Sales and redemptions ......................................................................         17,583             688
      Purchases ..................................................................................        (10,351)        (15,909)
    Mortgage-backed and mortgage-related securities available for sale:
      Sales and redemptions ......................................................................         34,726              --
      Principal collected ........................................................................          4,252           1,563
      Purchases ..................................................................................             --         (40,451)
    Decrease (increase) in bank subsidiary .......................................................         18,944        (117,444)
    Net decrease (increase) in ESOP loan receivable ..............................................          1,111         (34,231)
                                                                                                        --------------------------
        Net cash provided by/(used in) investing activities ......................................         66,265        (205,784)
   Financing activities:
    Net proceeds of common stock issuance ........................................................             --         234,908
    Purchase of MRP shares .......................................................................        (16,118)             --
    Purchase of treasury shares ..................................................................        (75,529)             --
    Proceeds from options exercised ..............................................................            253              --
    Cash dividends paid on common stock ..........................................................         (7,620)         (1,321)
                                                                                                        --------------------------
        Net cash (used in)/provided by financing activities ......................................        (99,014)        233,587
    Net (decrease) increase in cash and cash equivalents .........................................        (24,479)         30,124
    Cash and cash equivalents at beginning of year ...............................................         30,124              --
                                                                                                        --------------------------
    Cash and cash equivalents at end of year .....................................................      $   5,645       $  30,124
                                                                                                        ==========================

page [54]

--------------------------------------------------------------------------------
15.  Selected Quarterly Financial Data (unaudited)

     The following table provides a summary of operations by quarter for the years ended June 30, 1999 and 1998.

                                                                                              Fiscal 1999 Quarter Ended
------------------------------------------------------------------------------------------------------------------------------------
                                                                            June 30,       March 31,    December 31,   September 30,
                                                                            --------------------------------------------------------
                                                                                      (In thousands, except per share data)
Interest income ........................................................     $44,782        $30,988        $29,142        $27,662
Interest expense .......................................................      21,578         14,423         13,631         12,599
                                                                             -------------------------------------------------------

Net interest income before provision for possible loan losses ..........      23,204         16,565         15,511         15,063
Provision for possible loan losses .....................................         600            600            600            750
                                                                             -------------------------------------------------------

 Net interest income after provision for possible loan losses ..........      22,604         15,965         14,911         14,313
Non-interest income:
 Fee income and other ..................................................       2,327          1,432          1,098            935
 Curtailment gain on pension plan ......................................       2,021             --             --             --
 Net gains on sale of loans and securities .............................         972             81          1,614            909
                                                                             -------------------------------------------------------

 Total non-interest income .............................................       5,320          1,513          2,712          1,844
Non-interest expense:
 General and administrative expenses ...................................      11,329          8,612          7,721          7,554
 Amortization of goodwill and other intangibles ........................         792            195             79             78
                                                                             -------------------------------------------------------

  Total non-interest expense ...........................................      12,121          8,807          7,800          7,632
                                                                             -------------------------------------------------------

Income before provision for income taxes ...............................      15,803          8,671          9,823          8,525
Provision for income taxes .............................................       5,913          3,291          3,803          3,171
                                                                             -------------------------------------------------------

Net income .............................................................     $ 9,890        $ 5,380        $ 6,020        $ 5,354
                                                                             -------------------------------------------------------

 Basic and diluted earnings per share ..................................     $  0.34        $  0.24        $  0.27        $  0.22
                                                                             -------------------------------------------------------

Dividends declared per common share ....................................     $  0.11        $  0.09        $  0.08        $  0.07
Stock price per common share:
 High ..................................................................     $ 19.31        $ 16.31        $ 17.13        $ 18.69
 Low ...................................................................     $ 14.50        $ 14.81        $ 11.31        $ 11.88
 Close .................................................................     $ 19.25        $ 14.81        $ 16.06        $ 15.00

                                                                                            Fiscal 1998 Quarter Ended
------------------------------------------------------------------------------------------------------------------------------------
                                                                             June 30,      March 31,    December 31,   September 30,
                                                                             -------------------------------------------------------
                                                                                       (In thousands, except per share data)
Interest income ......................................................       $ 26,114       $ 23,975        $ 18,911       $ 17,754
Interest expense .....................................................         11,389         10,173           8,354          7,596
                                                                             -------------------------------------------------------
Net interest income before provision for possible loan losses ........         14,725         13,802          10,557         10,158
Provision for possible loan losses ...................................            700            600             450            450
                                                                             -------------------------------------------------------
 Net interest income after provision for possible loan losses ........         14,025         13,202          10,107          9,708
Non-interest income:
 Fee income ..........................................................            801            990             825            822
 Net gains (losses) on sale of loans and securities ..................            143            (53)             78             (5)
                                                                             -------------------------------------------------------
  Total non-interest income ..........................................            944            937             903            817
Non-interest expense:
 General and administrative expenses .................................          6,945          6,880           5,474          4,876
 Amortization of deposit premium .....................................             78             78              78             79
 Charitable contribution to the RCS Foundation .......................             --         19,558              --             --
                                                                             -------------------------------------------------------
  Total non-interest expense .........................................          7,023         26,516           5,552          4,955
                                                                             -------------------------------------------------------
Income (loss) before provision for income taxes ......................          7,946        (12,377)          5,458          5,570
Provision (benefit) for income taxes .................................          2,473         (5,766)          2,647          2,717
                                                                             -------------------------------------------------------
Net income (loss) ....................................................       $  5,473       $ (6,611)       $  2,811       $  2,853
                                                                             =======================================================
 Basic and diluted earnings (loss) per share since conversion ........       $   0.23       $  (0.39)            N/A            N/A
                                                                             =======================================================
Dividends declared per common share ..................................       $   0.06       $   0.05             N/A            N/A
Stock price per common share:
 High ................................................................       $  19.75       $  19.63             N/A            N/A
 Low .................................................................       $  17.75       $  15.69             N/A            N/A
 Close ...............................................................       $  18.69       $  19.19             N/A            N/A


                                                                       page [55]

Report of Independent Auditors


      The Board of Directors
      Richmond County Financial Corp.

          We have audited the accompanying consolidated statements of financial condition of Richmond County Financial Corp. (the "Company") as of June 30, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at June 30, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1999 in conformity with generally accepted accounting principles.


                                                    /s/ Ernst & Young LLP


      August 18, 1999
      New York, New York


page [56]