Form 10-K, Exhibit 13
period 2000-06-30
RICHMOND COUNTY FINANCIAL CORP
filed 2000-09-28
CIK 1046685

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY

      Set forth below are selected consolidated financial and other data of the Company. This financial data is derived in part from, and should be read in conjunction with, the Company's Consolidated Financial Statements and Related Notes.

                                                                         At June 30,
                                                   ----------------------------------------------------------
                                                   ----------------------------------------------------------
                                                      2000        1999        1998        1997        1996
                                                   ----------  ----------  ----------  ----------  ----------
                                                            (In thousands, except per share amounts)
Selected Consolidated Financial Condition Data:

Total assets...................................    $2,881,221  $2,760,095  $1,595,844  $  993,370  $  914,483
Federal funds sold.............................            --      17,775      26,000       6,000      20,000
Debt and equity securities,net(1):
   Available for sale..........................       257,485     297,611     238,890      19,706      21,659
   Held to maturity............................            --          --          --     205,201     307,700
Mortgage-backed and mortgage-related
   securities, net(1):
   Available for sale..........................       707,446     866,844     604,304      27,398       1,394
   Held to maturity............................        57,161          --          --     185,122      80,284
Loans receivable, net(2).......................     1,573,808   1,313,527     644,469     496,258     419,270
Goodwill.......................................        43,324      43,382          --          --          --
Deposits.......................................     1,789,876   1,619,470     950,808     885,818     819,216
Borrowings.....................................       773,690     757,832     306,000          --          --
Stockholders' equity...........................       306,410     370,211     328,595     100,865      89,901

Selected Operating Data:

Interest income................................    $  194,537  $  132,574  $   86,754  $   65,781  $   59,063
Interest expense...............................        98,269      62,231      37,512      27,707      26,254
                                                   ----------------------------------------------------------
   Net interest income  before provision
     for possible loan losses..................        96,268      70,343      49,242      38,074      32,809
Provision for possible loan losses.............         1,200       2,550       2,200       1,080       1,600
                                                   ----------------------------------------------------------
   Net interest income after provision
     for possible loan losses..................        95,068      67,793      47,042      36,994      31,209
Non-interest income............................         7,176      11,389       3,601       2,861       2,827
Non-interest expense(3)........................        52,303      36,360      44,046      19,667      18,503
                                                   ----------------------------------------------------------
Income before income taxes.....................        49,941      42,822       6,597      20,188      15,533
Provision for income taxes.....................        13,672      16,178       2,071       9,463       6,803
                                                   ----------------------------------------------------------
Net income.....................................    $   36,269  $   26,644  $    4,526  $   10,725  $    8,730
                                                   ==========================================================
Basic earnings (loss) per share (4)............    $     1.36  $     1.07  $    (0.16)        N/A        N/A
                                                   ==========================================================
Diluted earnings (loss) per share(4)...........    $     1.35  $     1.07  $    (0.16)        N/A        N/A
                                                   ==========================================================

                                                      (footnotes on next page)



                                                                     At or For the Year Ended
                                                   ----------------------------------------------------------
                                                                            June 30
                                                   ----------------------------------------------------------
                                                      2000        1999        1998        1997        1996
                                                   ----------  ----------  ----------  ----------  ----------
                                                            (In thousands, except per share amounts)
 Selected Consolidated Financial Ratios
  and Other Data(5):
 Performance Ratios(6):
    Return on average assets...................       1.27%       1.36%       1.26%       1.13%       0.99%
    Return on average stockholders' equity.....      10.94        8.30        8.36       11.25       10.25
    Average stockholders' equity to
      average assets...........................      11.64       16.35       15.05       10.07        9.70
    Stockholders' equity to total assets
      at end of period.........................      10.63       13.41       20.59       10.15        9.83
    Net interest rate spread(7)................       2.99        2.88        3.29        3.64        3.48
    Net interest margin(8).....................       3.57        3.73        4.10        4.22        3.96
    Average interest-earning assets
      to average interest-bearing liabilities..     116.00      125.73      126.04       118.94     114.99
    Total non-interest expense to
      average assets(9)........................       1.72        1.79        1.93         1.99       2.07
    Net interest income to operating
      expenses.................................     184.06      193.46      201.09       193.59     177.32
    Efficiency ratio(10)................             44.77       46.25       45.75        46.08      51.04
 Asset Quality Ratios:
    Non-performing loans as a percent
      of loans, net............................       0.30%       0.45%       0.85%        0.78%      0.91%
    Non-performing assets as a percent
      of total assets..........................       0.18        0.25        0.37         0.46       0.48
    Allowance for loan losses as a percent
      of loans receivable, net.................       0.93        1.05        1.12         1.10       1.14
    Allowance for loan losses as a percent
      of total non-performing loans............     311.46      237.07      131.50       141.09     125.55
 Regulatory Capital Ratios and Other Data:
    Leverage capital...........................       7.71%      10.96%      12.81%        9.54%      9.65%
    Total risk-based capital...................      14.77       19.84       24.81        18.91      19.20
    Tier I capital.............................      13.85       18.90       23.87        17.98      18.33
     Number of full service customer
      facilities.........................               24          24          13           13         13

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

(2) Loans receivable, net, consist of gross loans receivable, plus unamortized premiums, less unamortized discounts, plus deferred loan costs, less deferred loan fees and the allowance for loan losses. The allowance for loan losses at June 30, 2000, 1999, 1998, 1997, and 1996 was $14.7 million,
     $13.9 million, $7.3 million, $5.5 million and $4.8 million, respectively.

(3) Includes the one-time non-recurring charge of $19.6 million ($11.2 million, net of tax) for funding of the Richmond County Savings Foundation at time of Conversion.

(4) Proforma earnings per share for fiscal 1998, calculated as if the Bank had converted to stock form as of July 1, 1997, was $0.19.

(5) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios and fiscal 2000, 1999 and 1998, which is based on daily average balances, all ratios are based upon average balances during the indicated period. Averages for the periods ended fiscal 1997 and 1996 utilize average month-end balances.

(6) All performance ratios for the year ended June 30, 1998, exclude the one-time non-recurring charge of $19.6 million ($11.2 million net of tax) for the funding of the Foundation at time of conversion.

(7) The net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(8) The net interest margin represents net interest income as a percent of average interest-earning assets.

(9) Total non-interest expense excludes the effect of amortization of goodwill. The 1997 ratio excludes the one-time special assessment of $493,000 to recapitalize the Savings Association Insurance Fund (the "SAIF"). Including the effects of the amortization of goodwill and funding of the RCS Foundation, total non-interest expense to average assets for the year ended June 30, 1998 would be 3.52%.

(10) The efficiency ratio represents the ratio of non-interest expense, excluding the effect of amortization of goodwill and the SAIF special assessment, divided by the sum of net interest income and non-interest income. Including the effects of the amortization of goodwill and the contribution to the RCS Foundation, the efficiency ratio for the year ended June 30, 1998 would be 83.35%.

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

The Company's results of operations depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, which principally consist of loans, mortgage-backed and mortgage-related securities and investment securities and interest expense on interest-bearing liabilities, which principally consist of deposits and borrowings. Net interest income is determined by an institution's interest rate spread (i.e., the difference between yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amount of interest-earning assets to interest-bearing liabilities. Results of operations are also affected by the Company's provision for possible loan losses, the level of its non-interest income, including service fees and related income. The Company's non-interest expense principally consists of compensation and benefits, occupancy and equipment expense, advertising expense, federal deposit insurance premiums and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, governmental policies and actions by regulatory authorities.

The Company had no operations prior to February 18, 1998, and, accordingly, the results of operations prior to that date reflect only those of the Bank.

Acquisitions

South Jersey Financial Corporation, Inc.
On March 15, 2000, the Company and South Jersey Financial Corporation, Inc. ("South Jersey") entered into a definitive agreement pursuant to which South Jersey, the holding company of South Jersey Savings and Loan Association, a community savings association with three full-service banking offices in the New Jersey counties of Gloucester and Camden, merged with the Company. Under the terms of the agreement, South Jersey shareholders will receive $20 per share in cash for each outstanding share of common stock of South Jersey. The total transaction value is approximately $68.0 million. The excess of cost over the fair value of net assets acquired ("goodwill") in the transaction is estimated at $20 million, which will be amortized on a straight line basis over 20 years. As of June 30, 2000 (unaudited), the total assets of South Jersey were $322.5 million, deposits were $238.1 million and total stockholders' equity was $53.8 million. The acquisition was completed at the close of business on July 31, 2000.

Bayonne Bancshares, Inc.
At the close of business on March 22, 1999, the Company completed its acquisition of Bayonne Bancshares, Inc. ("Bayonne"), the holding company of First Savings Bank of New Jersey, SLA, a New Jersey State chartered savings and loan association with four full service banking offices in Bayonne, New Jersey in a transaction which was accounted for as a purchase. The cost of the acquisition was approximately $118.5 million for which the Company issued 1.05 shares of its common stock for each outstanding share of Bayonne common stock for a total of 8,668,615 common shares, of which 3,938,731 shares were issued from its treasury shares. Options to purchase 683,577 shares of Bayonne common stock were also converted into options to purchase 717,755 shares of the Company's common stock. The goodwill in the transaction was $31.4 million, which is being amortized on a straight line basis over 15 years.

 Ironbound Bankcorp, NJ

At the close of business on March 5, 1999, the Company completed its acquisition of Ironbound Bankcorp, NJ ("Ironbound"), the holding company of Ironbound Bank, a New Jersey chartered commercial bank with three full service commercial banking offices in the New Jersey counties of Union and Essex , in a transaction which was accounted for as a purchase. The cost of the acquisition was approximately $27.7 million. The Company issued 1.463 shares of its common stock for each outstanding share of Ironbound common stock for a total of 1,458,842 common shares. The goodwill attributable to the transaction was $14.9 million, which is being amortized on a straight line basis over 15 years.

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

The Bank's current operating strategy consists primarily of: (1) investing primarily in one- to four-family, multifamily and to a lesser extent, commercial real estate, construction and development, commercial and other loans and in investment-grade securities; (2) attempting to increase its position as a lender to businesses operating in its primary market area, as well as other areas within the New York metropolitan area, by offering its commercial loan and deposit products to small and medium-sized businesses; (3) increasing the yield and estimated average life of its securities investments by emphasizing the purchase of government agency and privately issued mortgage-backed and mortgage-related securities with estimated average lives of three to seven years and de-emphasizing its investment in U.S. Treasury obligations and corporate and other debt securities; (4) maintaining a low cost of funds by attracting and retaining core deposits by providing enhanced customer service; (5) attempting to attract new deposit customers by competitively pricing certificate of deposit products and offering a greater variety of durations of such certificates; (6) developing wholesale borrowing sources, such as FHLB advances, repurchase agreements and brokered certificates of deposit, as additional means of funding asset growth; and (7) managing its interest rate risk by originating or purchasing adjustable-rate loans and from time to time, selling fixed-rate loans with maturities of more than 15 years. The Bank has recently begun to place a greater level of emphasis on the utilization of borrowed funds to fund asset growth. In this regard, at June 30, 2000, the Bank had total borrowings of $773.7 million, of which $758.7 million were in the form of FHLB advances and $15.0 million were in the form of repurchase agreements. The Bank had borrowings of $757.8 million at June 30, 1999. The Bank may continue to increase such emphasis, which may result in an increase in the Bank's average cost of funds.

Analysis of Net Interest Income

      Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

      Average Balance Sheet. The following table sets forth certain information relating to the Company for the years ended June 30, 2000, 1999 and 1998. The average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown and reflect annualized yields and costs. Average balances are derived from daily average balances. The yields and costs include fees, which are considered adjustments to yields.

                                                            For the Year Ended June 30,
                                      -------------------------------------------------------------------------------------------
                                                  2000                            1999                            1998
                                      -------------------------------------------------------------------------------------------
                                                           Average                         Average                        Average
                                        Average             Yield/    Average              Yield/     Average             Yield/
                                        Balance   Interest   Cost     Balance   Interest    Cost      Balance   Interest   Cost
                                      -------------------------------------------------------------------------------------------
                                                                         (Dollars in thousands)
Assets:
  Interest-earning assets(1):
   Debt and equity securities........ $  336,243  $ 24,999    7.43% $  276,097  $ 24,999    7.43%   $  230,067  $ 14,645    6.37%
   Mortgage-backed and mortgage-
     related securities, net.........    849,343    55,572    6.54     629,703    55,572    6.54       350,398    23,622    6.74
   Real estate loans, net(2)(3)......  1,479,996   111,641    7.54     923,750   111,641    7.54       522,996    41,562    7.96
   Commercial loans, net(2)..........     13,971     1,366    9.78      16,919     1,366    9.78         7,030       717   10.20
   Consumer and student loans........      4,354       447   10.27       9,152       447   10.27        22,770     2,096    9.21
   Other interest-earning assets.....     10,486       512    4.88      29,000       512    4.88        69,577     4,112    5.91
                                      --------------------          --------------------            --------------------
       Total interest-earning
          assets.....................  2,694,393   194,537    7.22   1,884,621   194,537    7.22     1,201,978    86,754    7.22
                                                  ----------------              ----------------                ----------------
Non-interest-earning assets..........    152,726                        78,088                          48,284
                                      -----------                   -----------                     -----------
       Total assets.................. $2,847,119                    $1,962,709                      $1,250,262
                                      ===========                   ===========                     ===========

Liabilities and Stockholders' Equity:
  Interest-bearing liabilities:
   Money market savings accounts..... $   48,766  $  1,587    3.25% $   42,973  $  1,384    3.22%   $   39,075  $  1,353    3.46%
   Savings accounts..................    747,253    19,614    2.62     510,476    12,636    2.48       445,057    12,146    2.73
   N.O.W. accounts...................     73,671     1,091    1.48      35,004       596    1.70        19,089       446    2.34
   Certificates of deposit...........    632,258    32,418    5.13     412,166    21,315    5.17       314,106    32,418    5.38
                                      --------------------          --------------------            --------------------
       Total deposits................  1,501,948    54,710    3.64   1,000,619    35,931    3.59       817,327    30,839    3.77
                                                  --------                      --------                        --------
   Borrowed funds....................    819,198    43,559    5.32     498,311    26,300    5.59       103,424     5,778    5.59
   Non-depository stock
     subscriptions...................         --        --      --          --        --      --        32,914       895    2.72
                                      --------------------          --------------------            --------------------
       Total interest-bearing
          liabilities................  2,321,146    98,269    4.23   1,498,930    62,231    4.15       953,665    37,512    3.93
                                                  ----------------              ----------------                -----------------
   Non-interest-bearing liabilities..    194,542                       142,801                         108,412
                                      -----------                   -----------                     -----------
       Total liabilities.............  2,515,688                     1,641,731                       1,062,077
    Stockholders'equity..............    331,431                       320,978                         188,185
                                      -----------                   -----------                     -----------
       Total liabilities and
          stockholders' equity....... $2,847,119                    $1,962,709                      $1,250,262
                                      ===========                   ===========                     ===========
    Net interest income/interest
      rate spread(4).................             $ 96,268    2.99%             $ 70,343    2.88%               $ 49,242    3.29%
                                                  ================              ================                ================
    Net interest margin(5)...........                         3.57%                         3.73%                           4.10%
                                                           =======                       =======                         =======
    Ratio of interest-earning
      assets to interest-
      bearing liabilities............                       116.08%                       125.73%                         126.04%
                                                           =======                       =======                         =======

(1)Includes  related assets  available for sale and  unamortized  discounts and premiums.
(2)Amount is net of deferred loan costs and fees, deferred mortgage interest,
   unamortized   discounts   net  and  includes   loans  held  for  sale  and
   non-performing loans.
(3)Real estate loans, net includes one- to four-family, multifamily, commercial real estate, construction and development and home equity loans.
(4)Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by average interest-earning assets.

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

                                                 Year Ended                    Year Ended
                                                June 30, 2000                 June 30, 1999
                                                 Compared to                   Compared to
                                                 Year Ended                    Year Ended
                                                June 30, 1999                 June 30, 1998
                                      ----------------------------  ------------------------------
                                      ----------------------------  ------------------------------
                                             Increase (Decrease)           Increase (Decrease)
                                                   Due to                        Due to
                                        Volume      Rate     Net      Volume      Rate      Net
                                      ----------------------------  ------------------------------
                                                            (In thousands)
Interest-earning assets:
  Debt and equity securities.........   $ 4,148   $ 1,811  $ 5,959    $ 2,930   $ 1,465  $ 4,395
  Mortgage-backed securities and
   mortgage-related securities, net..    13,922     1,736   15,658     18,829    (2,537)  16,292
  Real estate loans, net.............    41,751       554   42,305     31,968    (4,194)  27,774
  Commercial loans, net..............      (343)     (259)    (602)     1,009       242    1,251
  Consumer and student loans.........      (486)        6     (480)    (1,254)       85   (1,169)
  Other interest-earning assets......      (887)       10     (877)    (2,398)     (325)  (2,723)
                                      ------------------------------------------------------------
    Total interest-earning assets....    58,105     3,858   61,963     51,084    (5,264)  45,820
                                      ------------------------------------------------------------
Interest-bearing liabilities:
  Money market savings accounts......       187        16      203       135       (104)      31
  Savings accounts...................     5,861     1,117    6,978     1,785     (1,295)     490
  N.O.W. accounts....................       658      (163)     495       372       (222)     150
  Certificates of deposit............    11,382      (279)  11,103     5,274       (853)   4,421
  Borrowings.........................    16,936       323   17,259    27,839     (7,317)  20,522
  Non-depository stock
   subscriptions.....................        --        --       --      (895)        --     (895)
                                      ------------------------------------------------------------
    Total interest-bearing
     liabilities.....................    35,024     1,014   36,038    34,510     (9,791)  24,719
                                      -----------------------------------------------------------
Net change in net interest income....   $23,081   $ 2,844  $25,925   $16,574    $ 4,527  $21,101
                                      ============================================================

Changes in Financial Condition

Total assets increased by $121.1 million, or 4.4%, to $2.9 billion at June 30, 2000 from June 30, 1999. The increase in overall assets was primarily due to an increase in net loans of $260.3 million, or 19.8%, offset in part by a decrease in mortgage-backed and mortgage-related securities and investment securities. Mortgage-backed and mortgage-related securities decreased by $102.2 million, or 11.8%, from $866.8 million at June 30, 1999 to $764.6 million at June 30, 2000.
Investment securities at June 30, 2000 totaled $257.5 million, a decrease of $40.1 million, or 13.5%, compared to $297.6 million at June 30, 1999. The overall increase in the level of assets was primarily the result of significant deposit inflows, as well as an increase in borrowed funds.

The Bank continues to experience increased loan growth. For fiscal 2000, gross loans receivable increased by $259.2 million, or 19.5%, to $1.6 billion, compared to $1.3 billion at June 30, 1999. The substantial increase in net loans was due primarily to originations of $589.6 million generated during fiscal year ended June 30, 2000, offset by the sale of $87.7 million of one- to four-family mortgage loans, $1.6 million in student loan sales, securitization of $93.6 million of originated one-to four-family fixed rate mortgage loans and net amortization and prepayments of $147.0 million. During the fourth quarter of fiscal 2000, the Bank securitized $93.6 million of originated fixed rate one- to four-family mortgage loans in exchange for a like amount of FNMA pass-through securities, recorded these securities in the Bank's securities portfolio and retained the related servicing rights. Loan originations for fiscal 2000 were primarily comprised of multifamily and one- to four-family mortgage loans. Multifamily mortgage loan originations for fiscal 2000 totaled $277.4 million, bringing the total multifamily loan portfolio to $549.2 million, or 34.9% of net loans at June 30, 2000. Total one- to four-family loan production for fiscal 2000 was $243.0 million.

Total liabilities at June 30, 2000 were $2.6 billion, an increase of $184.9 million, or 7.7%, from $2.4 billion at June 30, 1999. Total deposits increased by $170.4 million, or 10.5%, to $1.8 billion at June 30, 2000. The Bank's core deposits increased by $75.6 million, or 7.4%, at June 30, 2000 to $1.1 billion, resulting in a core deposit to total deposit ratio of approximately 61.3%. The increase in the Bank's core deposits were attributable to a $38.9 million increase in total demand deposits, or 23.0%, and a $36.7 million increase in savings, N.O.W. and money market accounts. The Bank also experienced an increase of $94.8 million, or 15.8%, in certificates of deposit from $598.5 million at June 30, 1999 to $693.3 million at June 30, 2000.

Additionally, the Bank continues to place a level of emphasis on the utilization of borrowed funds to fund asset growth. In this regard, at June 30, 2000 and June 30, 1999, the Bank had total borrowings of $773.7 million and $757.8 million, respectively. The Bank may continue to increase such emphasis, which may result in an increase in the Bank's overall cost of funds. The Bank's current strategy is to invest such borrowed funds primarily in mortgage loans and mortgage-backed and mortgage-related securities with similar estimated maturities. This strategy is intended to incrementally increase net interest income, although it may have the effect of incrementally decreasing net interest rate spread.

Total stockholders' equity decreased by $63.8 million to $306.4 million at June 30, 2000 from $370.2 million at June 30, 1999. The overall decrease was primarily due to the repurchase of 3.6 million shares of the Company's common stock, year to date cash dividends paid of $13.8 million and a $26.7 million decrease in the fair value on securities available-for-sale, net of tax. These decreases were offset by the earnings reported for fiscal 2000 of $36.3 million and the amortization of $5.5 million for the unallocated and unearned shares of common stock held by the Company's stock-related benefit plans.

Non-Performing Assets

Non-performing loans totaled $4.7 million, or 0.30% of total loans at June 30, 2000, as compared to $5.9 million, or 0.45% of total loans, at June 30, 1999. At June 30, 2000, the Bank's real estate owned consisted of foreclosed assets totaling $509,000, which at such date was comprised of three one- to four-family properties and one commercial property.

At June 30, 2000, the Bank had $2.6 million of assets designated as "Substandard," consisting of 22 loans, no assets classified as "Doubtful," and $13,000 of assets classified as "Loss" consisting of seven consumer loans. At June 30, 2000 the Bank had $2.1 million of assets designated "Special Mention," consisting of 27 loans, which were designated "Special Mention" due to past loan delinquencies.

Non-accrual loans totaled $4.7 million as of June 30, 2000, which included 45 one- to four-family loans, with an aggregate balance of $3.9 million, and three non-residential loans totaling $0.7 million and eight other loans totaling $60,000.

For the twelve-month period ended June 30, 2000, the Company's loan loss provision was $1.2 million as compared to $2.6 million for the prior year's period. The Company's allowance for loan losses totaled $14.7 million at June 30, 2000 and $13.9 million at June 30, 1999, which represents a ratio of allowance for loan losses to non-performing loans of 311.5% and 237.1%, respectively. The Company continues to increase its overall loan loss reserves due to the increase in lending of all loan products. Management believes the allowance for loan losses at June 30, 2000 is adequate and sufficient reserves are presently maintained to cover potential losses. For the fiscal year ended June 30, 2000, the Company experienced net charge-offs of $386,200.

Comparison of Operating Results For the Years Ended June 30, 2000 and June 30, 1999

General. The Company reported net income for the fiscal year ended June 30, 2000 of $36.3 million, or diluted earnings per share of $1.35, an increase of $9.6 million as compared to the $26.6 million reported for the same period last year. Core earnings for the fiscal year ended June 30, 2000 increased 41.5% to a record $35.7 million, or core diluted earnings per share of $1.33, also an increase of 41.5%, as compared with $0.94 core diluted earnings per share, or $23.2 million reported for the same period last year. Core earnings for fiscal 2000, excludes net losses of $6.7 million on sales of securities ($4.4 million net of income-tax benefits) and a $4.4 million income tax benefit related to the Foundation. The income-tax benefit is due to a valuation adjustment reflecting the fair market value of stock contributed to the Foundation at its inception. Core earnings for fiscal 1999, excludes net gains on sales of securities and loans of $3.6 million and a $2.0 million curtailment gain on the freezing of the Bank's defined benefit pension plan.

Interest Income. The Company reported total interest income of $194.5 million for the twelve-month period ended June 30, 2000, representing an increase of $62.0 million, or 46.7%, as compared to the same period in 1999. The increase in interest income was attributable primarily to the growth in average interest-earning assets of $810.0 million and a 19 basis point increase in the average yield on interest-earning assets. The overall increase in the level of interest-earning assets was primarily the result of an increase in borrowed funds to fund growth in the mortgage loan and securities portfolios, assets acquired from Bayonne and Ironbound, as well as deposit inflows.

Interest income on loans increased $41.2 million, or 57.1%, to $113.5 million for the twelve-month period ended June 30, 2000, as compared to the $72.2 million reported for the comparable period in 1999. This increase was the result of growth in the average balance of loans outstanding of $548.5 million, due primarily to increased originations of multifamily and one- to four-family real estate loans and loans acquired through the recently completed acquisitions. The average yield on the overall loan portfolio remained relatively unchanged at 7.57% and 7.60% for the twelve-month period ended June 30, 2000 and 1999, respectively.

Interest income on debt and equity securities increased $6.0 million, or 31.3%, from $19.0 million for the twelve-month period ended June 30, 1999, to $25.0 million for the same period in 2000. This increase is mainly attributable to the growth in the average balance of debt and equity securities, primarily investments in financial bonds and FHLB stock, as well as a 53 basis point increase in the average yield on the debt and equity portfolio.

Interest income on mortgage-backed and mortgage-related securities increased $15.7 million, or 39.2%, from $39.9 million reported for the twelve-month period ended June 30, 1999, to $55.6 million for the same period in 2000. This increase was due primarily to an increase in the average balance of mortgage-backed and mortgage-related securities of $219.6 million as a result of the investment of borrowed funds and mortgage-backed and mortgage-related securities acquired through the recently completed acquisitions and a 20 basis point increase in the average yield on the mortgage-backed and mortgage-related securities portfolio.

Interest Expense. Interest expense increased $36.0 million, or 57.9%, from $62.2 million for the twelve-month period ended June 30, 1999, to $98.3 million for the twelve-month period ended June 30, 2000. The average cost of the Bank's interest-bearing liabilities increased by 8 basis points to 4.23% for the twelve-month period ended June 30, 2000. Interest expense on deposits increased $18.8 million, or 52.3%, from $35.9 million for the twelve-month period ended June 30, 1999, to $54.7 million for the twelve-month period ended June 30, 2000. The increase reflects a $501.3 million increase in the average balance of interest-bearing deposits, primarily attributable to a $220.1 million increase in the average balance of certificates of deposit and a $236.8 million increase in the average balance of savings deposit accounts. This increase can be primarily attributable to the opening of two full-service banking facilities and one public accommodation office on Staten Island, the opening of an Ironbound Bank divisional full-service banking facility in Union, New Jersey and deposits acquired through the recently completed acquisitions. In addition, the Bank's strategy over the past several years has been to attract more certificates of deposit through the offering of additional certificate of deposit products and related marketing of commercial deposit accounts.

Interest expense on borrowed funds for the twelve-month period ended June 30, 2000 was $43.6 million, an increase of $17.3 million as compared to the $26.3 million reported in the same period in 1999. The increase in interest expense on borrowed funds was attributable to the growth in the average balance of borrowed funds of $320.9 million, offset in part by a 27 basis point decrease in the average cost on borrowed funds. The Bank continues to place a greater level of emphasis on the utilization of borrowed funds to fund asset growth and to leverage the Bank's capital position to improve returns on equity. As of June 30, 2000, the Bank had $773.7 million of borrowings outstanding, an increase of $15.9 million, or 2.1%, as compared to the $757.8 million of borrowings outstanding as of June 30, 1999. The Bank may continue to increase such emphasis on borrowed funds, which may result in an increase in the Bank's overall cost of funds. The Bank's current strategy is to invest such borrowed funds primarily in mortgage loans and mortgage-backed and mortgage-related securities with similar estimated maturities. This strategy is intended to incrementally increase net interest income, although it may have the effect of incrementally decreasing net interest rate spread.

Provision for Loan Losses. The Bank's provision for loan losses for the twelve-month periods ended June 30, 2000 and 1999 was $1.2 million and $2.6 million, respectively. The provision for the twelve-month period ended June 30, 2000 was based on management's evaluation of its loan portfolio and real estate market conditions. In particular, management considered the continued growth in the portfolio, the introduction of new lending products by the Bank and the seasoning of such new products, as well as the level of its non-performing loans. Management believes, based upon information currently available, that its allowance for loan losses is adequate to cover future loan losses. To the extent the Bank increases its investment in multifamily loans, commercial real estate, commercial and other loans, which entail higher risk than one- to four-family loans, the Bank may decide to increase its allowance for loan losses through additional loan loss provisions, which may adversely affect net income. In addition, if general economic conditions and real estate values within the Bank's primary lending areas decline, the level of non-performing loans may increase, resulting in larger provisions for loan losses which, in turn, would also adversely affect net income.

Non-Interest Income. Exclusive of net gains and losses from the sales of securities and loans, and a non-recurring $2.0 million curtailment gain on the freezing of the Bank's pension plan in fiscal 1999, total non-interest income for the twelve-month period ended June 30, 2000 was $13.1 million, as compared to the $5.8 million reported for the same period in 1999. The increased level of non-interest income is primarily due to an overall increase in deposit fee income, fee income generated from the Bayonne and Ironbound acquisitions, ATM fee income and advisory fee income from the Company's investment in Peter B. Cannell & Co. Inc. Additionally, the Bank purchased a Bank Owned Life Insurance Policy ("BOLI"), which accounted for approximately $3.0 million of other income.

Non-Interest Expense. Non-interest expense totaled $52.3 million for the twelve-month period ended June 30, 2000, an increase of $15.9 million, or 43.8%, as compared to the $36.4 million reported for the same period of the prior year. The increased level of non-interest expense was mainly attributable to increased compensation and employee benefit expenses, goodwill amortization and other expenses associated with the Bayonne and Ironbound acquisitions. Additionally, the Bank recognized increases in non-interest expenses as a result of the Bank's opening of a public accommodation office and the opening of two new full-service branches in Staten Island and a full service branch in Union, New Jersey.

Income Taxes. The Company's effective consolidated tax rate for the fiscal year period ended June 30, 2000, was 27.4% as compared to 37.8% reported for the comparable period in 1999. The fiscal year ended June 30, 2000 effective tax rate includes the effect of a $4.4 million income tax benefit due to a valuation adjustment reflecting the fair market value of stock contributed to the Foundation at its inception. Excluding the effect of the aforementioned income tax benefit, the Company's effective tax rate was 36.2%. The reduction of the Company's effective tax rate is primarily due to the Bank's utilization of various tax-planning strategies.

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

Interest Income. The Company reported total interest income of $132.6 million for the fiscal year ended June 30, 1999, representing an increase of $45.8 million, or 52.8%, as compared to the same period in 1998. The increase in interest income was attributable primarily to the growth in average interest-earning assets of $682.6 million, offset in part by a 19 basis point decrease in the average yield on interest-earning assets. The overall increase in the level of interest-earning assets was primarily the result of an increase in borrowed funds to fund growth in the mortgage loan and securities portfolios, utilizing the net conversion proceeds, assets acquired from Bayonne Bancshares and Ironbound Bank and significant deposit inflows experienced throughout fiscal 1999.

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

Non-Interest Income. Exclusive of net gains and losses from the sales of securities and loans and a $2.0 million curtailment gain on the freezing of the Bank's pension plan, total non-interest income for the fiscal year ended June 30, 1999 was $5.8 million, as compared to the $3.4 million reported for the same period in fiscal 1998. The increased level of non-interest income is primarily due to fee income generated from the Bayonne Bancshares and Ironbound Bank acquisitions and an overall increase in deposit fee income, ATM fee income and fee income generated from the sale of annuities and mutual funds. Additionally, in the fourth quarter of fiscal 1999 the Bank purchased a Bank Owned Life Insurance Policy ("BOLI"), which accounted for approximately $253,000 of other income. Net gains on the sale of securities and loans for fiscal 1999 was $3.6 million, which were primarily due to net gains of $3.1 million from the sale of equity and investment securities, and $444,000 of net gains realized from the sale of the Bank's student loan portfolio.

Non-Interest Expense. Non-interest expense totaled $36.4 million for the fiscal year ended June 30, 1999, an increase of $11.9 million, as compared to the $24.5 million, excluding the charitable contribution, reported for the fiscal year ended June 30, 1998. The increased level of non-interest expense was mainly attributable to increased compensation expense, goodwill amortization and other expenses associated with the Bayonne Bancshares and Ironbound Bank acquisitions, as well as increases in compensation and employee benefits, including senior management additions, compensation costs associated with the establishment of the Bank's new Multifamily Lending Department, the addition of the ESOP and the MRP. In addition, the Bank expects non-interest expense to increase in future periods as a result of the Bank's opening of a public accommodation office and the opening of two new full-service branches in Staten Island and the expected opening of a full-service branch in Union, New Jersey in fiscal 2000.

Income Taxes. The Company's effective consolidated tax rate for the fiscal year ended June 30, 1999, was 37.8% as compared to 31.4% reported for the comparable period in 1998. The fiscal year ended June 30, 1998 rate includes the effect of funding the Foundation. Excluding the effect of the Foundation, the Company's effective tax rate was 40.5%. The reduction of the Company's effective tax rate is primarily due to the Bank's utilization of various tax-planning strategies.

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

The primary investing activities of the Bank are the origination of primarily residential one- to four-family, multifamily and, to a lesser extent, commercial real estate, construction and development and other loans and the purchase of mortgage-backed and mortgage-related and investment securities. For the fiscal year periods ended June 30, 2000 and 1999, the Bank's loan originations totaled $589.6 million and $550.4 million, respectively. Purchases of mortgage-backed, mortgage-related and investment securities totaled $88.4 million and $480.7 million for the fiscal year periods ended June 30, 2000 and 1999, respectively. These activities were funded primarily by deposit growth and principal repayments and prepayments on loans, mortgage-backed and mortgage-related securities and investment securities, borrowed funds from the FHLB and repurchase agreements, and the net proceeds received from the Conversion. As of June 30, 2000, the Bank experienced a net increase in total deposits of $170.4 million, or 10.5%, from $1.6 billion at June 30, 1999. Deposit flows are affected by the level of interest rates, the interest rates and products offered by local competitors and the Bank and other factors.

The Bank closely monitors its liquidity position on a daily basis. Excess short-term liquidity is invested in overnight federal funds sold. In the event the Bank should require funds beyond its ability to generate them internally, additional sources of funds are available through repurchase agreements and advances from the FHLB. The Bank has recently begun to place a greater level of emphasis on the utilization of borrowed funds to fund asset growth. In this regard, at June 30, 2000, the Bank had total borrowings of $773.7 million, of which $758.7 million were in the form of advances from the FHLB and approximately $15.0 million were in the form of repurchase agreements. The Bank may continue to increase such emphasis, which may result in an increase in the Bank's average cost of funds.

Loan commitments totaled $164.5 million at June 30, 2000, were comprised of $41.3 million in one- to four-family loan commitments, $15.7 million in multifamily loan commitments, $1.2 million in commercial real estate loan commitments, $68.1million in construction loan commitments, $14.6 million in commercial loan commitments, $19.4 million in home equity loan commitments and $4.2 million in other loan commitments. Management of the Bank anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit which are scheduled to mature in less than one year from June 30, 2000, totaled $547.6 million. Based upon past experience and the Bank's current pricing strategy, management believes that a significant portion of such deposits will remain with the Bank.

At June 30, 2000, the Bank exceeded all of its regulatory capital requirements with a leverage capital level of $221.5 million, or 7.7% of adjusted assets, which is above the required level of $114.2 million, or 4.0% of adjusted assets and risk-based capital of $236.2 million, or 14.8% of adjusted assets, which is above the required level of $127.9 million, or 8.0%.

The Company's most liquid assets are cash, due from banks and federal funds sold. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. At June 30, 2000, cash and due from banks and federal funds sold totaled $47.7 million, or 1.7% of total assets.

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

Discussion of Market Risk

As a financial institution, the Company's primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Company's assets and liabilities, and the market value of all interest-earning assets, other than those which possess a short term to maturity. All significant interest rate risk management procedures are performed at the Company level. Based upon the Company's nature of operations, the Company is not subject to foreign currency exchange or commodity price risk. The Company's real estate loan portfolio, concentrated primarily within the New York metropolitan area and increasingly in New Jersey and the Philadelphia metropolitan area is subject to risks associated with these local economies. The Company does not own any trading assets.

In recent years, the Company has utilized the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of fixed-rate mortgage loans having terms to maturity of not more than fifteen years, adjustable-rate loans and consumer loans consisting primarily of home equity loans and lines of credit; (2) selling from time to time, fixed-rate mortgage loans with terms of more than fifteen years without recourse and on a servicing retained basis; and (3) investing in fixed rate mortgage-backed and mortgage-related securities with estimated average lives of three to seven years. In pursuing the above, the Company considered the relative stability of its core deposits. The actual duration of mortgage loans and mortgage-backed securities can be significantly impacted by changes in mortgage prepayment and market interest rates. Mortgage prepayment rates will vary due to a number of factors, including the regional economy in the area where the underlying mortgages were originated, seasonal factors, demographic variables and the assumability of the underlying mortgages. However, the largest determinants of prepayment rates are prevailing interest rates and related mortgage refinancing opportunities, as was the case over the last fiscal year. Management monitors interest rate sensitivity so that adjustments in the asset and liability mix, when deemed appropriate, can be made on a timely basis. The Company currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.

      Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a bank's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At June 30, 2000, the Company's one-year gap position was negative 17.1%. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. Accordingly, during a period of rising interest rates, the Company, having a positive gap position, would be in a better position to invest in higher yielding assets which, consequently, may result in the yield on its assets increasing at a pace more closely matching the increase in the cost of its interest-bearing liabilities than if it had a negative gap. During a period of falling interest rates, an institution with a positive gap would tend to have its assets repricing at a faster rate than one with a negative gap which, consequently, may tend to restrain the growth of its net interest income or result in a decrease in interest income.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2000, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP Table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at June 30, 2000, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three month period and subsequent selected time intervals. For loans on residential properties, adjustable-rate loans, and fixed-rate loans, prepayment rates were assumed to range from 5% to 24% annually. Mortgage-backed and mortgage-related securities were assumed to prepay at rates based on their respective previous three month prepayment experience. Savings and N.O.W. accounts were assumed to decay at 10%, 5%, 5%, 40%, 20%, and 20%, and money market savings accounts were assumed to decay at 25%, 15%, 10%, 50%, 0% and 0%, for the periods of three months or less, three to six months, six to twelve months, one to three years, three to five years and more than five years, respectively. These assumptions are generally based on the FDIC's deposit decay guidelines and the Bank's historical experience. Prepayment and deposit decay rates can have a significant impact on the Company's estimated gap. While the Company believes such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity.

                                                                             At June 30, 2000
                                             ----------------------------------------------------------------------------------
                                                 3       More than   More than   More than   More than
                                              Months    3 Months to 6 Months to  1 Year to   3 Years to  More than
                                              or Less   6 Months      1 Year      3 Years     5 Years     5 Years      Total
                                             ----------------------------------------------------------------------------------
                                                                          (Dollars in thousands)
Interest-earning  assets(1):
   Debt and equity securities(2)............ $  85,419   $     473   $  11,647   $  25,442   $   4,418  $  130,086  $  257,485
   Mortgage-backed and
    mortgage-related securities(2)..........    22,976      23,082      61,744     148,343     122,312     386,150     764,607
   Real estate loans,net(3)(4)..............    68,532      63,118     122,629     411,179     348,611     546,910   1,560,979
   Other loans(4)...........................     1,574       1,406       2,396       6,125       3,616       6,300      21,417
   Other interest-earning assets............    46,711          --          --          --          --          --      46,711
   FHLB stock...............................        --          --          --          --          --      38,873      38,873
                                             ----------------------------------------------------------------------------------
    Total interest-earning assets........... $ 225,212   $  88,079   $ 198,416   $ 591,089   $ 478,957  $1,108,319  $2,690,072
                                             ==================================================================================
Interest-bearing liabilities:
   Money market savings accounts............ $  10,382   $   6,229   $   4,153   $  20,764   $      --  $       --  $   41,528
   N.O.W. accounts..........................     7,336       3,668       3,668      29,342      14,671      14,671      73,356
   Savings accounts.........................    75,902      37,951      37,951     303,609     151,805     151,805     759,023
   Certificates of deposit..................   134,347     139,440     276,682     122,892      14,457       5,458     693,276
   Borrowings...............................   103,500      15,000     147,000     383,190     125,000          --     773,690
                                             ----------------------------------------------------------------------------------
    Total interest-bearing liabilities...... $ 331,467   $ 202,288   $ 469,454   $ 859,797   $ 305,933  $  171,934  $2,340,873
                                             ----------------------------------------------------------------------------------
Interest sensitivity gap(5)................. $(106,225)  $(114,209)  $(271,038)  $(268,708)  $ 173,024  $  936,385
                                             =======================================================================
Cumulative interest sensitivity gap......... $(106,255)  $(202,464)  $(491,502)  $(760,210)  $(587,186) $  349,199
                                             =======================================================================
Cumulative interest sensitivity gap
  as a percentage of total assets...........     (3.69)%     (7.65)%    (17.06)%    (26.39)%    (20.38)%      12.12%
Cumulative interest sensitivity gap
  as a percentage of total interest-
   earning assets...........................     (3.97)%     (8.24)%    (18.36)%    (28.26)%    (21.83)%      12.98%
Cumulative net interest-earning
  assets as a percentage of cumulative
   interest-bearing liabilities.............    (32.06)%   (108.99)%   (104.70)%    (88.42)%   (191.93)%     203.10%


(1)Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments, and contractual maturities.

(2)Debt and equity and mortgage-backed and mortgage-related securities are shown at carrying value. Equity securities include callable preferred stock, the maturities of which have been assumed to be the date on which they are initially callable.

(3)For purposes of the gap analysis, real estate loans, commercial loans, and consumer/installment loans are shown excluding adjustments for allowance for loan losses and unearned fees of $14.7 million and $1.4 million, respectively.

(4)For purposes of the gap analysis, non-performing loans are not included.

(5)Interest   sensitivity   gap  represents  the  difference   between  net
   interest-earning assets and interest-bearing liabilities.

      Certain shortcomings are inherent in the method of analysis presented in the GAP Table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features, which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

      Net Portfolio Value. The Company's interest rate sensitivity is also monitored by management through the use of a model, which generates estimates of the change in the Company's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The model assumes estimated loan prepayment rates, reinvestment rates and deposit decay rates similar to the assumptions utilized for the GAP Table. The following NPV Table sets forth the Company's NPV as of June 30, 2000.

     Change in
  Interest Rates
  In Basis Points                                                       NPV as % of Portfolio
   (Rate Shock)                              Net Portfolio Value            Value of Assets
-------------------------------------------------------------------------------------------------------
                                                                        %                        %
                                              Amount     $ Change     Change     NPV Ratio   Change(1)
                                             ----------------------------------------------------------
                                                                        (Dollars in thousands)

      200...................................  $317,334   $(95,571)    (23.1)%      11.76%     (17.88)%
      100...................................   368,354    (44,551)    (10.8)       13.19       (7.89)
      Static................................   412,905         --        --        14.32          --
     (100)..................................   475,936     63,031      15.3        15.97       11.52
     (200)..................................   459,574     46,669      11.3        15.09        5.38


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

The Year 2000 Project

Over the past several quarters, the Company reported, on a regular basis, potential concerns relating to the "Year 2000 Problem," which centered upon the possible inability of computer systems to recognize the change into the year 2000. The Company did not experience any significant interruptions in any computer operations related to the Year 2000 Problem. The Company's loan and deposit data processing functions were not affected by the change into the year 2000. Additionally, the Company did not encounter any significant delays in loan payments from our borrowers due to difficulties they may have encountered as a result of the Year 2000 Problem. The Company estimates that the total costs incurred related to the Year 2000 Problem, from inception to date, did not exceed $300,000, and the Company does not anticipate any additional costs to be incurred related to this matter.

Recent Legislation

Recent legislation designed to modernize the regulation of the financial services industry expands the ability of bank holding companies to affiliate with other types of financial services companies such as insurance companies and investment banking companies. However, the legislation provides that companies that acquire control of a single savings association after May 4, 1999 (or that filed an application for that purpose after that date) are not entitled to the unrestricted activities formerly allowed formerly allowed for a unitary savings and loan holding company. Rather, these companies will have authority to engage in the activities permitted "a financial holding company" under the new legislation, including insurance and securities-related activities, and the activities currently permitted for multiple savings and loan holding companies, but generally not in commercial activities. The authority for unrestricted activities is grandfathered for unitary savings and loan holding companies, such as the Company, that existed prior to May 4, 1999. However, the authority for unrestricted activities would not apply to any company that acquired the Company.

Private Securities Litigation Reform Act Safe Harbor Statement

In addition to historical information, this Annual Report includes certain forward-looking statements based on current management expectations. The
Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

Impact of New Accounting Standards

For discussion regarding the impact of new accounting standards, refer to Note 1 of Notes to Consolidated Financial Statements.

                  RICHMOND COUNTY FINANCIAL CORP. AND SUBSIDIARY
                  Consolidated Statements of Financial Condition

                                                                   June 30,
                                                               2000         1999
                                                           ------------------------
                                                            (In thousands, except
                                                              per share amounts)
ASSETS
Cash and due from banks.................................   $   47,684   $   55,773
Federal funds sold......................................           --       17,775
Securities held to maturity:
  Mortgage-backed and mortgage-related securities
   (estimated market value of $54,068)..................       57,161            -
Securities available for sale:
     Investment securities..............................      257,485      297,611
     Mortgage-backed and mortgage-related securities....      707,446      866,844
Loans receivable:
     Real estate loans..................................    1,567,080    1,301,118
     Other loans........................................       21,426       26,294
     Less allowance for loan losses.....................      (14,698)     (13,885)
                                                           ------------------------
Total loans receivable, net.............................    1,573,808    1,313,527
Federal Home Loan Bank stock............................       38,873       38,388
Banking premises and equipment, net.....................       26,115       27,353
Accrued interest receivable.............................       18,170       15,568
Other real estate owned.................................          509          997
Goodwill................................................       43,324       43,382
Other assets............................................      110,646       82,877
                                                           ------------------------
      Total assets......................................   $2,881,221   $2,760,095
                                                           ========================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Demand deposits.........................................   $  207,894   $  169,007
Savings, N.O.W. & Money market accounts.................      873,907      842,465
Certificates of deposit.................................      693,276      598,470
Escrow accounts.........................................       14,799        9,528
                                                           ------------------------
      Total deposits....................................    1,789,876    1,619,470
Securities sold under agreements to repurchase..........       15,000       94,000
Borrowings..............................................      758,690      663,832
Accrued expenses & other liabilities....................       11,245       12,582
                                                           ------------------------
      Total liabilities.................................    2,574,811    2,389,884
Stockholders' Equity:
Preferred stock, $.01 par value, 5,000,000 shares
authorized; none issued.................................           --           --
Common stock, $.01 par value, 75,000,000 shares
authorized; 32,737,134 shares issued;
  28,065,972 and 31,662,839 shares outstanding,
  at of June 30, 2000 and June 30, 1999, respectively...          327          327
Additional paid-in-capital..............................      329,718      330,122
Retained earnings-substantially restricted..............      145,231      122,784
Unallocated common stock held by  ESOP..................      (30,249)    (31,978)
Unearned compensation MRP stock                               (13,147)    (16,885)
Treasury stock, at cost, 4,671,162 and 1,074,295
  shares at June 30, 2000 and
  June 30, 1999, respectively...........................      (82,541)    (17,967)
Accumulated other comprehensive income:
  Net unrealized loss on securities, net of tax.........      (42,929)    (16,192)
                                                           ------------------------
          Total stockholders' equity....................      306,410      370,211
                                                           ------------------------
Total liabilities and stockholders' equity..............   $2,881,221   $2,760,095
                                                           ========================

          See accompanying notes to consolidated financial statements.

                RICHMOND COUNTY FINANCIAL CORP. AND SUBSIDIARY
                      Consolidated Statements of Operations

                                                                 Years ended June 30,
                                                        --------------------------------------
                                                              2000        1999       1998
                                                        --------------------------------------
                                                       (In thousands, except per share amounts)
Interest income
  Loans..............................................       $113,454     $ 72,231  $ 44,375
  Debt and equity securities.........................         24,999       19,040    14,645
  Mortgage-backed and mortgage-related securities....         55,572       39,914    23,622
  Federal funds sold.................................            369        1,277     3,822
  Other..............................................            143          112       290
                                                        --------------------------------------
     Total interest income...........................        194,537      132,574    86,754
                                                        --------------------------------------
Interest expense
  Deposits...........................................         54,710       35,931    31,734
  Securities sold under repurchase agreements........          1,692          686     1,059
  Borrowed funds.....................................         41,867       25,614     4,719
                                                        --------------------------------------
     Total interest expense..........................         98,269       62,231    37,512
                                                        --------------------------------------
     Net interest income.............................         96,268       70,343    49,242
Provision for loan losses............................          1,200        2,550     2,200
                                                        --------------------------------------
     Net interest income after
       provision for loan losses.....................         95,068       67,793    47,042
                                                        --------------------------------------
Non-interest income
  Fee income.........................................         10,007        5,511     3,397
  Net (losses)gains on sales of securities and loans.         (5,973)       3,576       163
  Curtailment gain on pension plan...................             --        2,021        --
  Other..............................................          3,142          281        41
                                                        --------------------------------------
     Total non-interest income.......................          7,176       11,389     3,601
                                                        --------------------------------------
Non-interest expenses
  Salaries and employee benefits.....................         27,891       20,988    12,929
  Occupancy costs....................................          6,110        3,867     3,181
  Computer service fees..............................          5,550        3,598     2,743
  Advertising........................................          1,893        1,803     1,135
  FDIC insurance premiums............................            439          175       154
  Contribution to RCS Foundation.....................             --           --    19,558
  Other..............................................          7,099        4,785     4,033
                                                        --------------------------------------
     Total general and administrative................         48,982       35,216    43,733
  Amortization of goodwill and other intangibles.....          3,321        1,144       313
                                                        --------------------------------------
     Total non-interest expense......................         52,303       36,360    44,046
                                                        --------------------------------------
Income before income taxes...........................         49,941       42,822     6,597
Provision for income taxes...........................         13,672       16,178     2,071
                                                        --------------------------------------
     Net income......................................       $ 36,269     $ 26,644   $ 4,526
                                                        ======================================
 Earnings (loss) per share:
  (since Conversion for fiscal 1998)
       Basic.........................................       $   1.36     $  1.07    $ (0.16)
       Diluted.......................................       $   1.35     $  1.07    $ (0.16)


         See accompanying notes to consolidated financial statements.

                RICHMOND COUNTY FINANCIAL CORP. AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              (In thousands, except share and per share amounts)


                                                                                      Retained     Accumulated
                                                                        Additional    Earnings        Other
                                                             Common      Paid-in    Substantially Comprehensive
                                                             Stock       Capital     Restricted       Income
----------------------------------------------------------------------------------------------------------------
Balance at June 30, 1997                                    $     --     $     --     $100,555     $    310
Comprehensive income:
  Net income............................................          --           --        4,526           --
  Other comprehensive income, net of tax:
   Net unrealized gain on certain securities,
    net of tax..........................................          --           --           --        3,660
  Comprehensive income..................................
  Cash dividends paid on common stock...................          --           --       (1,321)          --
  Issuance of 24,466,250 shares of common
    stock in the initial  public offering...............         245      234,644           --           --
  Issuance of 1,957,300 shares of common
    stock to the Foundation.............................          19       19,553           --           --
  Open market purchase of common stock by the ESOP......          --           --           --           --
  Allocation of ESOP stock..............................          --          110           --           --
                                                           --------------------------------------------------
Balance at June 30, 1998................................    $    264     $254,307     $103,760     $  3,970
                                                           --------------------------------------------------
Comprehensive income:
  Net income............................................          --           --       26,644           --
  Other comprehensive income, net of tax:
   Net unrealized loss on certain securities,
    net of tax..........................................          --           --           --      (20,162)
  Comprehensive income..................................
  Cash dividends paid on common stock...................          --           --       (7,620)          --
  Issuance of stock for Ironbound Bankcorp, NJ
    acquisition (1,458,842 shares)......................          14       25,851           --           --
  Issuance of stock for Bayonne Bancshares, Inc.
    acquisition (8,668,615 shares)......................          49       62,059           --           --
  Common stock repurchased (4,604,213 shares)...........          --           --
  Treasury stock issued for options exercised
    (55,817 shares).....................................          --           --           --           --
  Open market purchases of Bayonne Bancshares,Inc.
    common stock (464,625 shares).......................          --           --           --           --
  Open market purchases of unearned MRP stock...........          --           --           --           --
  Reissuance   of   treasury stock......................          --      (12,045)          --           --
  Allocation of ESOP and MRP stock......................          --          (50)          --           --
                                                           --------------------------------------------------
Balance at June 30, 1999................................    $    327     $330,122     $122,784     $(16,192)
                                                           --------------------------------------------------
Comprehensive income:
  Net income............................................          --           --       36,269           --
  Other comprehensive income, net of tax:
   Net unrealized loss on certain securities,
    net of tax..........................................          --           --           --      (26,737)
Comprehensive income....................................
Adjustments.............................................          --          255           --           --
Cash dividends paid on common stock.....................          --           --      (13,822)          --
Common stock repurchased (3,646,484 shares).............          --           --           --           --
Treasury stock issued for options exercised
  (49,617 shares).......................................          --         (366)          --           --
Allocation of ESOP and MRP stock........................          --         (293)          --           --
                                                           --------------------------------------------------
Balance at June 30, 2000................................    $    327     $329,718     $145,231     $(42,929)
                                                           ==================================================


         See accompanying notes to consolidated financial statements.

      30 continued

                RICHMOND COUNTY FINANCIAL CORP. AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              (In thousands, except share and per share amounts)


                                                           Unallocated   Unearned
                                                             Common       Common
                                                           Stock Held   Stock Held    Treasury
                                                             by ESOP      by MRP       Stock       Total
----------------------------------------------------------------------------------------------------------------
Balance at June 30, 1997                                    $     --     $     --     $     --     $100,865
Comprehensive income:
  Net income............................................          --           --           --        4,526
  Other comprehensive income, net of tax:
   Net unrealized gain on certain securities,
    net of tax..........................................          --           --           --        3,660
                                                                                                  ----------
  Comprehensive income..................................                                              8,186
                                                                                                  ----------
  Cash dividends paid on common stock...................          --           --           --       (1,321)
  Issuance of 24,466,250 shares of common
    stock in the initial  public offering...............          --           --           --      234,889
  Issuance of 1,957,300 shares of common
    stock to the Foundation.............................          --           --           --       19,572
  Open market purchase of common stock by the ESOP......     (34,571)          --           --      (34,571)
  Allocation of ESOP stock..............................         865           --           --          975
                                                           -----------------------------------------------------
Balance at June 30, 1998................................    $(33,706)    $     --     $     --     $328,595
                                                           -----------------------------------------------------
Comprehensive income:
  Net income............................................          --           --           --       26,644
  Other comprehensive income, net of tax:
   Net unrealized loss on certain securities,
    net of tax..........................................          --           --           --      (20,162)
                                                                                                  ----------
  Comprehensive income..................................                                              6,482
                                                                                                  ----------
  Cash dividends paid on common stock...................          --           --           --       (7,620)
  Issuance of stock for Ironbound Bankcorp, NJ
    acquisition (1,458,842 shares)......................          --           --           --       25,865
  Issuance of stock for Bayonne Bancshares, Inc.
    acquisition (8,668,615 shares)......................          --       (2,820)      63,103      122,391
  Common stock repurchased (4,604,213 shares)...........          --           --      (75,529)     (75,529)
  Treasury stock issued for options exercised
    (55,817 shares).....................................          --           --          915          915
  Open market purchases of Bayonne Bancshares,Inc.
    common stock (464,625 shares).......................          --           --       (6,456)      (6,456)
  Open market purchases of unearned MRP stock...........          --      (16,118)          --      (16,118)
  Reissuance   of   treasury stock......................          --           --           --      (12,045)
  Allocation of ESOP and MRP stock......................       1,728        2,053           --        3,731
                                                           ------------------------------------------------
Balance at June 30, 1999................................    $(31,978)    $(16,885)    $(17,967)    $370,211
                                                           -------------------------------------------------
Comprehensive income:
  Net income............................................          --           --           --       36,269
  Other comprehensive income, net of tax:
   Net unrealized loss on certain securities,
    net of tax..........................................          --           --           --      (26,737)
                                                                                                  ----------
Comprehensive income....................................                                           $  9,532
                                                                                                  ----------
Adjustments.............................................          --           --           --          255
Cash dividends paid on common stock.....................          --           --           --      (13,822)
Common stock repurchased (3,646,484 shares).............          --           --      (65,431)     (65,431)
Treasury stock issued for options exercised
  (49,617 shares).......................................          --           --          857          491
Allocation of ESOP and MRP stock........................       1,729        3,738           --        5,174
                                                           -----------------------------------------------------
Balance at June 30, 2000................................    $(30,249)    $(13,147)    $(82,541)    $306,410
                                                           =====================================================


(1) Disclosure of reclassification amount,
    net of tax for the fiscal years ended June 30,:                        2000         1999         1998
                                                                        ----------------------------------------
       Net unrealized (depreciation) appreciation
         arising during the year.....................................   $(32,752)    $(16,331)     $ 6,179
       Less:  Reclassification adjustment for net
        (losses) gains included in net income........................     (6,015)       3,831        2,519
                                                                        ----------------------------------------
       Net unrealized (loss) gain
        on certain securities........................................   $(26,737)    $(20,162)     $ 3,660
                                                                        ========================================

         See accompanying notes to consolidated financial statements.

                RICHMOND COUNTY FINANCIAL CORP. AND SUBSIDIARY
                      Consolidated Statements of Cash Flows

                                                                 Years ended June 30,
                                                           -------------------------------------
                                                              2000         1999        1998
                                                           -------------------------------------
                                                                      (In thousands)
Cash Flows from Operating Activities:
Net income..............................................    $  36,269    $  26,644    $   4,526
Adjustments to reconcile net income to net
  cash provided by operating activities:
   Contribution of the Company's common stock
      to the RCS Foundation.............................           --           --       19,553
   ESOP and MRP expense.................................        5,174        3,731          975
   Depreciation.........................................        2,236        1,314          848
   Amortization of goodwill.............................        3,008          831           --
   Amortization of deposit premium......................          313          313          313
   Amortization of deferred fees, net ..................         (790)        (311)        (446)
   Amortization of investment premiums,
      net accretion of discount.........................         (473)       2,576          482
   Provision for loan losses............................        1,200        2,550        2,200
   Amortization of loan premiums, net
     accretion of discount..............................          (57)        (344)        (158)
   Net realized losses (gains) on sales of
     securities and loans...............................        5,991       (3,514)         (30)
   Net realized (gains) on sales of other
     real estate owned..................................          (25)         (55)        (133)
   Increase in accrued interest receivable..............       (2,602)      (1,182)      (1,559)
   (Decrease) increase in accrued expenses
     and other liabilities..............................       (1,082)     (12,150)       3,754
   Increase in other assets.............................      (19,051)     (48,532)      (5,350)
                                                           -------------------------------------
       Net cash provided by/(used in)
       operating activities.............................       30,111      (28,129)      24,975
Cash Flows from Investing Activities:
    Increase in loans receivable, net...................     (443,758)    (435,520)    (114,373)
    Loan purchases......................................           --       (1,500)     (38,616)
    Proceeds from sales of loans........................       89,360       16,705           --
Investment securities held to maturity:
    Maturities and redemptions..........................           --           --       55,972
Investment securities available for sale:
    Sales and redemption................................       67,787      107,141      108,936
    Purchases...........................................      (49,156)     (96,028)    (173,260)
Mortgage-backed and mortgage-related securities
 held to maturity:
    Maturities and redemptions..........................           --           --       29,237
    Principal collected.................................          402           --       31,987
Mortgage-backed and mortgage-related securities
 available for sale:
    Sales and redemptions...............................       94,521       63,931       69,074
    Principal collected.................................      117,255      264,460       86,073
    Purchases...........................................      (39,273)    (384,631)    (608,059)
Purchases of Federal Home Loan Bank of
  New York stock........................................         (485)     (11,990)     (15,550)
Net additions to banking premises and
  equipment.............................................         (998)      (5,088)      (1,884)
Proceeds from sales of other real estate owned..........          868          350          823
Cash and cash equivalents acquired from
  Ironbound Bankcorp, NJ acquisition....................           --       40,226           --
Cash and cash equivalents acquired from
  Bayonne  Bancshares, Inc. acquisition.................           --      124,055           --
                                                           -------------------------------------
    Net cash used in investing activities...............     (163,477)    (317,889)    (569,640)

     (continued on next page)


                RICHMOND COUNTY FINANCIAL CORP. AND SUBSIDIARY
              Consolidated Statements of Cash Flows - Continued

                                                                    Years ended June 30,
                                                           -------------------------------------
                                                              2000         1999         1998
                                                           -------------------------------------
                                                                      (In thousands)
Cash Flows from Financing Activities:
  Net increase in deposits..............................    $ 165,135    $ 133,076    $  64,369
  Increase in escrow accounts...........................        5,271        7,620          621
  Increase in borrowed funds............................       15,858      320,000      306,000
  Net proceeds of common stock issuance.................           --           --      234,908
  Loan to ESOP for open market purchase
    of common stock.....................................           --           --      (34,571)
  Purchase of MRP stock.................................           --      (16,118)          --
  Purchase of treasury shares...........................      (65,431)     (75,529)          --
  Net proceeds from issuance of common
    stock upon exercise of stock options................          491          253           --
  Cash dividends paid on common stock...................      (13,822)      (7,620)      (1,321)
                                                           -------------------------------------
        Net cash provided by financing activities.......      107,502      361,682      570,006
  Net(decrease)increase in cash and
    cash equivalents....................................      (25,864)      15,664       25,341
  Cash and cash equivalents at beginning
    of the year.........................................       73,548       57,884       32,543
                                                           -------------------------------------
  Cash and cash equivalents at end of the year..........    $  47,684    $  73,548    $  57,884
                                                           =====================================
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the year for:
     Interest on deposits and borrowed funds............    $  98,269    $  59,914    $  35,609
     Income taxes.......................................       22,776       16,254        6,949

Non-cash investing activities:
  Transfer of loans to other real estate owned, net.....    $     355    $     482    $     350
  Securitization of mortgage loans to mortgage-
     backed securities held to maturity.................       57,563           --           --
  Securitization of mortgage loans to mortgage-
     backed securities available for sale...............       35,864       77,159           --
  Transfer of securities from held to maturity
     to available for sale..............................           --           --      273,127
  Net unrealized (losses) gains on
     available for sale investments.....................      (32,752)     (16,331)       6,179


Supplemental   Information  to  the  Consolidated  Statements  of  Cash  Flows
Relating to Acquisitions:

Non-cash  investing  and  financing   transactions  relating  to  the  Ironbound
Bankcorp, NJ and Bayonne Bancshares, Inc. for the year ended June 30, 1999 not reflected in the Consolidated Statements of Cash Flows are listed below:

                                                                         Ironbound     Bayonne
                                                                        Bankcorp,NJ   Bancshares,Inc
                                                                       --------------------------
                                                                            (In thousands)

 Fair value of assets acquired, excluding cash and
 cash equivalents acquired...........................................    $  74,096    $ 528,372
 Liabilities assumed.................................................     (103,745)    (570,344)
 Excess of cost over fair value of net assets acquired...............       15,288       28,925
 Stock consideration.................................................      (25,865)    (111,008)
                                                                       --------------------------
 Cash and cash equivalents acquired                                      $ (40,226)   $(124,055)
                                                                       ==========================

         See accompanying notes to consolidated financial statements.

                RICHMOND COUNTY FINANCIAL CORP. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements

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

The Company's business consists primarily of the business activities of the Bank. The Bank, together with its two divisional banks, First Savings Bank of New Jersey and Ironbound Bank, operates 15 banking offices on Staten Island, one banking office in Brooklyn, eight banking offices in the counties of Essex, Hudson, and Union, New Jersey, and a multifamily loan processing center in Jericho, Long Island. The Bank's activities include attracting deposits from the general public and originating secured residential, multifamily and commercial real estate loans. The Bank also provides other financial services to customers primarily within this region. The Bank's primary revenues are derived from these banking activities and its portfolios of investment and mortgage-backed and mortgage-related securities. The Bank is subject to competition from other financial institutions. Deposits at the Bank are insured up to applicable limits by the Bank Insurance Fund (BIF) of the Federal Deposit Insurance Corporation (the "FDIC"). The Bank is subject to regulation by the FDIC and the New York State Banking Department.

The following is a description of the significant accounting policies followed by the Company and its wholly-owned subsidiary. The policies conform to generally accepted accounting principles and to general practice within the banking industry:

(a) Principles of Consolidation and Basis of Financial Statement Presentation The consolidated financial statements have been prepared in conformity with generally accepted accounting principles (GAAP) and include the accounts of the Company and its wholly-owned subsidiary. All significant inter-company balances and transactions have been eliminated in consolidation.

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

The Company does not accrue interest on loans that are more than ninety days delinquent as to principal or interest unless, in the opinion of management, collection is probable. Any accrued but unpaid interest previously recorded on these loans is reversed against current period interest income.

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

(j) Excess of Cost Over Fair Value of Net Assets Acquired
The excess of cost over the fair value of net assets acquired in the acquisitions of Bayonne Bancshares, Inc. and Ironbound Bankcorp, NJ, is amortized using the straight line method over fifteen years. The excess of cost over fair value of net assets acquired ("goodwill") is evaluated periodically by the Company for impairment in response to changes in circumstances or events.

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

(m) Earnings Per Share

Basic earnings per share ("EPS") is calculated by dividing net income by the weighted average number of common shares outstanding. Diluted EPS is calculated using the same method as basic EPS, but reflects potential dilution of common stock equivalents. Shares of common stock held by the ESOP that have not been allocated to participants' accounts or are not committed to be released for allocation and non-vested 1998 Management Recognition Plan (the "MRP") shares are not considered to be outstanding for the calculation of basic EPS, however, a portion of such shares are considered in the calculation of diluted EPS as common stock equivalents of basic EPS. Basic and diluted weighted-average common shares outstanding were 26,682,604 and 26,891,673 shares, for the fiscal year ended June 30, 2000. Basic and diluted weighted-average common shares outstanding were 24,807,859 shares, for the fiscal year ended June 30, 1999 For fiscal year ended June 30, 1998, basic EPS is calculated by dividing net loss since Conversion by the weighted average number of common shares outstanding. There were no dilutive stock equivalents for the fiscal year ended June 30, 1998. Since the Conversion on February 18, 1998, basic and diluted weighted average common shares outstanding was 24,328,143 shares. For fiscal year ended June 30, 1998, net loss since Conversion was $4.0 million.

(n) Employee Benefits

The Company follows the provisions of the American Institute of Certified Public Accountants ("AICPA") Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). In accordance with SOP 93-6, compensation expense is recorded at an amount equal to the shares committed by the Employee Stock Ownership Plan ("ESOP") multiplied by the average fair value of the Company's common stock during the reporting period. The difference between the fair value of shares for the period and the cost of the shares committed by the ESOP is recorded as an adjustment to additional paid in capital.

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

(q) Recently Issued Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under SFAS No. 133, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e. gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows or foreign currencies.

In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Investments and Hedging Activities Deferral of the Effective Date of SFAS NO. 133," which amended the effective date of SFAS No. 133.

SFAS No. 133 is now effective for fiscal quarters of fiscal years beginning after June 15, 2000 and does not require restatement of prior periods. Currently the Company does not have any derivative instruments nor has it entered into any hedging transactions, therefore, SFAS No. 133 will not have a material impact on the Company's consolidated financial statements.

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

The Bank established, in accordance with the requirements of the Office of Thrift Supervision (the "OTS"), a liquidation account for $102.8 million, equal to its retained earnings as of the date of the latest consolidated statement of financial condition appearing in the final prospectus. The liquidation account is maintained for the benefit of eligible pre-Conversion account holders who continue to maintain their account at the Bank after the date of Conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled, under New York State Law, to receive a distribution from the liquidation account in an amount equal to their current adjusted account balances for all such depositors then holding qualifying deposits in the Bank.

In addition, the Company may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

3. Acquisitions

Bayonne Bancshares, Inc.
At the close of business on March 22, 1999, the Company completed its acquisition of Bayonne Bancshares, Inc. ("Bayonne"), the holding company of First Savings Bank of New Jersey, SLA, a New Jersey State chartered savings and loan association with four full service banking offices located in Bayonne, New Jersey in a transaction which was accounted for as a purchase. The cost of the acquisition was approximately $118.5 million of which the Company issued 1.05 shares of its common stock for each outstanding share of Bayonne common stock for a total of 8,668,615 common shares of which 3,938,731 shares were issued from its treasury shares. Options to purchase 683,577 shares of Bayonne common stock were also converted into options to purchase 717,755 shares of the Company's common stock. The goodwill attributable to the transaction was $31.4 million which is being amortized on a straight line basis over 15 years.

Ironbound Bankcorp, NJ

At the close of business on March 5, 1999, the Company completed its acquisition of Ironbound Bankcorp, NJ ("Ironbound"), the holding company of Ironbound Bank, a New Jersey chartered commercial bank with three full service commercial banking offices located in the New Jersey counties of Union and Essex in a transaction which was accounted for as a purchase. The cost of the acquisition was approximately $27.7 million. The Company issued 1.463 shares of its common stock for each outstanding share of Ironbound common stock for a total of 1,458,842 common shares. The goodwill attributable to the transaction was $14.9 million which is being amortized on a straight line basis over 15 years.

4. Securities Available for Sale and Securities Held to Maturity

The  amortized   cost  of  investment   securities   and   mortgage-backed   and
mortgage-related securities and their related estimated fair values at June 30, 2000 and 1999, are summarized as follows:

                                                                             June 30, 2000
                                                            -------------------------------------------------
     AVAILABLE FOR SALE                                                     Gross       Gross
                                                            Amortized    Unrealized   Unrealized   Estimated
                                                              Cost          Gains       Losses     Fair Value
                                                            -------------------------------------------------
                                                                             (In thousands)
Investment securities:
  U.S. Government and agencies..........................    $  34,406    $      --    $   4,791    $  29,615
  Corporate and other debt obligations..................      211,900          138       24,351      187,687
                                                            ------------------------------------------------
                                                            $ 246,306    $     138    $  29,142    $ 217,302
                                                            ================================================
Marketable equity securities:
  Preferred.............................................    $  29,629    $      --    $   1,516    $  28,113
  Common................................................       13,908           36        1,874       12,070
                                                            ------------------------------------------------
                                                            $  43,537    $      36    $   3,390    $  40,183
                                                            ================================================
Mortgage-backed and mortgage-related securities:
  Federal Home Loan Mortgage Corporation
    Pass-Through Certificates...........................    $ 124,736    $      38    $   5,933    $ 118,841
  Government National Mortgage Association
    Pass-Through Certificates...........................      140,365           14        4,990      135,389
  Private Issuer Pass-Through Certificates..............       83,095           --        4,228       78,867
  Federal National Mortgage Association
    Pass-Through Certificates...........................       70,121           --        2,627       67,494
  Federal National Mortgage Association
    Real Estate Mortgage
     Investment Conduits................................       63,977           --        4,148       59,829
  Private Issuer Real Estate Mortgage...................
     Investment Conduits................................      260,081           --       13,055      247,026
                                                            ------------------------------------------------
                                                            $ 742,375    $      52    $  34,981    $ 707,446
                                                            ================================================



                                                                             June 30, 2000
                                                            -------------------------------------------------
     HELD TO MATURITY                                                      Gross        Gross
                                                            Amortized   Unrealized    Unrealized   Estimated
                                                              Cost         Gains        Losses     Fair Value
                                                            -------------------------------------------------
                                                                             (In thousands)
Mortgage-backed and mortgage-related securities:
  Federal National Mortgage Association
    Pass-Through Certificates...........................    $  57,161     $     --    $   3,093    $  54,068
                                                            ------------------------------------------------
                                                            $  57,161     $     --    $   3,093    $  54,068
                                                            ================================================

                                                                             June 30, 1999
                                                            -------------------------------------------------
     AVAILABLE FOR SALE                                                    Gross       Gross
                                                            Amortized   Unrealized   Unrealized   Estimated
                                                             Cost          Gains       Losses      Fair Value
                                                            -------------------------------------------------
                                                                            (In thousands)
Investment securities:
  U.S. Government and agencies..........................    $  41,864    $       2    $   2,254    $  39,612
  Corporate and other debt obligations..................      217,765          494        6,715      211,544
                                                            ------------------------------------------------
                                                            $ 259,629    $     496    $   8,969    $ 251,156
                                                            ================================================
Marketable equity securities:
  Preferred.............................................    $  29,687    $     433    $      23    $  30,097
  Common................................................       16,218        1,236        1,096       16,358
                                                            ------------------------------------------------
                                                            $  45,905    $   1,669    $   1,119    $  46,455
                                                            ================================================
Mortgage-backed and mortgage-related securities:
  Federal Home Loan Mortgage Corporation
    Pass-Through Certificates...........................    $ 166,129    $      83    $   4,740    $ 161,472
  Government National Mortgage Association
    Pass-Through Certificates...........................      162,446           80        3,279      159,247
  Private Issuer Pass-Through Certificates..............       92,664           --        2,930       89,734
  Federal National Mortgage Association
    Pass-Through Certificates...........................       98,465            5        1,415       97,055
  Federal National Mortgage Association
    Real Estate Mortgage
     Investment Conduits................................       55,849           --          927       54,922
  Private Issuer Real Estate Mortgage...................
     Investment Conduits................................      311,274            3        6,863      304,414
                                                            ------------------------------------------------
                                                            $ 886,827    $     171    $  20,154    $ 866,844
                                                            ================================================

At June 30, 1999, the Company had no securities Held to Maturity

 The  amortized   cost  and  estimated  fair  values  of   mortgage-backed   and
 mortgage-related securities held to maturity by contractual maturity at June 30, 2000 are as follows:

                                                                               June 30, 2000
-------------------------------------------------------------------------------------------------------------
                                                                                         Mortgage-backed
                                                                                      and mortgage-related
                                                             Investment Securities         Securities
                                                            -------------------------------------------------
                                                            Amortized    Estimated    Amortized    Estimated
                                                              Cost       Fair Value     Cost       Fair Value
                                                            -------------------------------------------------
                                                                                (In thousands)
Year ended June 30:
     2001...............................................    $      --    $      --    $   3,074    $   3,031
     2002-2005..........................................       11,777       11,433       10,976       10,771
     2006-2010..........................................       13,984       13,088        1,902        1,857
     2011 and thereafter................................      220,545      192,781      726,424      691,787
                                                            ------------------------------------------------
                                                            $ 246,306    $ 217,302    $ 742,376    $ 707,446
                                                            ================================================

  The amortized   cost  and  estimated   fair  values  of   mortgage-backed  and
mortgage-related securities held to maturity by contractual maturity at June 30, 2000 are as follows:

                                                                                          June 30, 2000
------------------------------------------------------------------------------------------------------------
                                                                                          Mortgage-backed
                                                                                        and mortgage-related
                                                                                             Securities
                                                                                      ----------------------
                                                                                          (In thousands)
Year ended June 30:
     2001.........................................................................    $      --    $      --
     2002-2005....................................................................           --           --
     2006-2010....................................................................           --           --
     2011 and thereafter..........................................................       57,161       54,068
                                                                                      ----------------------
                                                                                      $  57,161    $  54,068
                                                                                      ======================


 Sales and redemptions of investment and mortgage-backed and mortgage-related securities from the available for sale portfolio during the years ended June 30, are summarized as follows:

                                                                    Years ended June 30,
-----------------------------------------------------------------------------------------------
                                                              2000         1999         1998
                                                            -----------------------------------
                                                                       (In thousands)
Proceeds from sales and redemptions.....................    $ 162,308    $ 171,072    $ 178,010
Gross gains.............................................        1,883        3,424          317
Gross losses............................................        7,892          352          287


 5. Loans Receivable

 Loans receivable consist of the following:

                                                                   June 30,
------------------------------------------------------------------------------------
                                                               2000         1999
                                                            ------------------------
                                                                 (In thousands)
One- to four-family mortgage loans......................    $  810,853   $  834,528
Multifamily mortgage loans..............................       549,151      290,066
Commercial real estate mortgage loans...................       108,532      107,280
Construction and development loans,
 principally residential................................        65,603       51,044
Home equity loans.......................................        31,497       18,575
                                                            ------------------------
                                                             1,565,636    1,301,493
Less unearned discounts/plus premiums, net..............         1,444         (375)
                                                            ------------------------
Total real estate mortgage loans........................     1,567,080    1,301,118
Consumer and student loans..............................         5,458       11,817
Commercial loans........................................        16,020       14,557
                                                            ------------------------
                                                                21,478       26,374
Less net deferred origination and commitment fees.......           (52)         (80)
                                                            ------------------------
Total other loans.......................................        21,426       26,294
Less allowance for loan losses..........................       (14,698)     (13,885)
                                                            ------------------------
Total loans receivable, net.............................    $1,573,808   $1,313,527
                                                            ========================

Included in real estate mortgage loans are $69.1 million and $86.0 million of mortgages serviced by third parties as of June 30, 2000 and 1999, respectively.

The Bank sells real estate mortgage loans to the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA") and the State of New York Mortgage Association ("SONYMA"). These loans are then serviced by the Bank under agreements which specify a servicing fee based on a percentage of the outstanding principal balances. At June 30, 2000, 1999 and 1998, the total loans serviced for the above totaled $210.6 million, $115.8 million, and $45.3 million, respectively, and are not included in the consolidated financial statements.

Loans on non-accrual status totaled $4.7 million, $5.9 million and $5.5 million at June 30, 2000, 1999, and 1998, respectively. If interest on the non-accrual loans had been accrued, such income would have been $0.4 million, $0.5 million and $0.5 million, respectively.

A summary of the changes in the allowance for loan losses for the years ended June 30, 2000, 1999 and 1998, is as follows:

                                                                    Years ended June 30,
 ----------------------------------------------------------------------------------------------
                                                               2000        1999         1998
                                                            -----------------------------------
                                                                       (In thousands)
Balance at beginning of year............................    $  13,885    $  7,276     $  5,470
  Allowance of acquired institutions....................           --       4,357           --
  Provision charged to operations.......................        1,200       2,550        2,200
  Charge offs, net of recoveries........................         (387)       (298)        (394)
                                                            -----------------------------------
Balance at end of year..................................    $  14,698    $ 13,885     $  7,276
                                                            ===================================

6. Banking Premises and Equipment

Banking premises and equipment at June 30, 2000 and 1999 consist of the following:

                                                                   June 30,
----------------------------------------------------------------------------------
                                                              2000         1999
                                                            ----------------------
                                                                (In thousands)
Land....................................................    $  6,023     $  5,561
Banking houses and improvements.........................      12,246       13,199
Leasehold improvements..................................       6,994        7,139
Furniture, fixtures and equipment.......................       7,352        8,129
                                                            ----------------------
                                                              32,615       34,028
Less accumulated depreciation and amortization..........      (6,500)      (6,675)
                                                            ----------------------
                                                            $  26,115    $ 27,353
                                                            ======================


7. Deposits

At June 30, 2000 and 1999, deposits consist of the following:

                                                                 June 30, 2000             June 30, 1999
------------------------------------------------------------------------------------------------------------
                                                                          Average                   Average
                                                              Amount        Rate        Amount        Rate
                                                            ------------------------------------------------
                                                                         (Dollars in thousands)
Certificates of deposit.................................    $  693,276      5.48%     $  598,470      5.01%
Savings.................................................       759,023      2.86         716,634      2.38
Money market demand accounts............................        41,528      3.17          49,911      3.13
Non-interest bearing demand deposits....................       207,894        --         169,007        --
N.O.W. accounts.........................................        73,356      1.47          75,920      1.48
                                                            ------------------------------------------------
                                                            $1,775,077                $1,609,942
                                                            ==========                ==========


Contractual maturities of certificates of deposit accounts at June 30, 2000 and 1999 are as follows:

                                                                       June 30, 2000
-----------------------------------------------------------------------------------------------
                                                          Certificates
                                                           of $100,000   All Other      Total
                                                             or More    Certificates  Certificates
                                                            -----------------------------------
                                                                       (In thousands)
Year ending June 30:
  2001..................................................    $  72,556    $ 477,913    $ 550,469
  2002..................................................       15,207       93,023      108,230
  2003..................................................        1,375       13,224       14,599
  2004..................................................        2,527        7,446        9,973
  2005 and thereafter...................................           --       10,005       10,005
                                                            -----------------------------------
                                                            $  91,665    $ 601,611    $ 693,276
                                                            ===================================


                                                                       June 30, 1999
-----------------------------------------------------------------------------------------------
                                                                       (In thousands)
Year ending June 30:
  2000..................................................    $  60,360    $ 392,655    $ 453,015
  2001..................................................       10,173       84,236       94,409
  2002..................................................        3,362       17,640       21,002
  2003..................................................        5,502       18,497       23,999
  2004 and thereafter...................................          905        5,140        6,045
                                                            -----------------------------------
                                                            $  80,302    $ 518,168    $ 598,470
                                                            ===================================

8. Borrowings

Borrowings totaled $773.7 million and $757.8 million at June 30, 2000 and 1999, respectively, and consist of the following:

Federal Home Loan Bank of New York Advances


                                                                     2000                      1999
----------------------------------------------------------------------------------------------------------------
                                                                     Weighted Average          Weighted Average
                                                              Amount     Interest       Amount     Interest
                                                            ---------------------------------------------------
                                                                         (Dollars in thousands)
Contractual Maturity

  2000*.................................................    $   8,500      7.23%      $      --        --%
  2001..................................................           --        --          25,000      5.57
  2003..................................................           --        --          35,000      5.03
  2004..................................................       22,000      5.32          22,000      5.32
  2005..................................................       20,000      5.50          30,000      5.45
  2006..................................................       65,000      4.77          65,000      4.77
  2008..................................................      455,000      5.23         475,000      5.22
  2009..................................................      126,600      5.33          11,832      4.45
  2010..................................................       61,590      5.77              --        --
                                                            ------------------------------------------------
                                                            $ 758,690      5.28%      $ 663,832      5.18%
                                                            =========                 =========

* FHLBNY overnight line of credit advance. Rate is based on the Federal Funds rate at time of takedown plus 10.0 basis points. Principal and interest is due on the next succeeding business day. The Company has an available overnight line of credit with the FHLBNY for a maximum of $75.0 million at June 30, 2000.

The advances received were all fixed rate under the FHLB of New York ("FHLBNY") convertible advance program, which grants the FHLBNY the option to call the advance after an initial lock-out period of 1, 2, 3 or 5 years and quarterly thereafter, until maturity. The convertible advances are collateralized by mortgage-backed securities with a carrying value of approximately $690.7 million and $677.5 million, pledges of FHLBNY stock of $38.9 million and $38.4 million at June 30, 2000 and 1999, respectively, and a blanket assignment of the Company's unpledged, qualifying mortgage loans.

Repurchase Agreements

The contractual maturities of the outstanding repurchase agreements at June 30, 2000 and 1999, respectively, were as follows:

                                                                     2000                      1999
--------------------------------------------------------------------------------------------------------------
                                                                    Weighted Average          Weighted Average
                                                             Amount   InterestRate      Amount  Interest Rate
                                                            --------------------------------------------------
                                                                             (Dollars in thousands)
Contractual Maturity
August    1999..........................................    $     --        --%        $ 42,300       4.99%
September 1999..........................................          --        --           36,700       5.12
December  2002*.........................................      15,000      5.90           15,000       5.90
                                                            --------------------------------------------------
                                                            $ 15,000      5.90%        $ 94,000       5.19%
                                                            ==================================================

* Callable commencing December 2000 and quarterly thereafter, until maturity.

The above are collateralized by mortgage-backed securities with a carrying value of approximately $16.8 million and $97.8 million at June 30, 2000 and 1999, respectively.

9. Income Taxes

Significant components of the Bank's deferred tax assets and liabilities as of June 30, 2000 and 1999, are as follows:

                                                                   June 30,
----------------------------------------------------------------------------------
                                                              2000         1999
                                                            ----------------------
                                                               (In thousands)
Deferred tax assets:
  Allowance for loan losses.............................    $  5,920     $  5,245
  Deferred loan fees....................................         570          339
  Book over tax amortization............................         350          289
  Non-accrual interest income...........................         332          295
  Postretirement benefits...............................       1,730        1,519
  Securities available for sale.........................      27,051       12,754
  Richmond County Savings Foundation....................       8,096        4,810
  1998 Stock Based Incentive Plans......................         751          776
                                                            ----------------------
    Gross deferred tax assets...........................      44,800       26,027

Deferred tax liabilities:
  Tax bad debt reserves.................................         502          646
  Tax over book depreciation............................         462          393
  Prepaid pension expense...............................       1,047        1,010
  Conversion and acquisition costs......................         501           --
                                                            ----------------------
    Gross deferred tax liabilities......................       2,512        2,049
                                                            ----------------------
    Net deferred tax assets.............................    $ 42,288     $ 23,978
                                                            ======================

In view of the Bank's current and projected future earnings trend, management believes that it is more likely than not that it will be able to utilize the entire net deferred tax assets. Accordingly, no valuation allowance was recorded for the years ended June 30, 2000 and 1999.

Significant components of the provision (benefit) for income taxes attributable to continuing operations for the years ended June 30, 2000, 1999 and 1998, are as follows:

                                                                      Year ended June 30,

-----------------------------------------------------------------------------------------------
                                                              2000         1999         1998
                                                            -----------------------------------
                                                                       (In thousands)
Current:
  Federal...............................................    $ 14,070     $ 13,329     $  7,583
  State and local.......................................       1,686        2,570        2,773
                                                            -----------------------------------
                                                              15,756       15,899       10,356
Deferred:
  Federal...............................................      (1,761)         220       (5,997)
  State and local.......................................        (323)          59       (2,288)
                                                            -----------------------------------
                                                              (2,084)         279       (8,285)
                                                            -----------  ----------   ---------
                                                            $ 13,672     $ 16,178     $  2,071
                                                            ===================================

The table below presents a reconciliation between the reported tax provision and the tax provision computed by applying the statutory federal income tax rate (35% for the years ended June 30, 2000, 1999 and 1998) to income before provision for income taxes:

                                                                      Year ended June 30,
-----------------------------------------------------------------------------------------------
                                                              2000         1999         1998
                                                            -----------------------------------
                                                                      (In thousands)
Federal income tax provision at statutory rates.........    $ 17,479     $ 14,988     $  2,309
Increase in tax resulting from:
  State and local income taxes, net
    of federal income tax effect........................         886        1,709          315
  Valuation adjustment reflecting the fair value
    of stock contributed to the
      Foundation at inception...........................      (4,400)          --           --
  Other.................................................        (293)        (519)        (553)
                                                            -----------------------------------
                                                            $ 13,672     $ 16,178     $  2,071
                                                            ===================================

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

The 1996 federal tax legislation also provided that a large thrift institution, such as the Bank, is required to recapture the excess of its tax bad debt reserves at December 31, 1995, over the balance of such reserves as of December 31, 1987, (the "base year"), whether the additions were made under the percentage of the taxable income method or the experience method. The Bank is required to recapture its excess bad debt reserves, for which deferred taxes have been recognized, over a six-year period on a straight-line basis beginning in calendar year 1998. The base year reserve will remain subject to recapture in the case of certain excess distributions to and redemptions of shareholders or if the Bank ceases to be a bank. The New York State legislation provides that the recapture of excess bad debt reserves is not required for either New York State or New York City tax purposes.

At June 30, 2000, the base year bad debt reserve for federal income tax purposes was approximately $9.6 million, for which deferred taxes are not required to be recognized. Bad debt reserves maintained for New York State and New York City tax purposes as of June 30, 2000, for which deferred taxes are not required to be recognized, amounted to approximately $54 million. Accordingly, deferred tax liabilities of approximately $10.0 million have not been recognized as of June 30, 2000.

10. Employee Benefit Plans

Defined Benefit Plan

The following table sets forth the change in benefit obligations, the change in plan assets, the funded status of the plan, and amounts recognized in the accompanying consolidated financial statements at June 30,

                                                              2000         1999
                                                            ----------------------
                                                               (In thousands)
Change in Benefit Obligation:
  Benefit Obligation at Beginning of Year...............    $  10,991    $ 10,232
  Service Cost..........................................           --         525
  Interest Cost.........................................          567         677
  Curtailment...........................................           --      (3,182)
  Benefits Paid.........................................         (529)       (417)
  Actuarial Loss........................................          479       3,156
  Acquisition...........................................          725          --
                                                            ----------------------
  Benefit Obligation at End of Year.....................    $  12,233    $  10,991
                                                            ======================
Change in Plan Assets:
  Fair Value of Plan Assets at Beginning of Year........    $  13,334    $  12,955
  Actual Return on Plan Assets..........................        2,790          796
  Benefits Paid.........................................         (529)        (417)
  Acquisition...........................................          675           --
                                                            ----------------------
  Fair Value of Plan Assets at End of Year..............    $  16,270    $  13,334
                                                            ======================
Reconciliation of Funded Status:
  Funded Status.........................................    $   4,037    $   2,342
  Unrecognized Actuarial Loss (Gain)....................       (1,256)           4
  Unrecognized Transition Asset.........................           -            (4)
                                                            ----------------------
  Prepaid Benefit Cost..................................    $   2,781    $   2,342
                                                            ======================

Defined Benefit Plan

                                                              2000         1999         1998
-----------------------------------------------------------------------------------------------

Weighted-Average Assumptions as of June 30,
  Discount Rate.........................................       5.50%        5.25%        6.75%
  Expected Return on Plan Assets........................       8.00%        8.00%        8.00%
  Rate of Compensation Increase.........................         --         5.00%        4.50%
Components of Net Periodic Benefit Cost:
  Service Cost..........................................    $    --      $   525       $  477
  Interest Cost.........................................        567          677          671
  Expected Return on Plan Assets........................     (1,051)      (1,021)        (854)
  Amortization of Prior Service Cost....................         --           (2)          (2)
  Amortization of Transition Asset......................         (4)         (36)         (36)
  Unrecognized Actuarial (Gain).........................         --         (102)         (55)
  Additional (Gain) Recognized Due to Curtailment.......         --       (2,021)          --
  Acquisition                                                    50           --           --
                                                            -----------------------------------
  Net Periodic Benefit (Credit) Cost....................       (438)      (1,980)         201
                                                            ===================================

Based on an evaluation of the pension plan in fiscal 1999, the Bank concluded that future benefit accruals under the plan would cease, or "freeze" on March 31, 1999. In connection with the freezing of the plan and the plan's measurement date of April 1, 1999, the Bank recognized a curtailment gain of approximately $2.0 million as of June 30, 1999.

Defined Contribution Plan

The Bank also provides a 401(k) Savings Plan open to salaried employees meeting certain eligibility requirements. Participants contribute 2% to 9% of pre-tax compensation. The Bank makes matching contributions in an amount equal to 50% of an employee's contributions, up to 6%. Cash contributions to the 401(k) Plan by the Bank was $300,496, $215,996 and $157,975 for the years ended June 30, 2000, 1999 and 1998, respectively.

Employee Stock Ownership Plan

In connection with the Conversion, the Bank implemented an ESOP, a tax-qualified plan designed to invest primarily in the Company's common stock. The ESOP provides eligible employees with the opportunity to receive a Bank-funded retirement benefit based primarily on the value of the common stock. All eligible employees of the Bank and its affiliates, including the Company, as of the effective date of the Conversion, may participate in the ESOP. Subsequent to the Conversion, all eligible employees of the Bank and its affiliates, including the Company, may participate in the ESOP upon the age of 21 and the completion of one year of service. Subsequent to the Conversion, the ESOP purchased, through a $34.6 million loan from the Company, 8%, or 2,113,884 shares of common stock in the open market. The term of the ESOP loan is 20 years and will be primarily repaid with contributions from the Bank to the ESOP. As of June 30, 2000, the loan from the Company had an outstanding balance of $32.3 million and an interest rate of 8.50%.

Under the terms of the ESOP, the Bank makes contributions to the ESOP sufficient to cover all payments of principal and interest as they become due. Shares purchased with the loan proceeds are held in a suspense account by the trustee of the Plan for future allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation as described in the Plan. The number of shares released to participants will be determined based upon the percentage of principal and interest payments made during the calendar year divided by the total remaining principal and interest payments including the current year's payment. Participants will vest in the shares allocated to their respective accounts over a period not to exceed six years. Any forfeited shares are allocated to the then remaining participants in the same proportions as contributions. There were 105,694 shares allocated in calendar 1999 and 1998, respectively. For the six month period ended June 30, 2000, 52,847 shares were committed to be released and 1,849,649 shares remain unallocated. The Company recognizes compensation expense attributable to its ESOP over the year, based upon the estimated number of ESOP shares to be allocated each December 31st. The amount of compensation expense recorded is equal to the estimate of shares to be allocated by the ESOP multiplied by the average fair value of the underlying shares during the period. For the fiscal year ended June 30, 2000, 1999 and 1998, compensation expense attributable to the ESOP was $1.9 million, $1.8 million and 975,000 respectively.

The trustee for the ESOP must vote all allocated shares held in the ESOP trust in accordance with the instructions of the participants. Unallocated shares held by the ESOP trust are voted by the trustee in a manner calculated to most accurately reflect the results of the allocated ESOP shares voted, subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Stock-Based Incentive Plans

At the annual shareholders' meeting on September 29, 1998 the shareholders approved the Richmond County Financial Corp. 1998 Stock-Based Incentive Plan and at the special meeting of shareholders on February 25, 1999 the shareholders approved the ratification of certain amendments to the Richmond County Financial Corp. 1998 Stock-Based Incentive Plan (collectively, "Incentive Plan"). The Incentive Plan authorizes the granting of options to purchase the Company's common stock, option-related awards and awards of the Company's common stock (collectively, "Awards"). Subject to certain adjustments to prevent dilution of Awards to participants, the maximum number of shares reserved for Awards denominated in common stock under the Incentive Plan is 3,699,297 shares. The maximum number of shares reserved for purchase pursuant to the exercise of options and option-related Awards which may be granted under the Incentive Plan is 2,642,355 shares, and will primarily vest over a five year period and which must be exercised no more than ten years from the date of grant. The maximum number of the shares reserved for the award of shares of the Company's common stock is 1,056,942 shares, and will primarily vest over a five year period. All officers, other employees and outside directors of the Company and its affiliates, including the Bank and its subsidiaries, are eligible to receive Awards under the Incentive Plan. The Incentive Plan is administered by a committee of non-employee directors of the Company (the "Committee"). Authorized but unissued shares, or shares previously issued and reacquired by the Company, may be used to satisfy the Awards under the Incentive Plan. Each option may become fully exercisable and each award may become fully vested upon the occurrence of a change in control of the Company, or upon death, disability or retirement of the optionee.

The Company contributed $16.1 million, during the second quarter of fiscal 1999, to the Incentive Plan to enable the Incentive Plan to purchase 1,056,942 shares of the Company's common stock to be awarded. This contribution represents deferred compensation which is initially recorded as a reduction to stockholders' equity and ratably charged to compensation expense over the vesting period of the awards. The Committee established October 20, 1998 as the Incentive Plan's effective grant date and 1,054,274 shares were awarded at a price of $14.25 per share to outside directors, officers and employees of the Bank. For the year ended June 30, 2000 and 1999, compensation expenses attributable to stock awards under the Incentive Plan was approximately $3.4 million and $2.0 million, respectively. The Incentive Plan was not in effect for fiscal 1998.

Options granted under this plan are either non-statutory stock options or incentive stock options. Each option entitles the holder to purchase one share of the Company's common stock at an exercise price equal to the fair market value on the date of grant. There was no compensation expense attributable to these options as the Company used the intrinsic value based method of accounting as the exercise price equaled the common stock price at the grant date. All options expire no later that ten years following the date of grant.

Bayonne maintained the 1995 and 1998 Stock-Based Compensation Plans, which consisted of options to purchase Bayonne common stock and stock awards of Bayonne's common stock ("Restricted Stock"), for its officers, directors and other key employees. Generally, these plans granted options to individuals at a price equivalent to the fair market value of the stock at the date of grant. Options awarded under the plans generally vested over a five-year period from the date of grant and expired ten years from the grant date. The awards of Restricted Stock purchased by Bayonne are held in trusts by the plan for the benefit of participants pending the vesting of such shares. Awards of Restricted Stock granted under the plans generally vest over a five-year period. As a result of the merger, participants under the 1995 Stock-Based Compensation Plan became fully vested at the merger date. Under the 1998 Stock-based Compensation Plan, participants continue to vest in stock options and stock awards over the vesting periods in accordance with the terms of the plan. As of June 30, 2000, $2.5 million of Restricted Stock awarded under the plan is reflected as deferred compensation in stockholders' equity. Compensation expense recognized under the plan was $250,000 and $63,000 for the years ended June 30, 2000 and 1999, respectively.

Option transactions for the year ended June 30, 2000 and 1999 are shown below:

                                                                     2000                      1999
------------------------------------------------------------------------------------------------------------
                                                                          Weighted                 Weighted
                                                                           Average                  Average
                                                              Number      Exercise      Number     Exercise
                                                            of Shares      Price      of Shares     Price
                                                            ------------------------------------------------
Options  outstanding,  beginning of year................    2,953,488    $  14.13           --     $     --
Granted.................................................      114,936       17.34     3,016,305       13.94
Exercised...............................................      (28,400)      14.25       (55,817)       4.22
Forfeited...............................................       (3,600)      14.25        (7,000)      14.25
                                                            ---------                 ---------
Options outstanding, end of year........................    3,036,424       14.25     2,953,488       14.13
                                                            =========                 =========
Options exercisable, end of year........................      750,525                  183,563

Weighted average fair value of options granted..........                 $   2.98                      $3.51

In accordance with SFAS No. 123, the Company used the Black-Scholes option pricing model with the following weighted average assumptions to value the options granted as of June 30, 2000 and 1999 as follows:

                                                               2000        1999
----------------------------------------------------------------------------------
Dividend yield..........................................      5.19%        3.09%
Expected volatility.....................................     27.80%       27.50%
Risk-free interest rate.................................      6.50%        4.75%
Expected option lives...................................     6 years      6 years

On a pro forma basis, had compensation expense for the Company's stock-based compensation plan been determined based on the fair value at the grant date for awards made under the plan, consistent with SFAS No. 123, the Company's net income and earnings per share for the years ended June 30, 2000 and 1999 are as follows:

                                                               2000        1999
----------------------------------------------------------------------------------
                                                            (In thousands, except
                                                              per share amounts)

Net income:
  As reported...........................................    $  36,269    $  26,644
  Pro forma.............................................       34,838       25,487
Basic earnings per share:
  As reported...........................................    $    1.36    $    1.07
  Pro forma.............................................         1.31         1.03
Diluted earnings per share:
  As reported...........................................    $    1.35    $    1.07
  Pro forma.............................................         1.30         1.03

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

The following table sets forth the change in postretirement benefit obligation and amounts recognized in the Bank's consolidated statements of financial condition at June 30, 2000 and 1999:

                                                                           2000         1999
-----------------------------------------------------------------------------------------------
                                                                             (In thousands)
Change in Accumulated Postretirement Benefit Obligation ("APBO")
  Accumulated postretirement benefit obligation at beginning of year...  $  4,423     $  3,293
  Service cost.........................................................       114          194
  Interest cost........................................................       296          280
  Acquisitions.........................................................        --          213
  Premiums paid, net...................................................      (154)        (127)
  Amendments...........................................................        --         (188)
  Curtailment gain.....................................................        --          (86)
  Actuarial (gain)/loss................................................      (441)         844
                                                                         ----------------------
  Accumulated postretirement benefit obligation at end of year.........  $  4,238     $  4,423
                                                                         ======================
Reconciliation of Funded Status:
  Accumulated postretirement benefit obligation
  Funded status........................................................  $ (4,238)    $ (4,423)
  Unrecognized prior service cost......................................      (186)        (217)
  Unrecognized net loss................................................       113          555
                                                                         ----------------------
  (Accrued) postretirement benefit cost...............................   $ (4,311)    $ (4,085)
                                                                         ======================

The Bank's postretirement benefits expense for the years ended June 30, 2000, 1999 and 1998, consisted of the following:

                                                              2000         1999         1998
 ----------------------------------------------------------------------------------------------
                                                                    (In thousands)
Interest cost...........................................    $   296      $   280      $   240
Service cost............................................        114          194          158
Amortization............................................        (30)         (12)          (9)
                                                            -----------------------------------
                                                            $   380      $   462      $   389
                                                            ===================================

The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 10.5% for the initial year and is assumed to decrease 1% annually to 6% in 2003. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the APBO at June 30, 2000 by $561,000 (13.2%). The increase in the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for 2000 would be $58,000 (14.5%). Likewise, decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the APBO at June 30, 2000 by $456,000 (10.8%). The decrease in the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for 2000 would be $46,000 (13.2%). The weighted-average discount rate used in computing the APBO was 7.5% at June 30, 2000 and 7.0% at June 30, 1999.

11. Commitments and Contingencies

Lease Commitments

The Bank conducts a portion of its banking operations in leased facilities under non-cancelable operating leases expiring at various periods through 2005 and thereafter. These leases contain renewal options and certain of the leases provide for increases based upon various escalation clauses. Rent expense was $1,203,500, $570,700 and $460,300 for the fiscal years ended June 30, 2000, 1999 and 1998, respectively.

The future minimum lease payments under such operating leases are as follows:

                                                             Amount

-------------------------------------------------------------------------
                                                          (In thousands)
Years ended June 30:
  2001..................................................    $ 1,025
  2002..................................................        943
  2003..................................................        914
  2004..................................................        893
  2005 and thereafter...................................       6,023
                                                            ---------
                                                            $ 9,798
                                                            =========

Litigation

The Bank is a defendant in legal actions arising in the ordinary course of business. Management believes that these actions are without merit or that the ultimate liability, if any, resulting from such actions will not materially affect the Bank's consolidated financial position.

Loan Commitments

There were outstanding commitments to make loans at June 30, 2000 and 1999, of $164.5 million and $134.4 million, respectively. Loan commitments have credit risk essentially the same as that involved in extending loans to customers and are subject to the Bank's normal credit policy. These commitments are not reflected in the accompanying consolidated statements of financial condition. Management expects that all loan originations will be funded from existing liquidity and normal monthly cash flow.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier I capital to risk-weighted assets, and Tier I capital to average assets (all as defined in the regulations). Management believes, as of June 30, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

Based on its regulatory capital ratios at June 30, 2000, the Bank is categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                     Minimum To Be
                                                                                                    Well Capitalized
                                                                                                      Under Prompt
                                                                               Minimum forCapital      Corrective
                                                                  Actual        Adequacy Purposes  Action Provisions
--------------------------------------------------------------------------------------------------------------------
                                                                                          Minimum             Minimum
                                                              Amount   Ratio     Amount    Ratio     Amount    Ratio
                                                            ---------------------------------------------------------
                                                                              (Dollars in thousands)
As of June 30, 2000:
  Total Capital  (to RiskWeighted Assets)...............    $ 236,202  14.77%   $ 127,899   8.00%   $ 160,813  10.00%
  Tier I Capital (to Risk Weighted Assets)..............      221,504  13.85       63,949   4.00       96,488   6.00
  Tier I Capital (to Average Assets)....................      221,504   7.71      114,211   4.00      142,763   5.00
As of June 30, 1999:
  Total Capital  (to Risk Weighted Assets)..............    $ 299,650  19.84%   $ 126,272   8.00%   $ 157,841   10.00%
  Tier I Capital (to Risk Weighted Assets)..............      285,363  18.90       63,136   4.00       94,704   6.00
  Tier I Capital (to Average Assets)....................      285,363  10.96      122,614   4.00      153,267   5.00

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

Because assumptions are inherently subjective in nature, the estimated fair values cannot be substantiated by comparison to independent market quotes, and, in many cases, the estimated fair values would not necessarily be realized in an immediate sale or settlement of the instrument. The disclosure requirements of SFAS No. 107 exclude certain financial instruments and all nonfinancial instruments. Accordingly, the aggregate fair value amounts presented do not represent management's estimation of the underlying value of the Company.

The carrying values and estimated fair values of the Company's material financial instruments as of June 30, 2000 and 1999, are summarized as follows:

                                                                June 30, 2000               June 30, 1999
-------------------------------------------------------------------------------------------------------------
                                                             Carrying       Fair        Carrying     Fair
                                                              Value         Value         Value      Value
                                                            -------------------------------------------------
                                                                              (In thousands)
Financial assets:
Cash and due from banks.................................    $   47,684  $   47,684     $   55,773  $   55,773
Federal funds sold......................................            --          --         17,775      17,775
Securities available for sale:
  Investment securities.................................       257,485     257,485        297,611     297,611
  Mortgage-backed and mortgage-related securities.......       707,446     707,446        866,844     866,844
Securities held to maturity:
  Mortgage-backed and mortgage-related securities.......        57,161      54,068             --          --
  Real estate mortgage loans receivable.................     1,567,080   1,526,712      1,301,118   1,275,616
Other loans receivable..................................        21,426      21,417         26,294      26,236
Financial liabilities:
  Deposits..............................................     1,789,876   1,791,513      1,619,470   1,622,941
  Borrowings............................................       773,690     751,378        757,832     737,986


The following methods and assumptions were used by the Company in estimating the fair values of financial instruments:

Cash and Due from Banks and Federal Funds Sold: Carrying amounts approximate fair value, since these instruments are either payable on demand or have short-term maturities.

Securities Available for Sale and Held to Maturity: The estimated fair values are based on independent dealer quotations and quoted market prices.

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

14. Parent-Only Financial Information

The earnings of the Bank are recognized by Richmond County Financial Corp. (the Holding Company) using the equity method of accounting. Accordingly, undistributed earnings of the Bank are recorded as increases in the Holding Company's investment in the Bank.

The Condensed Statements of Financial Condition as of June 30, 2000 and 1999, are summarized as follows:

                                                                   June 30,
----------------------------------------------------------------------------------
                                                               2000       1999
                                                            ----------------------
                                                                (In thousands)
Assets:
  Cash and cash equivalents.............................    $   4,081   $   5,645
Securities available for sale:
  Investment securities.................................        4,150       7,887
Investment in subsidiary................................      162,116     284,180
ESOP loan receivable....................................       32,349      33,120
Other assets............................................       19,123       9,689
                                                            ----------------------
     Total assets.......................................    $ 221,819   $ 340,521
                                                            ======================
Liabilities and stockholders' equity:
  Liabilities...........................................    $   7,296   $   7,138
     Total stockholders' equity.........................      214,523     333,383
                                                            ----------------------
     Total liabilities and stockholders' equity.........    $ 221,819   $ 340,521
                                                            ======================

The Condensed Statements of Operations for the years ended June 30, 2000, 1999 and 1998 are as follows:

                                                               2000       1999         1998
                                                            ---------------------------------
                                                                     (In thousands)
Investment income.......................................    $     183    $  2,053   $     886
Other interest income...................................           39         596         745
Interest income - ESOP loan receivable..................        2,799       2,841       1,064
Non-interest income.....................................          715          --          --
Gain on sale of investments.............................           76         620          14
Cash dividends from Bank................................       73,946      19,000          --
                                                            ---------------------------------
                                                               77,758      25,110       2,709
Interest expense - borrowing from subsidiary............         (204)         --          --
Charitable donation.....................................           --          --     (19,553)
Other expenses..........................................       (4,083)     (2,580)       (221)
                                                            ---------------------------------
Income before income taxes and equity in
  undistributed earnings of subsidiary..................       73,471      22,530     (17,065)
Income tax benefit (expense)............................        4,424      (1,288)      7,763
                                                            ---------------------------------
Income before equity in undistributed
  earnings of subsidiary................................       77,895      21,242      (9,302)
Equity in undistributed earnings of subsidiary..........      (41,626)      5,402      13,828
                                                            ---------------------------------
Net income..............................................       36,269      26,644    $  4,526
                                                            =================================

The Condensed Statements of Cash Flows for the years ended June 30, 2000, 1999 and 1998, are summarized as follows:

                                                                           June 30,
                                                            -----------------------------------
                                                               2000         1999         1998
                                                            -----------------------------------
                                                                         (In thousands)
Operating activities:
Net income..............................................    $ 36,269     $ 26,644     $ 4,526
 Adjustments to reconcile net income to net
  cash(used in)/provided  by operating activities:
    Equity in the undistributed earnings of
       subsidiary.......................................     (32,320)     (24,402)     (13,828)
    Charitable contribution of common stock.............          --           --       19,553
    MRP expense.........................................       3,738        1,991           --
    Net realized (gain) on sale of securities
       available-for-sale...............................         (74)        (620)         (14)
    Amortization of premium/(discount), on
       available-for-sale investments, net..............          --           46           18
    Increase in accrued interest receivable.............          16          (32)          --
    Decrease (increase) in receivable from
       subsidiary.......................................         321         (321)          --
    Increase in other assets............................      (9,985)      (1,264)      (8,072)
    Increase in liabilities.............................         159        6,228          138
                                                             ----------------------------------
       Net cash(used in)/provided by operating
         activities.....................................      (1,876)       8,270        2,321
Cash flows from investing activities:
 Investment securities available for sale:
    Sales and redemptions...............................       4,201       17,583          688
    Purchases...........................................          --      (10,351)     (15,909)
 Mortgage-backed and mortgage-related securities
  available for sale:
    Sales and redemptions...............................          --       34,726           --
    Principal collected.................................          --        4,252        1,563
    Purchases...........................................          --           --      (40,451)
 Decrease (increase) in bank subsidiary.................      74,661       18,944     (117,444)
 Net decrease (increase) in ESOP loan receivable........         771        1,111      (34,231)
                                                             ----------------------------------
       Net cash provided by/(used in) investing
         activities.....................................      79,633       66,265     (205,784)
Financing activities:
 Net proceeds of common stock issuance..................          --           --      234,908
 Purchase of MRP shares.................................          --      (16,118)          --
 Purchase of treasury shares............................     (65,431)     (75,529)          --
 Proceeds from options exercised........................         893          253           --
 Cash dividends paid on common stock....................     (14,783)      (7,620)      (1,321)
                                                             ----------------------------------
       Net cash (used in)/provided by financing
         activities.....................................     (79,321)     (99,014)     233,587
 Net (decrease) increase in cash and cash
     equivalents........................................      (1,564)     (24,479)      30,124
 Cash and cash equivalents at beginning of year.........       5,645       30,124           --
                                                             ----------------------------------
 Cash and cash equivalents at end of year...............     $ 4,081     $  5,645     $ 30,124
                                                             ==================================


15. Selected Quarterly Financial Date (unaudited)

  The following table provides a summary of operations by quarter for the years ended June 30, 2000 and 1999.

                                                               Fiscal 2000 Quarter Ended
-----------------------------------------------------------------------------------------------------
                                                        June 30, March 31, December31,   September30,
                                                      -----------------------------------------------
                                                            (In Thousands, Except Per Share Data)
Interest income..................................      $ 50,209  $ 49,136    $ 48,477     $ 46,715
Interest expense.................................        25,591    25,336      24,215       23,127
                                                      -----------------------------------------------
Net interest income before
  provision for possible loan losses.............        24,618    23,800      24,262       23,588
Provision for possible loan losses...............           300       300         300          300
                                                      -----------------------------------------------
  Net interest income after provision
    for possible loan losses.....................        24,318    23,500      23,962       23,288
  Non-interest income:
  Fee income and other...........................         3,348     3,135       3,452        3,214
  Net (losses)/gains  on  sale  of
    securities and loans.........................        (6,707)       24           7          703
                                                      -----------------------------------------------
  Total non-interest income......................        (3,359)    3,159       3,459        3,917
Non-interest expense:
  General and administrative expenses............        12,458    12,104      12,383       12,037
  Amortization of goodwill and
     other intangibles...........................           865       821         818          817
                                                      -----------------------------------------------
       Total non-interest expense................        13,323    12,925      13,201       12,854
                                                      -----------------------------------------------
Income  before  provision  for income
  taxes..........................................         7,636    13,734      14,220       14,351
(Benefit)/Provision for income taxes.............        (1,687)    4,925       5,192        5,242
                                                      -----------------------------------------------
Net income.......................................      $  9,323  $  8,809    $  9,028     $  9,109
                                                      ===============================================
  Basic and diluted earnings per share...........      $   0.37  $   0.34    $   0.33     $   0.32
                                                      ===============================================
Dividends declared per common share..............      $   0.16  $   0.14    $   0.13     $   0.12
Stock price per common share:
  High...........................................      $  19.88  $  18.50    $  19.25     $  20.00
  Low............................................      $  16.25  $  16.13    $  16.88     $  18.19
  Close..........................................      $  19.13  $  16.13    $  18.06     $  18.81

                                                               Fiscal 1999 Quarter Ended
-----------------------------------------------------------------------------------------------------
                                                        June 30, March 31, December31,   September30,
                                                      -----------------------------------------------
                                                            (In Thousands, Except Per Share Data)
Interest income..................................      $ 44,782  $ 30,988    $ 29,142     $ 27,662
Interest expense.................................        21,578    14,423      13,631       12,599
                                                      -----------------------------------------------
Net interest income before
  provision for possible loan losses.............        23,204    16,565      15,511       15,063
Provision for possible loan losses...............           600       600         600          750
                                                      -----------------------------------------------
  Net interest income after provision
    for possible loan losses.....................        22,604    15,965      14,911       14,313
  Non-interest income:
  Fee income and other...........................         2,327     1,432       1,098          935
  Curtailment gain on pension plan...............         2,021        --          --           --
  Net (losses)/gains  on  sale  of
    loans and securities.........................           972        81       1,614          909
                                                      -----------------------------------------------
  Total non-interest income......................         5,320     1,513       2,712        1,844
Non-interest expense:
  General and administrative expenses............        11,329     8,612       7,721        7,554
  Amortization of goodwill and
     other intangibles...........................           792       195          79           78
                                                      -----------------------------------------------
       Total non-interest expense................        12,121     8,807       7,800        7,632
                                                      -----------------------------------------------
Income  before  provision  for income
  taxes..........................................        15,803     8,671       9,823        8,525
(Benefit)/Provision for income taxes.............         5,913     3,291       3,803        3,171
                                                      -----------------------------------------------
Net income.......................................      $  9,890  $  5,380    $  6,020     $  5,354
                                                      ===============================================
  Basic and diluted earnings per share...........      $   0.34  $   0.24    $   0.27     $   0.22
                                                      ===============================================
Dividends declared per common share..............      $   0.11  $   0.09    $   0.08     $   0.07
Stock price per common share:
  High...........................................      $  19.31  $  16.31    $  17.13     $  18.69
  Low............................................      $  14.50  $  14.81    $  11.31     $  11.88
  Close..........................................      $  19.25  $  14.81    $  16.06     $  15.00

 Report of Independent Auditors


The Board of Directors
Richmond County Financial Corp.

We have audited the accompanying consolidated statements of financial condition of Richmond County Financial Corp. (the "Company") as of June 30, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at June 30, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2000 in conformity with accounting principles generally accepted in the United States.






August 11, 2000
New York, New York